As filed with the Securities and Exchange Commission on December 30, 2005
                                                    Registration No.  [___- ___]
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                    International Thoroughbred Breeders, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                  [7990]                     22-2332039
   (State or other         (Primary Standard             (I.R.S. Employer
    Jurisdiction of            Industrial              Identification Number)
    Incorporation or       Classification Code
    Organization)                 Number)

                          Suite 1300, N. Market Street
                         Wilmington, Delaware 19899-8985
                                 (302) 427-7599
(Address,  Including Zip Code,  and Telephone  Number,  Including  Area Code, of
                     Registrant's Principal Executive Offices)
                           --------------------------

                                Francis W. Murray
          Chairman of the Board, President, and Chief Executive Officer
                    International Thoroughbred Breeders, Inc.
                          Suite 1300, N. Market Street
                         Wilmington, Delaware 19899-8985
                                 (302) 427-7599
(Name, Address,  Including Zip Code, and Telephone Number,  Including Area Code,
                             of Agent for Service)

                                   Copies to:
                              David S. Petkun, Esq.
                                 Cozen O'Connor
                               1900 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-2000
                           --------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                        Proposed   Proposed
                                        Maximum    Maximum
Title of Each Class                     Offering   Aggregate
of Securities to be     Amount to be    Price per  Offering     Amount of
Registered              Registered (1)  Share      Price(2)     Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.01 par
value per share         6,862,530       $2.90      $19,901,337  $2,137
--------------------------------------------------------------------------------

(1) Includes shares of our common stock that may be offered pursuant to this registration statement, which shares are issuable upon the exercise of warrants held by the selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based upon average of the high and low sales price on December 27, 2005 of $2.90 per share in the Pink Sheets.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                 Subject to Completion, Dated December 30, 2005

Preliminary Prospectus

                    International Thoroughbred Breeders, Inc.
                        6,862,530 Shares of Common Stock


We are registering 6,862,530 shares of our common stock, including underlying shares of our Series B convertible preferred stock and underlying warrants, for resale by the selling stockholders identified on page 39 of this prospectus. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any portion of the proceeds from the sale of these shares, but we will receive proceeds from the exercise for cash, if any, of the warrants by the selling stockholders.

Our common stock is quoted on the Pink Sheets under the symbol "ITGB.PK"

On December 29, 2005, the last reported sale price of our common stock on the Pink Sheets was $2.91 per share. You are urged to obtain current market quotations for our common stock.

You should carefully consider the "Risk Factors" beginning on page 4 in determining whether to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2006

                                TABLE OF CONTENTS


                                                                           Page
Prospectus Summary.........................................................1
Risk Factors...............................................................4
Special Note Regarding Forward-Looking Statements..........................10
Dividend Policy............................................................10
Selected Consolidated Financial Data.......................................10
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.......................................12
Business...................................................................23
Management.................................................................31
Principal Stockholders.....................................................37
Selling Stockholders.......................................................38
Plan Distribution..........................................................40
Certain Relationships......................................................42
Description of Capital Stock...............................................44
Legal Matters..............................................................46
Experts....................................................................46
Where You Can Find More Information........................................47
Index to Financial Statements..............................................48

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our financial statements and the accompanying notes, before making an investment in our common stock.

                    International Thoroughbred Breeders, Inc.

     International Thoroughbred Breeders, Inc. is engaged, though various operating subsidiaries, in the operation of two offshore gaming vessels and in the ownership, training, raising, and racing of thoroughbred racehorses. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31, 2005.

                             Corporate Restructuring

     Current Capital Structure. Our authorized capital stock consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 500,000 shares have designated as Series A Preferred Stock and 500,000 shares have designated as Series B Preferred Stock.

     Amendment to Certificate. Upon the effective date of the registration statement of which this prospectus is a part, the shares of Series B Preferred Stock will automatically be converted into shares of our common stock. The initial conversion price of Series B Preferred Stock is $2.00 per share of common stock, declining by $.02 for each full calendar quarter elapsing from (and including) July 1, 2005 to the date on which the conversion shall occur. For example, if the effective date of the registration statement is January 6, 2006, the conversion price would be $1.96 per share of common stock. The par value of our common stock is currently $2.00 per share. As such, under Delaware law, we are not permitted to issue shares of common stock for less than the par value per share, which means that we cannot permit the conversion of the Series B Preferred Stock, if the conversion price is below $2.00 per share. Therefore, prior to effective date of the registration statement of which this prospectus is a part, we will be amending our certificate of incorporation to reduce the par value of our common stock to $.01 per share. We intend to effect this amendment by written consent of stockholders having in excess of 50% of our outstanding common stock. Our Chairman, Mr. Francis W. Murray, and a small number of others known to him, hold more than 50% of the outstanding shares of our common stock. Prior to the date on which we circulate a written consent, we will distribute an information statement to our stockholders discussing the amendment.

     Series A Preferred Stock. In 1983, we issued shares of our Series A Convertible Preferred Stock. Holders of the Series A Convertible Preferred Stock were entitled to share on a pro rata basis in cash dividends payable annually out of race track earnings of our subsidiary which then owned and operated the Garden State Race Track facility in Cherry Hill, New Jersey. The Garden State Race Track facility was sold in 1999, and as such no dividends are paid on the Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the Series A Convertible Preferred Stock are entitled to receive $100 per share plus accrued dividends, if any, prior to payment or distribution of assets with respect to its common stock or any other class or classes ranking junior to the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock was convertible after issuance at the option of the holder into shares of this corporation's common stock until July 31, 1993, at which time this conversion right terminated.

     Reorganization. As dividends on the Series A Convertible Preferred Stock are tied to race track earnings and we no longer own or operate a race track, and as the conversion feature of the Series A Convertible Preferred Stock has expired, we are considering a reorganization of our corporate structure to retire the Series A Convertible Preferred Stock. We expect to retain investment bankers to assist our consideration of a reorganization which, if approved by our Board of Directors, would be accomplished as follows:

     o We would create a new wholly owned subsidiary in Delaware. This corporation would have authorized capital stock consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

     o We would submit for stockholder approval a merger proposal whereby we would merge with the subsidiary and the subsidiary would be the surviving corporation.

     o In such merger: (a) each holder of a share of common stock would receive a share of the surviving corporation, and (b) each holder of a share of Series A Convertible Preferred Stock would receive a cash payment of an amount per share, which has not yet been determined and/or common stock of the surviving corporation. As we would intend to effect the merger transaction (if approved by our Board) after the effectiveness of the registration statement of which this prospectus forms a part, no shares of Series B Preferred Stock would then be outstanding.

     o We expect to vote on the merger proposal by written consent of stockholders having in excess of 50% of our outstanding common stock. Our Chairman, Mr. Francis W. Murray, and a small number of others known to him, hold more than 50% of the outstanding shares of our common stock. Prior to the date on which we circulate a written consent, we will distribute a joint prospectus and information statement to our stockholders discussing the proposal, and explaining their rights.

     We were formed in October, 1980 under the laws of the State of Delaware as a corporation named International Thoroughbred Breeders, Inc. In this prospectus, unless otherwise stated or the context otherwise requires, references to "ITB," "Company," "we," "us," "our" and similar references refer to International Thoroughbred Breeders, Inc. and its subsidiaries.

     Our principal executive offices are located at Suite 1300, N. Market Street, Wilmington, Delaware 19899-8985. Our telephone number is (302) 427-7599.


                                  The Offering

Common stock  outstanding.....................As  of  December  29,  2005 we had
     11,367,487 shares outstanding.

Common stock offered by the selling  stockholders.........3,826,530 shares to be issued on conversion of our Series B Preferred Stock; 2,236,000 shares to be issued on exercise of warrants held by the holders of our Series B Preferred Stock and certain of our note holders; and 800,000 shares held by PDS Gaming.

Market for our common stock....................Our common stock currently trades in the Pink Sheets. The market for our common stock is limited, sporadic, and highly volatile.

Risk factors.......................You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.


     The number of shares of our common stock outstanding excludes the following:

     o 2,408,643 shares of common stoc issuable upon the exercise of stock options outstanding as of December 29,2005 at a weighted average exercise price of $1.97 per share; and

     o 1,311,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 29, 2005 at a weighted average exercise price of $3.34 per share.

     o shares of common stock exercisable upon conversion of our Series B Preferred Stock

                      Summary Consolidated Financial Data
                 (Dollars in thousands, except per share data)

     The following summary consolidated financial data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                             Three Months Ended
                                    Years Ended June 30,        September 30,
                              ------------------------------ -------------------
                                 2005      2004      2003      2005      2004
                                 ----      ----      ----      ----      ----
Working Capital (Deficiency)  $ (13,084) $    557  $   (428) $(16,054) $    440

Total Assets                  $  83,363  $ 50,814  $ 54,804  $ 81,932  $ 55,504

Short-Term Liabilities        $  18,405  $  8,468  $  8,024  $ 20,556  $  5,354

Long-Term Liabilities         $  33,813  $  6,339  $    985  $ 31,653  $ 15,451

Stockholders' Equity          $  29,550  $ 30,566  $ 37,586  $ 28,146  $ 33,069

Revenue from Operations       $  32,773  $ 32,962  $ 31,590  $  7,391  $  6,378

Net Income (Loss) Before

Extraordinary Item            $  (5,900) $ (6,800) $  5,224  $ (4,122) $ (1,977)

Extraordinary Item            $   4,000  $      -  $      -  $      -  $  3,560

Net Income (Loss)             $  (1,900) $ (6,800) $  5,234  $ (4,122) $  1,583

Net Income (Loss) per Share -
Fully Diluted                 $    0.18  $  (0.86) $   0.54  $  (0.39) $   0.15

Weighted Average Number of
Shares Outstanding               10,304     7,934     9,720    10,567    10,258

                                  RISK FACTORS

     If you purchase shares of our common stock, you will assume a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in this prospectus. Any of the following risks, as well as other risks and uncertainties discussed in this prospectus, could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the value of our stock to decline, which could cause you to lose all or part of your investment.

We derive substantially all of our revenues from our offshore gaming operations on two vessels that have substantial fixed costs.

     Substantially all of our revenues are currently derived from our operation of the M/V Palm Beach Princess, and since it began operations on November 12, 2005, the Big Easy. Many of our operating costs, including the charter fee payable to the vessels' owners, fuel costs and wages, are fixed and cannot be reduced when passenger loads decrease or when rising fuel or labor costs cannot be fully passed through to customers. Passenger and gaming revenues earned from the vessel must be high enough to cover these expenses. While we have generated sufficient revenues from the M/V Palm Beach Princess to pay its expenses, there is no guarantee that we will be able to continue to cover operating expenses of that business as well as our new increased monthly debt service and charter payments and our failure to do so could have materially adverse consequences.

We have a significant amount of indebtedness that we must service, which may impact our financial condition and results of operations.

     After the completion of our refinancing in June 2005, we have $29.3 million of indebtedness outstanding as of September 30, 2005. We may incur additional indebtedness in the future. Our level of indebtedness will have several significant effects on our future operations, including the following:

     o we will be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

     o our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

     o the level of our outstanding debt may effect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

     General economic conditions, industry cycles, financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

     o    seek additional financing in the debt or equity markets;

     o    refinance or restructure all or a portion of our indebtedness;

     o    sell selected assets; or

     o    reduce or delay planned capital expenditures.

     These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

We may need to raise substantial additional capital to fund our operations in the future, and we do not have any future commitments for capital.

     We have incurred significant losses from operations due to the start-up costs of the Big Easy, as well as the delay in receiving the required certification to commence operations. We have limited capital resources, and do not have access to a line of credit or other debt facility. We may need additional capital in the future to execute our business strategy, and if we are unsuccessful in raising such additional capital we may be unable to fully execute our business strategy on a timely basis, if at all. If we raise additional capital through the issuance of debt securities, the interests of our stockholders would be subordinated to the interests of our debt holders and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the sale of equity securities, the ownership of our current stockholders would be diluted. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, we may be required to sell assets or cease business operations.

We  face  competition  to  our  off-shore  gaming   operations  from  non-gaming
activities in Florida, as well as traditional land-based casinos and other gaming activities.

     We currently compete with a variety of other vacation activities in and around Palm Beach, Florida, including short-term cruises, resort attractions, sporting and other recreational activities. We also expect competition in other areas surrounding Palm Beach in the future. Within sixty miles of the Port of Palm Beach, there are a number of smaller marinas that are capable of handling other coastal gaming vessels. In the future, we expect competition to increase as:

     o    new gaming operators enter our market,

     o    existing competitors expand their operations,

     o    gaming activities expand in existing jurisdictions, and

     o    if gaming is legalized in new jurisdictions.

     In general, we compete with gaming activities including:

     o    traditional land-based casinos,

     o    dockside gaming,

     o    casino gaming on Indian land,

     o    state-sponsored lotteries,

     o    video poker in restaurants, bars and hotels,

     o    pari-mutuel betting on horse racing,

     o    jai-alai, and

     o    sports bookmaking.

     Our operations compete with all of these forms of gaming and will compete with any new forms of gaming that may be legalized in the future, as well as with other types of entertainment.

We have agreed to issue warrants that may be exercisable at our common stock's market price on the date the warrants are issuable, and these warrants may cause severe dilution to our stockholders.

     On November 9, 2005, we issued notes to four investors in the aggregate principal amount of $400,000 due December 8, 2005. In connection with these note issuances, as of December 8, 2005, we are obligated to issue to the investors warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $2.50 per share. The notes provide that if we do not repay them by January 9, 2006, for each month thereafter during which the notes remain unpaid, the note holders would receive an additional warrant to purchase 50,000 shares of our common stock for every $100,000 in unpaid notes, exercisable at the lesser of $2.50 per share or the market price on the date these warrants become issuable.

     As of the date of this prospectus, we have not repaid these notes, and we do not know when we will have sufficient cash to repay these notes. As such, we do not know the total number of warrants that we will be required to issue to the note holders. We have registered 1.4 million shares of common stock underlying these warrants, which represents the number of warrants that we would have to issue if the notes were not repaid until June 30, 2006. If we are unable to repay the notes at such time, we will be required to issue additional warrants and to register the resale of the shares of common stock underlying the warrants, which would be expensive and time consuming for our management. Additionally, since these warrants will have an exercise price equal to the lesser of $2.50 per share or the market price on the date of issuance, we do not know what the exercise price will be, and correspondingly, these warrants could cause severe dilution to our current stockholders.

Our competition may increase in the future if the State of Florida legalizes additional gaming activities.

     Over the past few years, there has been an attempt to legalize gaming throughout the State of Florida. It is likely that the gaming industry will continue to pursue legalization of gaming in Florida, and we believe that the legalization of gaming in Florida would have a material adverse impact on our operations. In addition, we are also subject to competition from other gaming establishments in other jurisdictions, including Atlantic City, New Jersey, Las Vegas, Nevada, the Bahamas, and riverboat gambling on the Mississippi river. Such competition could adversely affect our ability to compete for new gaming opportunities and to maintain revenues.

     On March 8, 2005 the citizens of Broward County approved a referendum that will amend Florida's constitution to permit slot machines at pari-mutuel facilities in Broward County. Currently there are three race tracks and one jai-alai facility in the County. Broward County is contiguous to Palm Beach County in which we conduct operations. The referendum approved for Broward County in March 2005 also sought approval for Miami- Dade County. However, approval for Miami-Dade County was defeated at that time. In a special session in December 2005, the Florida legislature passed legislation which would permit 1,500 slot machines at each of the four (4) pari-mutuel facilities in Broward County. Neither the timing of the installation of the slot machines, nor the impact to our Company, can be predicted at this time.

We are potentially subject to new gaming laws, regulations and taxes.

     Under Federal law, individual states are permitted to regulate or prohibit coastal gaming. The State of Florida does not currently regulate coastal gaming. However, from time to time, legislation has been introduced which, if enacted, would prohibit the coastal gaming business. There is the risk that Florida may at some future date regulate the coastal gaming business. Such regulation could adversely effect our business.

     In addition, the Federal government has previously considered a Federal tax on casino revenues and may consider such tax or other regulations that would affect our gaming business. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in Florida and in other jurisdictions throughout the country. Any such taxes, expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

We are subject to a variety of non-gaming regulations.

     The M/V Palm Beach Princess, the Big Easy, and any other vessels which we may operate in the future must comply with various international and U.S. Coast Guard requirements as to ship design, on-board facilities, equipment, personnel and general safety. An inability to maintain compliance with such regulations could force us to incur additional costs to retain compliance or require us to buy new vessels. In addition, we are subject to certain state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses, such as the Clean Air Act, the Clean Water Act, and other environmental rules and regulations. The coverage and compliance costs associated with these laws, regulations and ordinances will result in future additional costs to our operations.

We rely on patrons primarily from Florida and tourists from the Northeastern United States, and are therefore particularly sensitive to adverse economic events in these regions.

     We derive a substantial portion of our revenues from patrons from the southern and central portions of Florida as well as from tourists visiting Florida from other parts of the United States, particularly the Northeast. Adverse economic conditions in any of these markets, or the failure of our vessels to continue to attract customers from these geographic markets as a result of increased competition in local markets, or other factors such as future terrorist attacks, which may lead to a decline in tourist travel, could have a material adverse effect on our operating results. Conditions and other factors beyond our control include:

     o    competition from other amusement properties;

     o changes in regional and local population and disposable income composition;

     o    changes or cancellations in local tourism;

     o changes in travel patterns or preferences which may be affected by increases in gasoline prices;

     o    changes in airline schedules and fares or airline strikes

     o    weather events; and

     o our need to make renovations, refurbishments and improvements to our vessels to continue to attract tourists.

Weather conditions could seriously disrupt our operations.

     Our gaming operations are subject to unique risks, including loss of service because of flood, hurricane or other severe weather conditions. Our vessels face additional risks from their movement and the movement of other vessels on waterways. Palm Beach, Florida is subject to severe storms, hurricanes and occasional flooding. As a result of such severe weather conditions, as well as the ordinary or extraordinary maintenance requirements of our vessels, if we are unable to operate our vessels, our results of operations will be harmed.

     During the first quarter of fiscal 2005 our operating business was adversely affected by four hurricanes passing over or near Florida. We suffered materially from the direct effects of hurricanes "Frances" and "Jeanne" that left the area without power, resulting in curfews and limited food, water and life resources. These two storms caused the evacuation of the population in our area, and the four storms further affected tourism in the area, severely reducing our pool of potential passengers, both local residents and tourists. Our M/V Palm Beach Princess daily cruises were cancelled during the period of time that the hurricanes threatened the area and for short periods thereafter.

     During the first quarter of fiscal 2006, we cancelled 18 cruises for th M/V Palm Beach Princess as a consequence of bad weather including Hurricanes "Katrina" and "Rita". On October 24, 2005, Hurricane Wilma passed over Florida and particularly affected the East Coast and the Palm Beach area. We suffered materially from the direct effects of the hurricane that left the area without power, resulting in curfews and limited food, water and life resources. This storm caused the evacuation of the population in our area, and further affected tourism in the area, severely reducing our pool of potential passengers, both local residents and tourists. The M/V Palm Beach Princess was placed in a scheduled dry dock on October 16, 2005 for approximately 10 days. Hurricane "Wilma" struck during dry dock period and as a result, twenty-nine of our daily cruises during October thru November 13, 2005 were cancelled during the period due to the scheduled dry dock of the M/V Palm Beach Pricess and the hurricane effect on the area. The loss of our vessels from service for any period of time has adversely affected and could in the future adversely affect our revenues.

     The Big Easy completed two voyages beginning on October 18, 2005 but on October 19th left the Palm Beach port because of the threat from hurricane "Wilma." The vessel returned to the area on November 1st but because of the lingering effects of the hurricane and high seas, the vessel operated only intermittently until November 7, 2005. On November 12, 2005, the vessel began limited regular service. However, cruises continued to be cancelled due to high seas.

We depend on our management to execute our business plan.

     Our success is dependent upon the efforts of our current management, in particular that of our President and Chief Executive Officer, Francis W. Murray. Since the business of gaming has expanded significantly over the past few years, so has the competition for qualified employees. There is no assurance that such persons can be retained or readily replaced. Furthermore, there is no assurance that we will be able to continue to add qualified personnel as needed. The loss of the services of any of our executive officers could adversely affect our business. In addition, we do not carry key man life insurance policies on any of our executive officers.

Our business is seasonal and we experience significant quarterly fluctuations in operating results.

     Our quarterly operating results are expected to fluctuate significantly because of seasonality. We expect to generate the majority of our income during our third and fourth fiscal quarters ending March 31 and June 30. If our operations are shut down for any periods of time during these quarters in particular, our results of operations will be adversely affected.

We have incurred significant costs due to delays in placing the Big Easy into service, which will adversely affect our results of operations.

     We have a capitalized lease value of approximately $24.3 million on the Big Easy and have spent significant amounts to refurbish and refit the Big Easy. In April 2005, the improvements made to the Big Easy were substantially completed, but we did not receive certification for passenger operations from the U.S. Coast Guard until October 2005. We commenced limited, regular operations of the Big Easy on November 12, 2005. During this period, we incurred costs of approximately $1,000,000 per month with no corresponding revenue generation.

     Going forward, we are dependent upon operating revenues to pay the operating costs, vessel and equipment lease costs of the Big Easy. Delays in commencing Big Easy operations have adversely affected our cash flow. We could face significant challenges in managing and integrating the combined operations of the Big Easy and the M/V Palm Beach Princess and any other properties we may acquire. The integration of the Big Easy operation will require dedication of management resources that may temporarily divert attention from our day-to-day business. Additionally, we are operating the Big Easy from the same port location as the Palm Beach Princess. It is possible that competition from each vessel will have an adverse effect on the operation of the other vessel.

Our vessels are subject to the provisions of the International Convention on Safety of Life at Sea as Amended ("SOLAS 74"), which will require substantial capital expenses in the future.

     Our vessels are subject to the provisions of the International Convention on Safety of Life at Sea as Amended, which was adopted in 1974 by the International Maritime Organization, a specialized agency of the United Nations that is responsible for improving the safety and security of international shipping, and preventing marine pollution from ships. SOLAS 74 is the current basic safety standard for all ships engaged in international service. The Convention was substantially amended in 1992 and 2000 (the "Amendments") in order to upgrade and improve shipboard fire safety standards. The Amendments are applicable to all passenger ships engaged in international service, including retroactively those ships, such as the M/V Palm Beach Princess, that were built prior to 1980. Under the terms of the Amendments, full compliance by older ships with SOLAS 74 standards is to be phased in and completed no later than October 1, 2010.

     The M/V Palm Beach Princess, in compliance with the SOLAS 74 requirements to date, and has completed substantial upgrading and installation of fire sprinkler and smoke detection systems and other fire safety construction standards. By 2010 the ship must comply with the final phase of the implementation of the SOLAS 74 Amendments. Most notably, the Amendments require that no combustible material be used in ships' structures and that certain other interior structure and space standards be met. The precise nature and scope of necessary work will be determined in conjunction with the ship's classification. To accomplish such work may entail substantial cost in order to remove all wood and other combustible materials now used in the structure of the M/V Palm Beach Princess, to refit the ship with non-combustible materials, and otherwise to upgrade interior structure and spaces. We have not yet obtained an estimate of such cost.

     The Bareboat Charter and Option to Purchase Agreement for the M/V Palm Beach Princess permits us to purchase the vessel at the end of the charter period on July 1, 2009. We will need to make a determination if it will be economically feasible to purchase the M/V Palm Beach Princess at the end of the charter period considering the costs which may be involved in readying the vessel for SOLAS 74 requirements.

We are subject to environmental laws and potential exposure to environmental liabilities.

     We are subject to various international, federal, state and local environmental laws and regulations that govern our operations and our ships, including emissions and discharges into the environment, and the handling and disposal of hazardous and non-hazardous substances and wastes. Failure to comply with such laws and regulations could result in costs for corrective action or environmental clean up, penalties, or the imposition of other liabilities or restrictions.

     With the sale of our Freehold Raceway property in New Jersey in January 1999 we assumed full responsibility for the costs associated with the clean up of petroleum and related contamination caused by the leakage of an underground storage tank, removed in 1990, prior to our purchase of Freehold Raceway. In February 2000, the New Jersey Department of Environmental Protection approved our remedial investigation workplan. Under the workplan, numerous test wells were drilled and soil tests were preformed to determine the extent and direction of the flow of underground hazardous material. Reports and conclusions of the tests were prepared for the State of New Jersey. However, prior to obtaining the workplan from the State of New Jersey, the work was stopped due to a lack of funds resulting from the institution of proceedings by our subsidiary, ITG Vegas, Inc., under Chapter 11 of the bankruptcy code and a continued shortage of funds due to the Big Easy start-up expenses. At this time we are unable to predict the effects that such delays have caused, but it is likely that some retesting of the wells may be necessary.

Energy and fuel price increases may adversely affect our cost of operations and our revenues.

     Our vessels use significant amounts of fuel and other forms of energy. While no shortages of energy have been experienced, the recent increases in the cost of fuel in the United States will negatively affect our results of operations. In addition, energy and fuel price increases could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our vessels, which would negatively impact our revenues. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, and this impact could be material.

We hold two notes from our sale of real property the repayment of which is dependent on revenues derived from these properties.

     We hold two notes. One in the face amount of $10 million and a second in the face amount of approximately $35 million, which we have written down to approximately $4 million based on estimated fair value, payable solely from distributable cash generated by the development or sale of the former Garden State Park racetrack in Cherry Hill, New Jersey, which we sold. We could receive less than the face amount of the $10 million note and less than the book value of the $35 million note which is $4 million. The times and amounts of all payments under these notes are uncertain and depend entirely upon the profitability of the development or resale of the subject real property.

Economic downturns, as well as other factors affecting discretionary consumer spending, could reduce the number of visitors or the amount of money visitors spend on our vessels.

     The strength and profitability of our business depends on consumer demand for cruise trips and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

     During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming and other leisure activities we offer on our vessels are discretionary expenditures. Participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn.

     The terrorist attacks which occurred on September 11, 2001, and the potential for future terrorist attacks had and may again have a negative impact on travel and leisure expenditures, including. Leisure travel remains particularly susceptible to global geopolitical events. Many of the customers of our vessels travel by air, and the cost and availability of air service can affect our business. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.

Provisions in our charter documents could prevent or delay stockholders' attempts to replace or remove current management.

     Our charter documents will provide that our Board of Directors is authorized to issue "blank check" preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

     The ability to issue "blank check" preferred stock is a traditional anti-takeover measure. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. These provisions may be beneficial to our management and our Board of Directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board of Directors.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business.

     Our bylaws provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business, thereby affecting our ability to attain or maintain profitability.

There is a limited public trading market for our common stock.

     There is a limited public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

The requirements of being a public company may strain our resources and distract our management.

     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In the future, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes- Oxley Act.

     In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

We have no intention of paying dividends.

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition and are based on our current expectations, assumptions, estimates and beliefs about us and our industry. When we use words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "may," "project" or similar expressions, we are making forward-looking statements.

     For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed under "Risk Factors" section of this prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

     o    general  economic  and  business  conditions   affecting  the  tourism
          business in Florida;

     o    increased competition from new and existing forms of gaming;

     o our ability to retrofit and activate new vessels in a timely and cost effective manner in the future;

     o    changes in laws regulating the gaming industry;

     o the timing of the installation of slot machines in Broward County's three race tracks and one jai-alai facility as a result of a referendum approved on March 8, 2005. Broward County is contiguous to Palm Beach County where we conduct operations;

     o fluctuations in quarterly operating results as a result of seasonal and weather considerations; and

     o events directly or indirectly relating to our business causing our stock price to be volatile.

                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock in the past two years. Holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. Our ability to pay dividends will depend upon our future earnings and net worth, although we do not expect to pay dividends for the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     This section presents our historical financial data. The selected consolidated financial data is qualified by reference to and should be read carefully in conjunction with the consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the financial statements.

     The following table sets forth our selected historical combined financial data as of and for each of the years in the five-year period ended June 30, 2005 and for the three months ended September 30, 2005 and 2004. Our selected consolidated statement of operations data for the years ended June 30, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of June 30, 2004 and 2005 set forth below have been derived from our audited financial statements, which are included elsewhere in this prospectus. Our selected consolidated statement of operations data for the years ended June 30, 2001 and June 30, 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002, and 2003 set forth below have been derived from our audited financial statements which are not included in this prospectus.

Item 6. SELECTED FINANCIAL DATA

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                                                                                                                (Unaudited)
                                                                                                              Three Months Ended
                                                           Years Ended June 30,                                 September 30,
                             -----------------------------------------------------------------------   ----------------------------
                                 2005           2004           2003           2002          2001            2005           2004
                             ------------  -------------  -------------  -------------  ------------   -------------   ------------
Revenue From Operations (1)  $ 32,773,247  $  32,962,239  $  31,290,599  $  25,473,777  $  4,921,091   $   7,391,067   $  6,378,322

Net Income (Loss) Before
 Impairment and
 Exrraordinary Item (1)(4)   $ (3,533,356) $   3,199,970  $   5,233,826  $   1,982,603  $ (2,402,142)  $  (4,122,130)  $ (1,777,360)

(Loss) on Impairment
 of Note (2)                 $   (500,000) $ (10,000,000) $           -  $           -  $          -   $           -   $   (200,000)

Net Income (Loss) Before
 Extraordinary Item          $ (5,900,035) $  (6,800,030) $   5,233,826  $   1,982,603  $ (2,402,142)  $  (4,122,130)  $ (1,977,360)

Extraordinary Income         $  4,000,000  $           -  $           -  $           -  $          -   $           -   $  3,560,000

Net Income (Loss)            $ (1,900,035) $  (6,800,030) $   5,233,826  $   1,982,603  $ (2,402,142)  $  (4,122,130)  $  1,582,640

Per Common Share:

Net Basic Income (Loss)
 Before Impairment
 and Extraordinary Item      $      (0.52) $        0.40  $        0.54  $        0.17  $      (0.24)  $       (0.39)  $      (0.18)

Net Diluted Income (Loss)
 Before Impairment
 and Extraordinary Item      $      (0.52) $        0.40  $        0.54  $        0.17  $      (0.24)  $       (0.39)  $      (0.17)

Net Basic Income (Loss)      $      (0.18) $       (0.86) $        0.54  $        0.17  $      (0.24)  $       (0.39)  $       0.16

Net Diluted Income (Loss)    $      (0.18) $       (0.86) $        0.54  $        0.17  $      (0.24)  $       (0.39)  $       0.15

Weighted Average Number
 of Shares - Basic             10,303,942      7,933,691      9,720,275     11,480,272     9,987,114      10,567,487      9,718,796

Weighted Average Number
 of Shares - Diluted           10,303,942      7,933,691      9,720,275     11,480,272     9,987,114      10,567,487     10,258,358

                                                                                                                (Unaudited)
                                                              June 30,                                          September 30,
                             -----------------------------------------------------------------------   ----------------------------
                                 2005           2004           2003           2002          2001            2005           2004
                             ------------  -------------  -------------  -------------  ------------   -------------   ------------
Working Capital
 (Deficiency) (3)            $(13,083,678) $     556,675  $    (428,412) $  (2,200,346) $   (190,644)  $ (16,051,879)  $    439,732

Total Assets                 $ 83,363,665  $  50,813,716  $  54,822,023  $  45,928,295  $ 41,391,208   $  81,932,420   $ 55,503,852

Long-Term Debt               $ 33,813,301  $   6,339,396  $     985,017  $           -  $    482,000   $  31,652,713   $ 15,450,525

Stockholders' Equity         $ 29,550,451  $  30,566,037  $  37,586,067  $  33,961,313  $ 31,973,710   $  28,146,076   $ 33,068,963

(1) The Company commenced operation of a casino cruise vessel as of April 30, 2001 which materially affects the comparability of a portion of the information reflected in the above data.
(2) The Company recognized an impairment loss in Fiscal 2004 in the amount of $10 million which materially affects the comparability of a portion of the information reflected in the above data.
(3) The working capital presentation in Fiscal 2002 reclassed to long term a $750,000 deposit that was previously presented as current in Fiscal 2001.
(4) The Company did not pay cash dividends during any of the fiscal years shown above.
(5) See Management's Discussion and Analysis of Financial Conditions and Results of Operations and the consolidated financial statements and the notes thereto for additional information for each of the three years in the period ended June 30, 2005.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You  should  read  the  following  discussion  and  analysis  of  financial condition and results of operations together with "Selected Consolidated Financial Data" and our consolidated financial statements and accompanying notes appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Overview

     We operate, through our wholly owned subsidiaries, two offshore gaming vessels, the M/V Palm Beach Princess and the Big Easy. The M/V Palm Beach Princess sails twice daily from the Port of Palm Beach, Florida and once beyond the state's territorial water limits to engage in a casino gaming business. After retrofitting and refurbishing, the Big Easy was initially placed into service on October 18, 2005, although we did not commence regular (although limited) operations until November 12, 2005. The business of operating the cruise vessels includes a variety of shipboard activities, such as dining, music, casino gaming and other entertainment.

     On June 30, 2005, we entered into a loan agreement with PDS Gaming, pursuant to which we borrowed $29,313,889 to refinance approximately $27 million in existing indebtedness to PDS Gaming and to borrow an additional $2.3 million. The $29.3 million loan is secured by mortgages on the Palm Beach Princess and Big Easy, and also is secured by virtually all of the assets of ITG Vegas and its subsidiaries, including the vessel Royal Star, pledges of our stock in ITG Vegas and its subsidiaries, and collateral assignments of certain promissory notes payable to us. We, along with Palm Beach Maritime Corporation (or PBMC) and Palm Beach Empress, Inc. (or PBE), have guaranteed the loans. PBMC and PBE are affiliated with our Chairman, Francis Murray.

     Our subsidiaries, ITG Vegas and ITG Palm Beach, charter the M/V Palm Beach Princess from PBMC and PBE for a five year period ending July 2009. The charter provides for the payment to PBMC and PBE of $50,000 per month plus 1% of the gross operating revenues of the M/V Palm Beach Princess. Under the charter, ITG Vegas and ITG Palm Beach have the option to purchase the M/V Palm Beach Princess at the end of the term, for an exercise price equal to the appraised value of the M/V Palm Beach Princess, $17,500,000, to which certain amounts, including principal payments made by ITG Vegas on the PDS Gaming lease are to be credited against the purchase price.

     Our subsidiaries, ITG Vegas and ITG Palm Beach, charter the Big Easy from PBMC and PBE for a five year period ending July 2009. The charter payments payable by ITG Vegas and ITG Palm Beach under the Big Easy charter is $100,000 per month plus 1% of the gross operating revenues of the Big Easy. Under the Big Easy charter, PBE granted to ITG Vegas and ITG Palm Beach an option to purchase the Big Easy at the end of the term, for an exercise price equal to the appraised value of the Big Easy, determined following the retrofitting and refurbishment of the Big Easy, to which certain amounts are to be credited.

     We continue to explore other gaming opportunities, both domestically and internationally. During our 2004 fiscal year we purchased a third vessel, M/V Royal Star. However, this ship will need extensive improvements and outfitting before being placed in service. We are currently exploring possible locations from which to operate the vessel and possible financing sources to permit us to make the necessary improvements.

     During the first quarter of fiscal 2005, we re-entered the equine business. We currently own 55 horses, a share of 15 horses, and are leasing 2 other horses, all of different ages. Several are currently racing and a few are held as broodmares. The majority of our horses are yearlings and two year-olds in training. We are stabling and training the majority of these horses in New Jersey and in Brazil. It was our plan to bring these horses into racing, following their training period. The hope was to take advantage of the projected increase in purses as a result of the introduction of slot machines in several state jurisdictions. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31,2005.

Liquidity and Capital Resources

     Our cash flow from operations is primarily dependent upon the cash flows from ITG Vegas, which operates the vessel, M/V Palm Beach Princess and, through its subsidiary ITG Palm Beach, the Big Easy. During the fiscal years ended June 30, 2005 and the quarter ended September 30, 2005, our cash flow from the Palm Beach Princess operations was not sufficient to meet the financial requirements of our consolidated companies. During our last fiscal year ended June 30, 2005 and for our first quarter of 2006, the Palm Beach Princess operations generated approximately $6,000,000 and $850,000, respectively, of cash before depreciation which was insufficient for our needs, thus we had to rely on other sources of working capital to meet our cash requirements.

     ITG Vegas' cash flow from operations is seasonal. The period July 1 to December 31 is a seasonably slow period for vessel operations. The period from January 1 to June 30 has been a period of increased activity and profits. Many of ITG Vegas' operating costs, including leasing and charter fees, fuel costs and wages, are fixed and cannot be reduced when passenger counts decrease.

     On July 13, 2005 we began accepting subscriptions for our Series B Preferred Stock. As of September 30, 2005, we had accepted subscriptions for the purchase of 197,300 shares of Series B Preferred Stock and received $2.66 million in net proceeds.

The proceeds from this offering were used for working capital at the parent and subsidiary level. As of December 15, 2005, we had received total net proceeds in the amount of approximately $4.4 million from the sale of the Series B Preferred Stock. On December 29, 2005, our chairman agreed to accept 204,966 shares of the Series B Preferred Stock on the same terms as our private offering in exchange of $3,074,500 of our indebtedness to him.

     During the past few fiscal quarters, we extended the terms of our payables and as a result, our accounts payable and accrued expenses exceeded our cash by $6.7 million as of September 30,2005. We continued deferring payments of charter hire fees of $170,000 per month and continue to defer the salary of our Chairman. On September 19, 2005, Francis X. Murray, Vice President of our ITG Vegas, Inc. subsidiary, advanced $300,000 to us. On December 29, 2005, we issued PDS Gaming 450,000 shares of our common stock in payment of $900,000 in overdue charter hire fees, which charter hire fees had been assigned to PDS by PBMC and PBE in payment of loans made by PDS to them.

     The PDS Gaming agreement permitted us to defer the principal portion of our scheduled payments of up to $3 million, providing we met certain conditions. We have deferred principal payments of approximately $450,000 from September 1, 2005 through December 1, 2005. Our cash flow from operations was not sufficient to make our November or December debt service payments, and we were able to make these payments only by borrowing $400,000 in November from private investors and $535,744 in December from PDS Gaming. In order to induce PDS to make the loan, ITG Vegas agreed to lease additional gaming equipment at $51,190 per month for 36 months.

     Our cash flows continued to be negatively impacted by the delay in putting the Big Easy in operation, caused by delays in obtaining certification for passenger operations pursuant to the United States Coast Guard's Alternative Compliance Program. The delays and increased interest expense on our borrowings for the vessel have and will continue to adversely affect our cash flows. During the quarter ended September 30, 2005, we spent approximately $2,333,000 for the Big Easy development and carrying costs and $465,000 in interest expense on the $12.2 million of PDS debt attributable to the Big Easy. Additional amounts subsequent to September 30, 2005 of approximately $930,000 per month for development and interest costs were necessary to carry the vessel until it began regular passenger operations. Our ability to generate sufficient working capital with which to pay such costs was adversely affected by continued delays in connection with Coast Guard approval. The costs associated with refurbishing and retrofitting the Big Easy for placing it in service increased substantially due to upgrades to the vessel, expansion of our Mardi Gras theme build out, and improvements required by the Coast Guard, further depleting our working capital from our original estimate. More than 150 crew members and other employees have been hired and trained to operate the Big Easy, and employees who normally work exclusively for the Palm Beach Princess are spending time completing assignments for the Big Easy, putting a severe drain on our operational efforts and our cash flow. As indicated by the table below, our debt service requirements have increased significantly with the PDS financing due to the increase in amounts of debt. The increase in the amount is attributable in large part to procurement, refurbishment, our operational efforts and delays in bringing the Big Easy in service. We are dependent upon the expected additional revenue from the operations of the second vessel to cover the increased financing costs.

     During our 2004 fiscal year, we purchased a third vessel, the Royal Star. We anticipate that the vessel will need extensive improvements and outfitting costing between $5 and $6 million before being placed in service as a gaming vessel. Delays in commencing the Royal Star operations have and will continue to adversely affect our cash flows because of the continuing costs of carrying the vessel. During the quarter ended September 30, 2005, the carrying costs for the Royal Star were $350,569 and the interest expense for the funding received from PDS for the Royal Star was $61,686.

     Our debt to PDS Gaming was $27 million at June 30, 2005, increasing to $29.3 million in July 2005, with interest rates ranging from approximately 15.3% (on most of the PDS debt) to 20%. Additionally, we make charter hire payments for the Palm Beach Princess of $50,000 per month plus 1% of its gross revenues and charter payments for the Big Easy of $100,000 per month plus 1% of its gross revenues. The maturity of all such PDS indebtedness will be July 1, 2009. Beginning in July 2004 our payments to PDS were interest only for the first six to twelve months on the various leases and loans. Effective August 1, 2005, we began to make interest and principal payments to PDS in the amount of approximately $1.1 million per month. In December 2005 we borrowed an additional $535,744 and leased additional gaming equipment from PDS increasing our equipment lease expense by approximately $51,000 per month for 36 months. Therefore our annual combined, charter hire fees and loan payments and lease payments to PDS for vessel leases and gaming equipment, will be significantly higher than those payments were for the year ended June 30, 2005.

     Our working capital as of September 30, 2005 was a negative ($16,051,879) as compared to a negative amount of ($13,083,678) at June 30, 2005. The decrease in working capital of $2,968,201 during the quarter was primarily due to the net effect of cash used to fund our operating losses caused in part by the expensing of the carrying costs for the vessels of approximately $2.7 million, reclassifying approximately $1.1 million of PDS debt from long-term to short-term, principal payments made on the PDS loans of approximately $440,000, and disbursements of approximately $270,000 for capital improvements offset by proceeds from the Series B Preferred Stock sale of approximately $2.66 million and receipt of $1.3 million on July 18, 2005 from June 30, 2005 PDS financing.

     Our cash flow and negative working capital circumstances during the quarter ended December 31, 2005 due to:

     o the continued delay until October 11th in obtaining Coast Guard approval to operate the Big Easy vessel;

     o start up issues concerning the operation of the Big Easy after the approvals were obtained;

     o the limited sailing schedule of the Big Easy in which 18 scheduled cruises from the period November 12th to December 18th were cancelled due to Coast Guard resrictions, mechanical problems, high seas, or a scheduling conflict with the Palm Beach Princess;

     o the scheduled dry dock of the Palm Beach Princess during which we lost 14 of our normally scheduled cruises;

     o the effects of hurricane Wilma, and as a consequence of which we lost 15 cruises of the Palm Beach Princess and caused continued delays in the start up of the Big Easy vessel.

     The combined effect of the cruises lost due to the dry dock, the cruises lost due to hurricane Wilma and the possible negative impact on the revenues of the Palm Beach Princess due to the Big Easy commencing its regularly scheduled crusises on November 12, 2005 have negatively impacted our reveunues for the Palm Beach Princess operation by approximately $1.6 million or 28% during the period of October through December 11, 2005 as compared to the same period in Fiscal 2004.

     The principal amount of our indebtedness increased over fiscal year 2005 from approximately $8 million to approximately $27 million at June 30, 2005 and subsequently $29.3 million in July 2005, with interest accruing at 15.3%. During the fourth quarter of fiscal 2005, we borrowed approximately $2,500,000 from entities owned by our chairman, Francis W. Murray,and in November and December 2005, we borrowed an additional $400,000 and $535,744 to pay interest to PDS. We may not be able to borrow any additional funds that may be needed, and our loan agreement with PDS Gaming restricts our ability to do so.

The following table summarizes commitments on non-cancelable contracts and leases as of September 30, 2005.

                                                       Twelve Month Period Ended September 30,
                                          -----------------------------------------------------------------  There-
                                             2006         2007          2008          2009        2010        after         Total
                                          -----------  -----------   -----------   -----------  ---------   ---------    -----------
Capital Leases:

    P.B. Princess - Principal & Interest  $ 4,525,373  $ 4,701,153   $ 4,701,154   $ 3,917,628  $ 391,763   $       -    $18,237,071

       Bare Boat Charter - Related Party      960,000      960,000       960,000       800,000          -           -      3,680,000

    Big Easy - Principal & Interest         4,132,813    4,286,485     4,278,187     3,557,862    355,385           -     16,610,732

       Bare Boat Charter - Related Party    1,560,000    1,560,000     1,560,000     1,300,000          -           -      5,980,000

Notes and Mortgages:

   Principal & Interest                     2,386,412    1,313,893     1,137,137       456,825          -           -      5,294,267

    Interest Only                             166,603            -             -             -          -           -        166,603

Deferred Interest Payments                    600,000      600,000       600,000       350,000          -           -      2,150,000

Employee Contracts - Related Party            146,314            -             -             -          -           -        146,314

Operating Leases:

    Casino Equipment                        3,142,168    2,765,830     1,867,875             -          -           -      7,775,873

    Administrative & Office                   625,118      169,140        80,699         2,028      2,028         338        879,351

Purchase Obligations - Big Easy             2,092,176            -             -             -          -           -      2,092,176

Purchase Obligations                          594,755      151,006        61,006        61,006     61,006     193,184      1,121,963
                                          -----------  -----------   -----------   -----------  ---------   ---------    -----------
Total                                     $20,931,732  $16,507,507   $15,246,058   $10,445,349  $ 810,182   $ 193,522    $64,134,350
                                          ===========  ===========   ===========   ===========  =========   =========    ===========


Outlook

     Based on our historical level of operations of the Palm Beach Princess and additional revenues anticipated from the operation of the Big Easy, we believe that cash generated from operations will be adequate to meet our anticipated loan payment requirements but will not be adequate to meet our other working capital needs. The Big Easy began limited regular passenger service in November 2005, and is expected to begin full-time regular service (9 cruises per week) at the end of December 2005.

Even if the Big Easy meets our anticipated revenue projections, we will need additional funds, and we have no present commitments to obtain such necessary funds. The failure to obtain such funds on a timely basis may require us to curtail operations, sell assets (such as the Royal Star) or cease operations, and may lead to default in our debt service payments, which could lead to foreclosures on the vessels.

     No assurances can be given that our business will generate sufficient cash flow from operations or that future borrowings will be available to enable us to service our lease/purchase and loan payments or to make anticipated capital expenditures. Our future operating performance and our ability to make payments under our leases and other debts will be subject to future economic conditions and to financial, business, weather and other factors, many of which are beyond our control.

     Effective January 1, 2006, we will make interest and principal payments to PDS in the amount of approximately $1.1 million per month. Our annual combined, charter hire fees and loan payments and lease payments to PDS for vessel leases and gaming equipment, will be significantly higher than those payments were for the year ended June 30, 2005.

     We also continue to incur costs on the vessel, Royal Star of approximately $133,000 per month. If we decide to place the Royal Star in service, we will need additional financing to make the improvements and we will incur additional fees and interest costs on such financing. We are currently exploring locations from which to operate the vessel when it is ready to be placed in service.

     During the first quarter of fiscal 2005, we re-entered the equine business. We currently own 55 horses, own a share in 15 horses, and are leasing 2 other horses, all of different ages. Several are currently racing, and a few are held as broodmares but the majority are yearlings and two year olds in training. It was our plan to bring those horses into racing after training was completed. Our horse operation has not produced any significant revenue during the quarter. We have purchased livestock, which includes stud fees which total $328,000 as of September 30, 2005 and our training and operational expenses are approximately $75,000 per month. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31, 2005.

Results of Operations for the Years Ended June 30, 2005 and 2004

     Consolidated

     Revenue for the year ended June 30, 2005 decreased slightly by $188,992 from $32,962,239 in fiscal 2004 to $32,773,247 in fiscal 2005 primarily as a result of a slight decrease in revenues generated by the M/V Palm Beach Princess operations during the comparable periods. Operating expenses increased $6,917,332 from $27,632,595 in fiscal 2004 to $34,549,927 in fiscal 2005 primarily as the result of:

     o recording start up costs for the Big Easy of $5,011,756 compared to last year when no start up costs were recorded;

     o payments of other development costs of $970,836 as a result of our continued search, both domestically and internationally, for additional gaming opportunities, as compared to $700,580 spent on similar expenses during last year;

     o expenses of $447,989 incurred as a result of our entry into the equine business;

     o an increase in depreciation and amortization of $1,254,636 as a result of depreciation being recorded on the M/V Palm Beach Princess as a result of capital leasing arrangements effective in July, 2004; and

     o an increase in the our parent company general and administrative expenses of $321,129 due to an increase in the salary and related benefit expenses due to the hiring of several new employees and increases in health insurance coverage and 401(k) expenses as compared to last year when our employees at the parent company level did not participate in a 401(k) plan.

     Our operating expense increase was offset by:

     o a decrease in the M/V Palm Beach Princess operating expenses, before depreciation, of $255,238 due to salary and benefit costs of approximately $1.3 million incurred on the M/V Palm Beach Princess' payroll which were allocated to the Big Easy during the period we were preparing the Big Easy for use as a casino gaming vessel, partially offset by generally higher costs incurred by the M/V Palm Beach Princess; and

     o a decrease in bankruptcy costs of $417,454 due to the bankruptcy being completed at the end of fiscal 2004.

     Operating (loss) for the year ended June 30, 2005 was a loss of ($1,776,679) as compared to income of $5,329,644 for last year. Operating income before depreciation for the year was $217,828 as compared to $6,069,515 for the comparative year.

     Other net expenses decreased by $7,867,819 because during fiscal 2005, as we recorded an impairment loss of $500,000 on our Second Cherry Hill Note, whereas during fiscal 2004 we recorded an impairment loss of $10,000,000 on the same note. Other net expenses were increased by interest and financing expenses of $1,597,895 due to the higher debt levels on our vessel leases and an increase in the rates of interest on such leases. In addition to the $3,845,887 of interest expense recorded in the statement of operations, we incurred additional interest which was capitalized to the Big Easy during that vessel's re-construction period in the amount of $1,530,197 during fiscal 2005, and $896,297 of interest paid on the vessel capital lease which is classified in the Big Easy development costs. The net (loss) before extraordinary item for the year ended June 30, 2005 was ($5,900,035) as compared to a (loss) of ($6,800,030) during fiscal 2004.

     During the first quarter of the 2005 fiscal year we recorded extraordinary income, net of tax, of $4,000,000. This was the result of the collection of success fees charged to Leo Equity Group, Inc. and PBMC for our efforts in connection with the final settlement of our bankruptcy. We had deferred all income from these transactions until such time as payment was received.

     The Net  (Loss)  for the year ended  June 30,  2005 was  ($1,900,035)  or a
(loss) of ($.18) per diluted share as compared to a (loss) of ($6,800,030), or a loss of ($.86) per diluted share for the year ended June 30, 2004.

     For the year ended June 30, 2005 earnings before interest, taxes, depreciation and amortization and our unusual items of extraordinary income, impairment losses and vessel start up costs (Adjusted EBITDA) was $5,521,801 as compared to $6,089,228 for the prior year. The decrease in Adjusted EBITDA of $567,427 was primarily due to EBITDA levels for the M/V Palm Beach Princess decreasing from approximately $1.7 million in fiscal 2004 to approximately $600,000 in fiscal 2005 in the first quarter of the fiscal year because of the hurricanes, partially offset by better EBITDA results during our second and third fiscal quarters for the M/V Palm Beach Princess.

     Reconciliation of Non-GAAP Measures to GAAP

     Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization and unusual items is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. EBITDA information is presented as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry. In addition, management uses Adjusted EBITDA as the primary measure of the operating performance of its operations, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes, lease and debt principal repayments, which are not reflected in Adjusted EBITDA. It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner. A reconciliation of our Adjusted EBITDA and unusual items to net income, (GAAP), is shown below.

Reconciliation of Adjusted EBITDA to Net Income (GAAP)


                                                  Years Ended June 30,
                                                  --------------------
                                            2005          2004           2003
                                       ------------  ------------   -----------
Total Adjusted EBITDA                  $  5,521,801  $  6,089,228   $ 6,548,792
 Depreciation & Amortization             (1,994,507)     (739,871)     (254,082)
 Interest & Financing Expenses           (3,845,887)   (2,247,992)   (1,338,649)
 Interest Income                            304,571       327,105       423,265
 Income Tax                                 (90,000)     (228,500)     (145,500)
                                       ------------  ------------   -----------
Net Income (Loss) before Unusual Items     (104,022)    3,199,970     5,233,826

 Extraordinary Item                       4,000,000             -             -
 Start Up Costs for Vessels              (5,296,013)            -             -
 Impairment Loss                           (500,000)  (10,000,000)            -
                                       ------------  ------------   -----------
Net Income (Loss)                      $ (1,900,035) $ (6,800,030)  $ 5,233,826
                                       ============  ============   ===========

     Vessel Operations for the Years Ended June 30, 2005 and 2004

     During the year ended June 30, 2005 total net revenue from vessel operations was $32,353,030 as compared to $32,601,396 for the comparative fiscal year of 2004. The decrease in revenue of $248,366 during the comparable year was the result of a number of factors which offset one another. Our operations for fiscal 2005 were materially impacted by hurricanes and inclement weather which struck Florida and the Palm Beach area during our first quarter of operations. The negative effect of those hurricanes on our operations during the first quarter is also reflected in the financial results for the year ended June 30, 2005. During our first quarter of operations net revenues decreased approximately $1,300,000, however this decrease was partially offset by an increase in net revenues in each of the following quarters as compared to the previous year. Additionally, the operating subsidiary which operates the M/V Palm Beach Princess ends its quarterly accounting period on the last Sunday of each quarter. These end of the week cut offs normally create more comparability of our quarterly operations by generally having an equal number of weeks (13) and weekend days in each quarter. Periodically, this system necessitates a 14 week quarter and a 53 week year. Consequently our March 31, 2005 was such a quarter and our fiscal 2005 year a 53 week year. Therefore, the number of cruises, revenues and expenses reported for fiscal 2005 includes one additional week of operations as compared to fiscal 2004. The average revenue per week during fiscal 2005 was $610,343 as compared to $626,949 during fiscal 2004, or a decrease of 2.6%. This was the result of a slight decrease in the average number of passengers per week and a slight decrease in the revenue per passenger as compared to fiscal 2004. However, when the first quarter results are excluded, the average revenue per week for the second through fourth quarter of fiscal 2005 was $651,788 for the 40 weeks as compared to $641,698 for the 39 weeks for the second and fourth quarters of fiscal 2004.

     Approximately 85% of the net revenues are from the gaming operations aboard the vessel. These revenues fell $178,477 or less than .7% during fiscal 2005. Other income consists of fare revenues and on board revenues. The fare and on board net revenues decreased $69,900 during fiscal 2005, or 1.4%.

     Casino operating expenses which also includes food, beverage and entertainment increased $331,824 from $8,805,157, or 32% of casino revenue in fiscal 2004 to $9,136,981, or 33% of casino revenue in fiscal 2005. The increase in casino operating expenses was caused by operating an additional week in fiscal 2005 and a slight increase in the casino operating expenses.

     During fiscal 2005 a portion of the employee costs normally incurred by the M/V Palm Beach Princess for operational and administrative salary expenses were allocated to the Big Easy start up operation. These allocations were made to more accurately reflect the cost of preparing the Big Easy for use as a casino gaming vessel. Approximately $1,103,600 of salaries allocated to the Big Easy and expensed as developmental costs and approximately $203,900 of salary and benefit costs were capitalized as part of the Big Easy vessel costs. These capitalized costs reflect the value of vessel improvements completed by company employees. This allocation should be taken into consideration when comparing operating results from year to year for the M/V Palm Beach Princess.

     Fare expenses, which included sales, marketing and advertising expenses increased $392,961 from $3,546,153 in fiscal 2004 to $3,939,114 in fiscal 2005.
The increase was the result of additional advertising and promotions to attract customers after the cancellation of cruises due to the hurricanes, inclement weather and curfews following the hurricanes in the quarter ending September 30, 2004 and subsequent quarters. Maritime and legal expenses decreased $375,357, or 5.6% primarily as a result of allocating departmental salaries to the Big Easy.

     General and administration expenses increased $20,275 from $3,738,114 in fiscal 2004 to $3,758,389 in fiscal 2005. During fiscal 2005, we accrued bonuses of only $12,260 as compared to bonus accrued during fiscal 2004 of $453,976. Bonuses were not accrued because of steps taken to reduce expenses and payment of bonuses may be limited in the future due to covenants in the PDS Gaming loans. The decrease in bonus accrual was offset by a write-off taken in the fourth quarter in the amount of $322,000 for payments we made on behalf of the day cruise casino operating companies for lobby efforts concerning slot machines to be placed at racetracks in Miami- Dade and Broward counties. After repeated efforts of collection, we determined that the amounts should be written off. We continue to pursue collection; however, one company is now in bankruptcy and another has threatened bankruptcy.

     Interest and finance expenses increased $949,905 from $1,109,221 in fiscal 2004 to $2,059,126 in fiscal 2005 as a result of the interest paid on the capital lease and the charter hire payments for the M/V Palm Beach Princess which was effective July 7, 2004 and subsequent loans from PDS Gaming during fiscal 2005. As a result of the capital leases arrangement and loans, the debt levels and the rates of interest paid on our indebtedness are higher than the amount in previous years.

     Depreciation and amortization increased $1,254,374 from $722,714 in fiscal 2004 to $1,977,088 in fiscal 2005. As a result of the capital lease arrangement for the M/V Palm Beach Princess, we are recording depreciation on the vessel as compared to last year when we did not record depreciation on the vessel because it operated the vessel under an operating lease.

     Income before income tax expense in fiscal 2005 was $4,073,806 as compared to income before income tax of $6,557,033 for fiscal 2004.

     The M/V Palm Beach Princess performs fourteen cruises weekly, that is, a daytime and an evening cruise each day. Each cruise is of five to six hours duration. During each cruise, the M/V Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, sit-down buffet dining, live musical shows, discotheque, bars and lounges, swimming pool and sundecks. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 400 slot machines, all major table games, including blackjack, dice, roulette and poker, and a sports wagering book. During fiscal 2005 the ship completed 699 cruises compared to 702 cruises during the same period last year. During fiscal year 2005, 37 cruises were cancelled due to inclement weather. The majority of the cancellations occurred in the first and second fiscal quarters. During fiscal 2004 the vessel was placed in wet dock for 6 days. During the current fiscal year the vessel was not placed in dry dock or wet dock.

The following is a comparative summary of income and expenses of the M/V Palm Beach Princess operation for the years ended June 30, 2005 and 2004:

                                                 Years Ended
                                                   June 30
                                         -----------------------
               Description                   2005         2004          Change
-------------------------------------    ----------   ----------     ---------
 Passenger Count                             273,964      274,266          (302)
 Number of Cruises                               699          702            (3)
 Average Number of Passengers per Cruise         392          391             1
 Net Revenue per Passenger              $     118.09 $     118.87  $      (0.78)

Operating Revenue:
 Gaming                                 $ 27,350,154 $ 27,528,631  $   (178,477)
 Fare                                      7,946,897    7,860,536        86,361
 On Board                                  4,038,149    3,666,320       371,829
 Less: Promotional Allowances
 Fare                                     (4,947,767)  (4,709,354)     (238,413)
 On Board                                 (2,034,403)  (1,744,737)     (289,666)
                                          ----------   ----------     ---------
 Net Operating Revenue                    32,353,030   32,601,396      (248,366)
                                          ----------   ----------     ---------
Operating Costs and Expenses:
 Gaming                                    9,136,981    8,805,157       331,824
 Fare                                      3,939,114    3,546,153       392,961
 On Board                                    987,397      925,980        61,417
 Maritime and Legal Expenses               6,421,129    6,796,486      (375,357)
 General and Administrative Expenses       3,758,389    3,738,114        20,275
 Interest and Financing Fees               2,059,126    1,109,221       949,905
 Professional Fees - Bankruptcy                    0      400,538      (400,538)
 Depreciation and Amortization             1,977,088      722,714     1,254,374
                                          ----------   ----------     ---------
 Total Operating Costs and Expenses       28,279,224   26,044,363     2,234,861
                                          ----------   ----------     ---------
   Income Before Income Tax Expenses    $  4,073,806 $  6,557,033  $ (2,483,227)
                                         ===========  ===========  ============

Results of Operations for the Years Ended June 30, 2004 and 2003

     Consolidated

     During the year ended June 30, 2004, we reported a net (loss) of ($6,800,030) or a (loss) per share of ($0.86) as compared to income for the prior year of $5,233,826 or income per share of $0.54. During that year, we recorded an impairment loss in the amount of $10 million on the Second Cherry Hill Note taken in exchange, together with cash, for the sale of our note receivable held in the original amount of $23 million on the El Rancho property. Operationally, our net income, before the impairment loss, was $3,199,970 as compared to net income for the prior year of $5,233,826, a decrease of $2,033,856.

     Operating revenues for the fiscal year ended June 30, 2004 increased approximately 5%, however, total expenses before the impairment loss increased approximately 13% due primarily to an increase in interest expense, primarily in connection with interest paid on a note for the purchase of the ship mortgage and the purchase of treasury stock. There were also increased costs of gaming and fare expenses aboard the ship due to higher passenger counts and an increase in the costs of operating the vessel. Corporate development costs and amortization of leasehold improvements also increased substantially reflecting our search for additional business opportunities and reflecting additional improvements made to our shore facilities and aboard the ship.

     Vessel Operations for the Years Ended June 30, 2004 and 2003

     During the year ended June 30, 2004, total revenue from vessel operations was $32,601,396 as compared to $31,080,921 for the year ended June 30, 2003. Gaming revenue increased $1,173,701 or 4% from $26,354,930 in fiscal 2003 to $27,528,631 in fiscal 2004 primarily as a result of an increase in the passenger count of 4%, and an increase in the number of cruises during the comparable periods. Revenue per passenger increased slightly from $118.47 to $118.87. Net fare and on board income increased $346,774 or 7% primarily associated with an increase in passenger counts.

     Casino operating expenses which also includes food, beverage and entertainment expenses increased $916,017 from $7,889,140 or 30% of casino revenue in fiscal 2003 to $8,805,156 or 32% of casino revenue in fiscal 2004 primarily the result of the increased passenger count and the increased number of cruises during the comparable periods. Sales, marketing and advertising expenses increased $374,297 or 12% primarily associated with the increased fare revenue. On board gift shop, catering and cabin expenses increased $76,958 from $849,022 in fiscal 2003 to $925,980 in fiscal 2004.

     Maritime and maintenance costs to operate the ship increased $836,065 from $5,960,421 in fiscal 2003 to $6,796,486 in fiscal 2004 primarily as a result of increases in the amortization of the dry dock maintenance expense performed in fiscal 2004 and our overall increase in operating costs. Finance and administrative expenses decreased $389,247 or 7% in fiscal 2004 primarily the result of a decrease in costs of $440,810 associated with the Chapter 11 case. Depreciation and amortization expenses increased $488,215 from $234,499 in fiscal 2003 to $722,714 in fiscal 2004 due primarily to the amortization of the leasehold improvements made to our offices.

     Total expenses before income taxes for the comparable periods increased $2,302,305 or 9% from $23,742,058 for the year ended June 30, 2003 to
$26,044,363 for the year ended June 30, 2004 primarily as a result of the increase in the number of passengers of 4.5% which increased operating costs, increases in sales and marketing expenses associated with increased passenger counts. Income before taxes from operation of the vessel for the year ended June 30, 2004 was $6,557,033 as compared to $7,338,863 for the year ended June 30, 2003. The ship completed 702 cruises as compared to 709 cruises during the corresponding period last year. During the year ended June 30, 2004 the vessel was placed in wet dock for six (6) days.

The following is a comparative summary of income and expenses of the M/V Palm Beach Princess operation for the years ended June 30, 2004 and 2003:

                                               Years Ended
                                                  June 30,
                                        --------------------------
             Description                    2004           2003       Change
 ----------------------------           -----------    -----------  -----------

 Passenger Count                            274,266        262,346       11,920
 Number of Cruises                              702            709           (7)
 Average Number of Passengers per Cruise        391            370           21
 Net Revenue per Passenger             $     118.87   $     118.47  $      0.40

 Operating Revenue:
  Gaming                               $ 27,528,631   $ 26,354,930  $ 1,173,701
  Fare                                    7,860,536      7,676,510      184,026
  On Board                                3,666,320      3,280,563      385,757
  Less: Promotional Allowances
  Fare                                   (4,709,354)    (4,724,444)      15,090
  On Board                               (1,744,737)    (1,506,638)    (238,099)
                                        -----------    -----------  -----------
  Net Operating Revenue                  32,601,396     31,080,921    1,520,475
                                        -----------    -----------  -----------
 Operating Costs and Expenses:
  Gaming                                  8,805,157      7,889,140      916,017
  Fare                                    3,546,153      3,171,856      374,297
  On Board                                  925,980        849,022       76,958
  Maritime and Legal Expenses             6,796,486      5,960,421      836,065
  General and Administrative Expenses     3,738,114      3,732,126        5,988
  Interest and Financing Fees             1,109,221      1,063,646       45,575
  Professional Fees - Bankruptcy            400,538        841,348     (440,810)
  Depreciation and Amortization             722,714        234,499      488,215
                                        -----------    -----------  -----------
  Total Operating Costs and Expenses     26,044,363     23,742,058    2,302,305
                                        -----------    -----------  -----------
    Income Before Income Tax Expenses  $  6,557,033   $  7,338,863  $  (781,830)
                                        ===========    ===========  ===========

     Results of  Operations  for the Three Months Ended  September  30, 2005 and
2004

     Consolidated

     Revenue for the three months ended September 30, 2005, our first fiscal quarter of 2006, increased $1,012,745 from $6,378,322 in fiscal 2005 to $7,391,067 in fiscal 2006 primarily as a result of increase in revenues generated by the Palm Beach Princess operations during the comparable periods. Operating expenses increased $3,115,886 from $7,108,649 in the three month period in fiscal 2005 to $10,224,535 in fiscal 2006 primarily the result of:

     o recording start up costs for the Big Easy of $2,332,773 compared to last year when no start up costs were recorded and carrying costs on the Royal Star of $350,569;

     o expenses of $241,504 incurred as a result of our entry into the equine business;

     o an increase in depreciation and amortization of $258,319 as a result of depreciation being recorded on the Palm Beach Princess as a result of capital leasing arrangements effective in July, 2004 and amortization of finance fees as a result of the PDS transactions;

     o an increase in the Palm Beach Princess operating expenses, before depreciation and interest expense of $37,369 due to an increase in revenues and the increased number of cruises as compared to last year; and

     o an increase in our general and administrative expenses at the parent company of $146,147 due in part to expensing 400,000 options granted at various prices to our financial advisor in the amount of $86,590 which contract was effective on July 1, 2005, offset by a decrease in other development costs of $250,795 as compared to last year when we had more funds to actively search, both domestically and internationally for additional gaming opportunities.

     The  operating  (loss)  for  the  quarter  ended  September  30,  2005  was
($2,833,468) as compared to an operating (loss) of ($730,327) for the comparative quarter, an increase in loss of $2,103,141 for the reasons stated above.

     Other net expenses decreased by $7,372 due to the additional interest of $205,179 paid to PDS Gaming on the additional borrowings we received from PDS Gaming during the last fiscal year. We began the quarter with note and capital lease borrowings from PDS Gaming in the approximate amount of $29,314,000, compared to the first quarter of last fiscal year when the outstanding borrowings from PDS Gaming were $27 million. The increase in interest expense was offset by the decrease of $200,000 on a note impairment which was recognized last year as compared to this year when there was no impairment expense. The net
(loss) before extraordinary item for the quarter ended September 30, 2005 was ($4,035,539) as compared to a (loss) of ($1,977,360) during the comparative quarter.

     The Net (loss) for the quarter ended September 30, 2005 was ($4,122,130) or a (loss) of ($.39) per diluted share as compared to income of $1,582,640, or ($15) per diluted share for the quarter ended September 30, 2004. During the first quarter of the 2005 fiscal year we recorded extraordinary income, net of tax, of $3,560,00 as compared to this year when no extraordinary income was recorded..

     For the quarter ended September 30, 2005 earnings before interest, taxes, depreciation and amortization and our unusual items of extraordinary income, impairment losses and vessel start up costs (Adjusted EBITDA) was $156,502 as compared to a (loss) of ($331,207) for the quarter ended September 30, 2004. The increase in Adjusted EBITDA of $487,709 was primarily due to EBITDA levels for the Palm Beach Princess increasing from approximately $970,000 in fiscal 2005 to approximately $1.6 million in fiscal 2006. In the quarter ended September 30, 2004, adjusted EBITDA levels were negatively affected by the hurricanes experienced during that quarter.

     Reconciliation of Non-GAAP Measures to GAAP

     Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization and unusual items is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. EBITDA information is presented as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry. In addition, management uses Adjusted EBITDA as the primary measure of the operating performance of its operations, including the evaluation of management personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes, lease and debt principal repayments, which are not reflected in Adjusted EBITDA. It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner. A reconciliation of our Adjusted EBITDA and unusual items to net income (GAAP), is shown below.

     Reconciliation of Adjusted EBITDA to Net Income (GAAP)


                                       Three Months Ended September 30,
                                       -------------------------------
                                              2005            2004
                                          -------------   ------------
Total Adjusted EBITDA                     $     156,502   $   (331,207)
      Depreciation & Amortization              (657,198)      (398,879)
      Interest & Financing Expenses          (1,368,217)    (1,167,591)
      Interest and Other Income                  86,556         78,317
      Income Tax (Expense) Benefit               (7,000)        42,000
                                          -------------   ------------
Net Income (Loss) before Unusual Items       (1,789,357)    (1,777,360)

      Extraordinary Item                              -      3,560,000
      Start Up Costs for Big Easy            (2,332,773)             -
      Impairment Loss                                         (200,000)
                                          -------------   ------------
Net Income (Loss)                         $  (4,122,130)  $  1,582,640
                                          =============   ============


     Vessel Operations for the Three Months Ended September 30, 2005 and 2004

     During the three months ended September 30, 2005, net operating revenue from vessel operations was $7,327,204 as compared to $6,281,500 for the three months ended September 30, 2004. The increase in revenue of $1,045,704 during the comparable quarters was due to an increase in passenger counts of 5,434 for the quarter or an increase of 274 passengers per cruise, and a slight increase in the number of cruises. During the current quarter our revenue per passenger also increased from $112.22 per passenger in fiscal 2005 to $119.31 in fiscal 2006. The revenue per passenger of $119.31 is within a range we normally achieve. We believe the revenue per passenger was depressed during the first quarter of fiscal 2005 because of the uncertainties caused by the hurricanes of September 2004. During the first quarter of fiscal 2006 gaming revenues increased $903,088, or 17%, from $5,329,507 in the first quarter of fiscal 2005 to $6,232,595. Net fare and on board income increased $86,415. Casino operating expenses which also includes food, beverage and entertainment increased $27,941 from $2,114,088, or 40% of casino revenue in fiscal 2005 to $2,142,029, or 34% of casino revenue in fiscal 2006 primarily the result of dividing costs, many of which are fixed by their nature, over increased revenues.

     Fare expenses, which included sales, marketing and advertising expenses increased $15,403 from $875,189 to $890,592.

     General and administration expenses decreased $355,518 from $1,002,647 during the quarter ended September 30, 2004 to $647,129 for the 2005 corresponding quarter. During the current quarter a portion of the employee costs normally incurred by the Palm Beach Princess for operational and administrative salary expenses were allocated to the Big Easy start up operation. These allocations were made to more accurately reflect the cost of preparing the Big Easy for use as a casino gaming vessel. Approximately $365,000 of salaries were allocated to the Big Easy and expensed as developmental costs. This allocation should be taken into consideration when comparing operating results from year to year for the Palm Beach Princess.

     Interest and finance expenses increased $88,785 from $637,178 during the quarter ended September 30, 2004 to $725,963 for the quarter ended September 30, 2005 as a result of the interest paid on the capital lease and the charter hire payments for the Palm Beach Princess on July 7, 2004 and June 30, 2005.

     Depreciation and amortization increased $148,826 from $394,280 during the quarter ended September 30, 2004 to $543,106 for the quarter ended September 30, 2005 as a result of the capital lease arrangement for the Palm Beach Princess under which we recorded depreciation on the vessel for the full quarter, as compared to last year when we recorded depreciation on the vessel for part of the quarter.

     Income before income tax expense in fiscal 2006 was $313,128 as compared to
(loss) before income tax of ($420,776) for the first quarter of fiscal 2005.

     The Palm Beach Princess performs fourteen cruises weekly, that is, a daytime and an evening cruise each day. Each cruise is of five to six hours duration. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, sit-down buffet dining, live musical shows, discotheque, bars and lounges, swimming pool and sundecks. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 400 slot machines, all major table games (blackjack, dice, roulette and poker), and a sports wagering book. During the first quarter of fiscal 2005 the ship completed 156 cruises and 25 cruises were missed due to hurricanes and inclement weather. During the first quarter of fiscal 2006 the ship completed 159 cruises and 18 cruises were missed due to inclement weather.

The following is a comparative summary of income and expenses of the Palm Beach Princess operation for the three months ended October 2, 2005 and October 1, 2004:

                                            Three Months Ended
                                          October 2,    October 1,
              Description                    2005         2004         Change
--------------------------------------- ------------  ------------  -----------
Passenger Count                              61,411         55,977        5,434
Number of Cruises                               159            156            3
Average Number of Passengers per Cruise       3,862          3,588          274
Net Revenue per Passenger              $     119.31   $     112.22   $     7.09

Operating Revenue:
     Gaming                            $  6,232,595   $  5,329,507   $  903,088
     Fare                                 1,623,217      1,479,831      143,386
     On Board                               916,574        867,483       49,091
     Less: Promotional Allowances
     Fare                                  (996,137)      (939,166)     (56,971)
     On Board                              (449,045)      (456,155)       7,110
                                        ------------  -------------  -----------
     Net Operating Revenue                7,327,204      6,281,500    1,045,704
                                        ------------  -------------  -----------
Operating Costs and Expenses:
     Gaming                               2,142,029      2,114,088       27,941
     Fare                                   890,592        875,189       15,403
     On Board                               218,295        211,113        7,182
     Maritime and Legal Expenses          1,846,962      1,467,781      379,181
     Administrative                         647,129      1,002,647     (355,518)
     Finance Expenses - Net                 725,963        637,178       88,785
     Depreciation and Amortization          543,106        394,280      148,826
                                        ------------  -------------  -----------
     Total Expenses                       7,014,076      6,702,276      311,800
                                        ------------  -------------  -----------
       Income (Loss) Before
        Income Tax Expense             $    313,128   $   (420,776)  $  733,904
                                        ============  =============  ===========

     Horse Operations

     We currently own 55 horses, own a share in 15 horses, and are leasing 2 other horses, all of different ages. Several are currently racing, and a few are held as broodmares but the majority are yearlings and two year olds in training. It was our plan to bring those horses into racing after training was completed. Our horse operation has not produced any significant revenue during the fiscal year. We have purchased livestock, which includes stud fees, which total $328,000 as of September 30, 2005 and our training and operational expenses are approximately $75,000 per month. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31,2005.

     Inflation

     To date, inflation has not had a material effect on our operations.

                                    BUSINESS

Overview

     International Thoroughbred Breeders, Inc., a Delaware corporation ("ITB" or the "Company"), was incorporated on October 31, 1980. Until January 1999, we were primarily engaged in the ownership and operation of standardbred and thoroughbred racetracks in New Jersey. During the following two years, our focus concentrated upon working out our debt problems by selling our real properties in an orderly fashion rather than permitting such assets to be lost by foreclosure. Our efforts in that regard were successful, and in two transactions, one in May 2000 and the other in November 2000, we sold all of our real properties and paid our indebtedness in full.

     In April 2001, we acquired, by a bareboat charter, operations of an offshore gaming vessel, the M/V Palm Beach Princess. This vessel sails twice daily from the Port of Palm Beach, Florida and, once beyond the state territorial water's limit, engages in a casino gaming business. The business of operating the cruise vessel includes a variety of shipboard activities, including dining, music and other entertainment as well as casino gaming. We are expanding that business, to which end we entered into a second operating agreement with the Port of Palm Beach District on December 18, 2003, for the berthing of a second vessel, and, on July 6, 2004, we entered into a bareboat charter for a second vessel, the Big Easy. We have refurbished and retrofitted that vessel and we placed the Big Easy in limited service from the Port of Palm Beach on November 12, 2005.

Our Gaming Operations

     The Palm Beach Princess

     The M/V Palm Beach Princess and the Big Easy are chartered by us from Palm Beach Maritime Corporation (formerly MJQ Corp.) and Palm Beach Empress, Inc., two corporations which are controlled by our Chairman.

     The M/V Palm Beach Princess is a large, ocean going cruise ship with a passenger capacity of approximately 850 persons for coastal voyages. The ship is 420 feet long, 6,659 gross tons, and registered in the Republic of Panama. Originally built in 1964, the ship was substantially reconstructed, refurbished, and upgraded in 1973, 1984 and 1997. The ship fully complies with the standards of the International Convention on Safety of Life at Sea as applicable to large passenger ships, and is regularly subjected to safety and health inspections by the United States Coast Guard and the United States Public Health Service.

     We operate the M/V Palm Beach Princess for fourteen cruises weekly, consisting of a daytime and an evening cruise each day. Each cruise is of five to six hours in duration. During each cruise, the M/V Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, sit-down buffet dining, live musical shows, discotheque, bars and lounges, a swimming pool and sundeck. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines, all major table games, including blackjack, dice, roulette and poker, and a sports wagering book.

     As charterer of the vessel, we are responsible for maintaining the vessel, all machinery, boilers and other equipment on the vessel, and are responsible for making all necessary repairs. We are responsible for all expenses of operations, including all taxes payable in respect thereof. As charterer, we have the use of all equipment on board the vessel. We are responsible for re-delivery of the vessel and equipment at the end of the charter period in the same condition as when it was received, except for ordinary wear and tear. We are also responsible for replacing any items of equipment that need replacement and, to the extent equipment may be leased, we are responsible for all rental and other obligations under the applicable leases (including rental and other obligations of Palm Beach Maritime Corporation during the term of the charter under equipment leases in place at inception of our charter). We are further required to keep all insurance in place for the vessel and equipment.

     The Big Easy

     The Big Easy is a smaller vessel than the M/V Palm Beach Princess, being 201 feet long and 4,178 gross tons. The Big Easy is registered in the United States. It was originally built in 1993. We have refurbished and refitted the vessel for our use as an ocean going casino cruise ship, and initially placed it in service on October 18, 2005, although we did not commence limited regular operations until November 12, 2005.

     The Big Easy has a passenger capacity of approximately 1,100 persons for coastal voyages, and complies with the standards of the United States Coast Guard regulations as applicable to ships of its class. It is subject to safety and health inspections by the United States Coast Guard and the Florida Department of Public Health. Casino space on board the vessel occupies approximately 30,000 square feet. We offer full casino services, including slot machines and major table games, dining, a sports wagering book, simulcasting, and multiple bars and lounges. As with the M/V Palm Beach Princess, gaming will be permitted only outside of Florida's 3-mile territorial waters limit.

     The Royal Star

     During our 2004 fiscal year we purchased a third vessel, the M/V Royal Star. However, this ship will need extensive improvements and outfitting before being placed in service. We are currently exploring possible locations from which to operate the vessel and possible financing sources to permit us to make the necessary improvements.

Marketing

     We have developed a marketing program intended to generate a loyal following of repeat customers and to attract tourists who are visiting the area. We have operated the Palm Beach Princess since April 2001 and in November 2005 we introduced a second ship into our operations, the Big Easy. We believe we have positioned the Palm Beach Princess for seniors who not only enjoy slot machines and gaming but also the extensive complimentary buffet and Las Vegas type shows presented on board. Younger professionals also enjoy the evening and weekend cruises. We are broadening our market base with the Big Easy, which has a theme in the Mardi Gras style, by advertising to a younger crowd who will take advantage of the state of the art nightclub on the top deck which features live bands and entertainment along with traditional gaming provided on board.

     In the second quarter of fiscal 2006 we installed a player tracking system on the vessels. Our members will have the ability to play on either vessel and accumulate points for complimentary rewards. This system provides us with personal information and preferences and tracks our customers level of play. We utilize the broadcast medium through strategically placed television and radio campaigns, e-commerce to our mailing list, and our web site is updated weekly. These campaigns are backed up by print in newspapers and tourism targeted magazines. We also have a direct mail program for hotels, travel agents, clients, group leaders, local chambers, associations and others.

     Our primary target for guests is in Palm Beach County, Broward County and Martin County. We actively seek out marketing partners such as tour companies who produce large volume groups. Our reservations and telemarketing are handled in house. We utilize charter and line coach programs which reach out from Melbourne in the North and Miami in the South and we actively seek out marketing partnerships with major brand companies. We also utilize an in-house travel agent to arrange airline and hotel reservations for our major customers.

Other Operations

     During the first quarter of fiscal 2005, we re-entered the equine business. We currently own 55 horses, a share of 15 horses, and are leasing 2 other horses, all of different ages. Several are currently racing and a few are held as broodmares. The majority of our horses are yearlings and two year-olds in training. We are stabling and training the majority of these horses in New Jersey and in Brazil. It was our plan to bring these horses into racing following their training period. The hope was to take advantage of the projected increase in purses as a result of the introduction of slot machines in several state jurisdictions. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31, 2005.

2003 Chapter 11 Case

     In April 2001, in order to obtain rights to operate the Palm Beach Princess under a bareboat charter, we entered into an agreement to purchase a promissory note of Palm Beach Maritime Corporation (or PBMC) in the amount (including accrued interest) of $13.75 million, which was secured by a mortgage against the Palm Beach Princess, from the bankruptcy estate of one of our former affiliates ("Ship Mortgage Obligation"). In addition, we agreed with the bankruptcy estate to purchase shares of our common stock still held by this affiliate for an aggregate purchase price of approximately $1.8 million, which was $.50 per share.

     We began making payments on the Ship Mortgage Obligation in monthly installments of $250,000 until July 2002, at which time a $9.75 million balloon payment was to be due. We obtained extensions of the maturity date (in consideration of our payment of substantial extension fees) until January 2003. On January 3, 2003, we did not have the funds to complete the purchase and after our requests for further extension was denied, in order to protect our invested deposits and operation of the vessel, our subsidiary filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. PBMC, the entity which owned the vessel, also filed for relief under Chapter 11 of the Bankruptcy Code. The petition did not cover us or any of our other subsidiaries. The Palm Beach Princess continued to operate as "debtor-in-possession."

     In September 2003, the bankruptcy court issued an order confirming a plan of reorganization under Chapter 11 of the Bankruptcy Code which was jointly proposed by the debtors. The plan of reorganization included, among other items, the payment of the amounts owing under the Ship Mortgage Obligation and the amounts owing under the stock repurchase discussed above. All of these obligations were secured by a ship mortgage against the Palm Beach Princess vessel and security interests in all of the other assets of the debtors.

     In July 2004, we and PBMC entered into certain financing transactions with PDS Gaming. A portion of these funds was utilized by PBMC to pay in full our obligations under the plan of reorganization. On July 17, 2004, the bankruptcy court issued a final decree closing the Chapter 11 cases.

PDS Gaming Transactions

     During our year ended June 30, 2005, we and several of our subsidiaries, along with PBMC, and Palm Beach Empress, Inc. (or PBE), companies owned or controlled by Francis W. Murray, completed several financial and lease transactions with PDS Gaming, a publicly held company located in Las Vegas. The transactions are described below.

July 7, 2004 Transaction

     On July 7, 2004, we and our subsidiaries ITG Vegas and ITG Palm Beach, LLC, along with PBMC and PBE closed on $23 million in transactions with PDS Gaming. The transactions were structured as a sale/leaseback of the Palm Beach Princess and the Big Easy vessels by PBMC and PBE, although, as to $20 million of the $23 million total, it was effectively equivalent to a secured loan against the Palm Beach Princess and the Big Easy vessels. Of the $23 million:

     o $14 million was advanced to PBMC by Cruise Holdings I, LLC ("Cruise I"), a subsidiary of PDS Gaming, to purchase the Palm Beach Princess, which was subsequently leased and chartered back to PBMC and PBE, which then subchartered the vessel to our subsidiary, ITG Vegas, Inc.;

     o $6 million was advanced to PBMC and PBE by Cruise Holdings II, LLC ("Cruise II"), a subsidiary of PDS Gaming, for the purchase and retrofitting of the Big Easy, which was subsequently leased and chartered back to PBMC and PBE, which then subchartered the vessel to our subsidiary ITG Vegas, Inc. and a new wholly-owned subsidiary of ITG Vegas, ITG Palm Beach, LLC ("ITG Palm Beach"); and

     o the remaining $3 million of funding from PDS Gaming went to ITG Vegas and ITG Palm Beach's lease of gaming equipment for use on the Palm Beach Princess and Big Easy vessels.

     The investment in and operation of the Big Easy required retiring all of our debt in the bankruptcy, due to the negative covenants governing our indebtedness. PBMC was willing to utilize proceeds from its sale of the Palm Beach Princess to pay off all of our indebtedness, which resulted in termination of our investment in the Ship Mortgage Obligation. In its place, we (through ITG Vegas) have options to acquire the M/V Palm Beach Princess and Big Easy vessels on terms which will credit our investment in the Ship Mortgage Obligation against the option exercise prices for the vessels.

     Palm Beach Princess Subcharter and Option to Purchase

     On July 7, 2004, Cruise I entered into a Bareboat Charter and Option to Purchase (the "Princess Charter") and a Master Lease Agreement (together with Lease Schedule No. 1, the "Princess Master Lease") to charter and lease the M/V Palm Beach Princess to PBMC and PBE for a period of five years. The charter hire/rent was $178,500 per month for the first 12 months and $391,762.80 for the remaining term.

     The Princess Charter included an option for PBMC to purchase the M/V Palm Beach Princess at the end of the term and was structured such that the monthly charter hire payments under the Princess Charter would reduce the purchase price for the M/V Palm Beach Princess to zero in five years and title would automatically pass to PBMC at the end of the term of the Princess Charter.

     PBMC and PBE entered into a Sub-Bareboat Charter to charter the M/V Palm Beach Princess to ITG Vegas and ITG Palm Beach for the same five year period. The charter hire payable by ITG Vegas and ITG Palm Beach to PBMC and PBE under the Princess Sub-Charter was $50,000 per month plus one percent (1%) of the gross operating revenues of the M/V Palm Beach Princess. Under the subcharter, PBMC granted to ITG Vegas and ITG Palm Beach an option to purchase PBMC's right to acquire the M/V Palm Beach Princess at the end of the term, for an exercise price equal to the appraised value of the M/V Palm Beach Princess, $17,500,000, to which certain amounts, including principal payments made by ITG Vegas on the PDS Gaming lease were to be credited against the purchase price.

     Big Easy Subcharter and Option to Purchase

     On July 7, 2004, Cruise II entered into a Bareboat Charter and Option to Purchase (the "Big Easy Charter") and Big Easy Master Lease Agreement to charter and lease the Big Easy to PBMC and PBE for a period of five years. The charter hire was $82,695 for the first 12 months and $171,702.54 for the remaining term.

     The Big Easy Charter included an option for PBE to purchase the Big Easy at the end of the term and was structured the same as the Princess Charter in that the monthly payments of charter hire under the Big Easy Charter will reduce the purchase price for the Big Easy to zero and title will automatically pass to PBE.

     PBMC and PBE also entered into a Sub-Bareboat Charter to charter the Big Easy to ITG Vegas and ITG Palm Beach for a five year period. The charter hire payable by ITG Vegas and ITG Palm Beach under the Big Easy Sub-Charter was $100,000 per month plus one percent (1%) of the gross operating revenues of the Big Easy. Under the Big Easy Sub-Charter, PBE granted to ITG Vegas and ITG Palm Beach an option to purchase PBE's right to acquire the Big Easy at the end of the term, for an exercise price equal to the appraised value of the Big Easy, to be determined following the retrofitting and refurbishment of the Big Easy, to which certain amounts are to be credited.

     Lease of Gaming Equipment

     On July 7, 2004, ITG Vegas and ITG Palm Beach entered into a lease (the "Gaming Equipment Lease"), for new and used gaming equipment from PDS Gaming for use on the two vessels. A portion of the equipment was previously owned and used by ITG Vegas on the Princess and was sold to PDS Gaming at closing for $500,000 and then leased back pursuant to the Gaming Master

Lease. The Gaming Equipment Lease had a term of three years. Aggregate rent for all gaming equipment is approximately $1.4 million per year under this agreement. ITG Vegas and ITG Palm Beach have an option to purchase the leased equipment at the end of the term for a purchase price equal to the fair market value of the equipment at such time.

January 5, 2005 Transaction

     On January 5, 2005, Royal Star Entertainment, LLC ("RSE"), a wholly-owned indirect subsidiary of us, borrowed $2,850,000 at an interest rate of 10% per annum from PDS Gaming to be repaid on January 17, 2006. The proceeds of the loan, less a closing fee in an amount equal to $78,375, were used to make improvements to the vessels Royal Star and Big Easy.

     Also on January 5, 2005, RSE entered into an equipment lease with PDS Gaming providing for the lease by RSE of slot machines to be located on the vessel Royal Star. The term of the lease was three years, with rental payments of $11,879 per month for the first four months and $95,350 for the next thirty-two months. RSE paid a closing fee of $57,020, and a security deposit in the amount of $95,350.

April 5, 2005 Transaction

     On April 5, 2005, we and certain of its subsidiaries, together with PBMC, PBE, Francis W. Murray and Francis X. Murray, executed and delivered as joint and several co-borrowers, a promissory note payable to PDS Gaming in the amount of $4.35 million. The note evidences a loan made by PDS Gaming to us, the proceeds of which were used by us to cover the costs of improvements to the Big Easy and to obtain the release of the Big Easy from dry dock. The note bore interest at 20% per annum, until June 30, 2005 when it was refinanced. As further consideration to PDS Gaming, ITG Vegas and ITG Palm Beach entered into a three-year lease of an additional $1.5 million of gaming equipment. Rental payments under such lease were $50,000 per month for 36 months. On September 1, 2005, the gaming equipment lease was cancelled.

June 30, 2005 Transaction

     On June 30, 2005, we entered into a new loan agreement with PDS Gaming, pursuant to which we borrowed $29,313,889 to refinance the approximately $27 million in existing indebtedness to PDS Gaming and we borrowed an additional $2.3 million. The additional $2.3 million advance was needed by our ITG Vegas subsidiary for working capital due to the continuing delay in commencement of operations of the Big Easy, for which the monthly carrying costs had escalated to approximately $1.2 million per month during the quarter ended June 30, 2005.

     As a result of the June 30, 2005 transaction, structured as a loan rather than continuing with the sale leaseback transactions which had been entered in July 2004, the ownership of the vessels Palm Beach Princess and Big Easy reverted to PBMC and PBE (indirectly, since they acquired Cruise Holdings I and Cruise Holdings II from PDS Gaming). The $29.3 million loan is secured by mortgages on the Palm Beach Princess and Big Easy by Cruise I and Cruise II, and also is secured by virtually all of the assets of ITG Vegas and its subsidiaries, including the vessel Royal Star, pledges of our stock in ITG Vegas and its subsidiaries, and collateral assignments of certain promissory notes payable to us. We, along with PBMC and PBE, have guaranteed the loans.

     With the unwinding of the sale leaseback transactions with PDS Gaming and restructuring the indebtedness as loans, the bareboat charters by Cruise I and Cruise II to PBMC and PBE, with ensuing subcharters to ITG Vegas and ITG Palm Beach, have terminated. In their place, ITG Vegas and ITG Palm Beach charter the Palm Beach Princess and Big Easy, respectively, directly from Cruise I and Cruise II, which are in turn owned by PBMC and PBE. These new bareboat charters have substantially the same economic terms as the prior subcharters they replaced.

     Funding under the June 30, 2005 PDS Gaming loan agreement was completed on July 18, 2005, following satisfaction of conditions, including recording of the ship mortgages. Effective August 1, 2005, our monthly interest and principal payments are approximately $1.1 million. Our overall annual interest rate on the new PDS Gaming loan is approximately 15.5% until January 2006, at which time a portion of the loan presently equal to approximately $2.8 million will increase to 20% until ITG Vegas' EBIDTA exceeds $17 million on an annualized basis. The principal will be amortized to maturity on July 1, 2009. ITG Vegas is required to maintain EBIDTA of at least $10.5 million for the 12 months ending January 1, 2006, increasing monthly to $12 million for the 12 months ending October 1, 2006.

December 2005 Transactions

     In december 2005 we borrowed an additional  $535,744 and leased  additional
gaming   equipment  from  PDS   increasing   our  equipment   lease  expense  by
approximately $51,000 per month for 36 months.

Affiliate Loans

     In the fourth quarter of our year ended June 30, 2005, we borrowed approximately $2,150,000 from entities owned by our Chairman, Francis W. Murray.

Other Assets

     First Cherry Hill Note

     In November 2000, through our wholly-owned subsidiary, GSRT, LLC, we closed on the sale of our Garden State Park property, located in Cherry Hill, New Jersey, to Realen-Turnberry/Cherry Hill, LLC. The purchase price was $30 million and was paid by the buyer's note in the amount of $10 million ("First Cherry Hill Note") and the balance of the purchase price was paid in cash. The cash proceeds from such sale were principally used by us to repay in full the outstanding balances on our debt.

     Under the First Cherry Hill Note, all payments are dependent upon, and payable solely out of, the buyer's net cash flow available for distribution to its equity owners. After the equity investors in the buyer have received aggregate distributions equal to their capital contributions plus an agreed upon return on their invested capital, the next $10 million of distributable cash will be paid to us. We will thereafter receive payments under the First Cherry Hill Note equal to 33 1/3% of all distributable cash until the maturity date, which occurs on the fifteenth anniversary of the issuance of the First Cherry Hill Note. We may convert the First Cherry Hill Note, at our option, into a 33 1/3% equity interest in Realen-Turnberry/Cherry Hill during the six-month period prior to the fifteenth anniversary of the issuance of the First Cherry Hill Note. If not then converted, the First Cherry Hill Note will be payable at maturity in an amount equal to (a) the difference, if any, between $10 million and total payments previously made to us under the First Cherry Hill Note and
(b) 33 1/3% of any excess of the fair market value of Realen- Turnberry/Cherry Hill's assets over the sum of its liabilities (other than the First Cherry Hill
Note) and any unreturned equity investment of its owners. We have elected to defer the gain on the sale until such time that collectability under the First Cherry Hill Note from Realen-Turnberry/Cherry Hill can be determined.

     Las Vegas Note; Second Cherry Hill Note

     On May 22, 2000, through our wholly-owned subsidiary, Orion Casino Corporation, we closed on the sale of the non-operating former El Rancho Hotel and Casino in Las Vegas, Nevada to Turnberry/Las Vegas Boulevard, LLC. The sale price was $45 million. The proceeds from the El Rancho sale were principally used by us to reduce the outstanding balances on our loan and to purchase a promissory note of the buyer in the amount of $23 million (the "Las Vegas Note"), which was convertible at our option into a 33 1/3% equity interest in the buyer.

     All payments payable under the note were dependent upon, and payable solely out of, the buyer's net cash flow available for distribution to its equity owners. After the equity investors in the buyer have received total distributions equal to their capital contributions plus an agreed upon return on their invested capital, the next $23 million of distributable cash was to be paid to us. We were thereafter to receive payments under the Las Vegas Note equal to 33 1/3% of all distributable cash until the maturity date, which was to occur on the thirtieth anniversary of our purchase of the note. We elected to defer the gain on the sale of the real property until such time that collectability, under the $23 million Las Vegas Note could be determined.

     On June 16,  2004,  we sold the Las Vegas Note.  The  purchaser  of the Las
Vegas Note was Cherry Hill at El Rancho LP, a limited partnership which is affiliated with the maker of the Las Vegas Note. In exchange for the Las Vegas Note, we received cash payments of $2.8 million, a non-recourse loan from Turnberry Development, LLC, an affiliate of the buyer, in the amount of $5 million and a promissory note issued by Soffer/Cherry Hill Partners, L.P. ("Cherry Hill Partners"), another affiliate of the buyer, in the principal amount of $35,842,027 (the "Second Cherry Hill Note").

     The principal amount of the Second Cherry Hill Note equals the difference between the unpaid principal plus all accrued and unpaid interest (at 22% per annum) under the Las Vegas Note, less the $2.8 million in purchase price payments and $5 million non-recourse loan paid to us. As further consideration, we received the right to use aircraft owned or leased by the buyer or its affiliates, for up to 64 hours in total, which we value at approximately $224,000.

     The consideration received by us in exchange for the Las Vegas Note was negotiated at arms-length with the buyer and the buyers' affiliates. To the extent such consideration resulted in the sale of the Las Vegas Note at a discount, such discount reflected, among other things, our need to monetize the Las Vegas Note in order to obtain working capital as a result of the severe, creditor-imposed restrictions on the ability of our operating subsidiary, ITG Vegas, to distribute profits from its operations to us.

     We are not liable for repayment of the principal of the $5 million loan included in the foregoing consideration. However, we are obligated to pay interest and fees on such loan aggregating $600,000 per year for five years.

     The Second Cherry Hill Note matures in 2015 and is similar to the Las Vegas Note which was sold, in that both generally are payable prior to maturity only from distributable cash of the maker. The obligor under the Second Cherry Hill
Note is one of the principal partners in the entity which purchased the Garden State Park real property from our subsidiary in November 2000, and such obligor will only have funds with which to pay the Second Cherry Hill Note out of its profits from the development of Garden State Park. The development of Garden State Park, located in Cherry Hill, New Jersey, has been delayed as a result of community opposition to certain elements of the development plan, and, while we believe that the development plan is now moving forward, the timing and amount of profits from this project remains highly uncertain. While we expect the First Cherry Hill Note we received in the principal amount of $10 million from the sale of Garden State Park to be fully paid, we are not optimistic that the Second Cherry Hill Note will be fully paid, and accordingly, we have written down on our books the amount of the Second Cherry Hill Note substantially below the $35,842,027 face amount thereof, to $4,278,651.

     The Second Cherry Hill Note is secured by a pledge of stock owned by Raymond Parello, an affiliate of the buyer, in PBE, representing fifty percent (50%) of the stock in that company. PBE is the entity which indirectly owns the Big Easy.

     Mr. Parello has the right to acquire the Second Cherry Hill Note from us in exchange for his stock in PBE. This option held by Mr. Parello will effectively limit the value to us of the Second Cherry Hill Note to the value of Mr. Parello's one-half interest in PBE. Mr. Parello's right will be exercisable upon the later to occur of (1) payment by or for the account of Cherry Hill Partners of $483,205.48 under the Second Cherry Hill Note, and (2) payment of the entire principal balance of the non-recourse loan received by our Orion subsidiary in the principal amount of $5 million, referred to above (upon which repayment our obligation to pay interest and fees of $600,000 per year on such loan would end).

Employees

     As of December 28, 2005, our parent company employed eight full-time and three part time corporate executive, administrative and clerical personnel. ITG Vegas employs a crew of approximately 519 and office and management personnel of 78 for the operations of the Palm Beach casino business which includes the two vessels, M/V Palm Beach Princess and Big Easy.

Competition

     From July 1, 2001 to December 9, 2001 the M/V Palm Beach Princess was the only vessel operating a coastal gaming business from the Port of Palm Beach and our closest competition was approximately 50 miles away in Ft. Lauderdale, Florida. From December 10, 2001 until April 29, 2002 another coastal gaming vessel, the S.S. Horizon Edge, operated from Riviera Beach Marina, which is in close proximity to the Port of Palm Beach. This vessel was 186 feet and had a passenger capacity of 500 people. The M/V Palm Beach Princess is considerably larger at 420 feet with a passenger capacity of 850 people. The Horizon Edge operated on a similar schedule as the Palm Beach Princess, that is, two five hour cruises per day, 7 days a week, however, due to its smaller size it canceled more cruises than the Palm Beach Princess for inclement weather. From June, 2002 until February 15, 2003, the coastal gaming vessel Texas Treasure II was operating from the Port of Palm Beach in competition with the M/V Palm Beach Princess. This vessel is approximately 400 feet, was built in 1968 and has a passenger capacity of approximately 700 people. This vessel had previously operated in competition with the Palm Beach Princess from May 13, 1999 until it discontinued operations on May 15, 2000.

     In the future, we may compete with other vessels which may from time to time be located in the port. Competition would be on the basis of cruise schedules, passenger services, amenities, prices, and percentages of gaming win. There is no assurance that other competing vessels will not enter the gaming business at the existing Port of Palm Beach, at a new and larger port facility in Palm Beach or at another port facility in the future.

     In addition to competing with other vessels in the coastal gaming cruise business, we compete with a variety of other entertainment activities in and around Palm Beach, Florida, including, but not limited to, land-based Native American Indian gaming casinos, poker rooms, horse and dog racing, off track wagering, state-sponsored lotteries, short-term cruises, resort attractions, various sports activities and numerous other recreational activities. We also compete with land-based gaming abroad. For example, a 300 passenger high-speed ferry was scheduled to begin carrying passengers late in 2005 on daily round trips to Freeport, Grand Bahamas where gaming is conducted. There is no assurance that we will be able to successfully compete with such other activities.

     On March 8, 2005 the citizens of Broward County approved a referendum that will amend Florida's constitution to permit slot machines at pari-mutuel facilities in Broward County. Currently there are three race tracks and one jai-alai facility in the County. Broward County is contiguous to Palm Beach County in which we conduct operations. The referendum approved for Broward County in March 2005 also sought approval for Miami- Dade County. However, approval for Miami-Dade County was defeated at that time. In a special session in December 2005, the Florida legislature passed legislation which would permit 1,500 slot machines at each of the four (4) pari-mutuel facilities in Broward County. Neither the timing of the installation of the slot machines, nor the impact to our Company, can be predicted at this time.

     The expansion of slot machines at pari-mutuel facilities in other counties and/or the expansion of Native American tribe gaming in Florida could also materially impact our operation in the near future.

Weather and Seasonal Fluctuations

     The success of our casino cruise business depends on a significant extent on weather conditions. In particular, inclement weather, or the threat of such weather, has a direct effect on passenger counts, potentially adversely affecting our revenues. Bad weather or sea conditions may result in the cancellation of cruises. Our business is also subject to seasonal fluctuations. Our peak seasons are the late fall, winter, and early spring seasons due to the increased local population as well as increased tourist populations.

     During the first quarter of operations of fiscal 2005, four major hurricanes severely impacted the State of Florida, two of which directly struck the Palm Beach area between August 13, 2004 and September 26, 2004. During that period, tourist travel to our area was adversely effected and the lives of local residences were significantly disrupted. We cancelled 33 cruises during the first and second quarters as a result of the weather, loss of utilities and damage to the surrounding areas. During the first quarter of fiscal 2006, we cancelled 18 cruises as a consequence of bad weather including Hurricanes "Katrina" and "Rita".

     The Big Easy completed two voyages beginning on October 18, 2005 but on October 19th left the Palm Beach port because of the threat from hurricane "Wilma." The vessel returned to the area on November 1st but because of the lingering effects of the hurricane and high seas, the vessel operated only intermittently until November 7, 2005. On November 12, 2005, the vessel began limited regular service. However, cruises continued to be cancelled due to high seas.

Federal and State Regulations - Florida

     The effect of amendments in 1994 to the Federal Gambling Ship Act and in 1992 to the Federal Johnson Act was to repeal the prior prohibition under Federal law of gambling aboard ships performing coastal voyages beyond the jurisdiction of state territorial waters (three miles on the United States Atlantic coast), and to permit individual states to enact laws regulating or prohibiting gambling aboard ships performing coastal voyages from ports located in such states.

     From time to time in prior years, bills have been introduced in the Florida legislature which, if enacted, would prohibit coastal gaming cruises from Florida ports. No such bills have been enacted and no such bill is currently pending. There is a risk that the State of Florida may at some future date regulate or prohibit the coastal cruise gaming business. In addition, the Federal government could determine to enact regulations or prohibition of coastal gaming cruises.

     Further, from time to time, bills have been introduced seeking to place passenger surcharges on cruises originating from ports within the State of Florida. Originally, this surcharge was intended to fund a trust fund to be used for statewide beach restoration and management. Such bills were subsequently amended so that the gaming cruise industry would not be taxed. However, there can be no assurance that similar bills designed to tax passengers on cruises such as those offered by us will not be introduced in the future. In addition, while current law and regulations do not now prohibit casino advertising, from time to time bills have been introduced which, in part, prohibit the advertisement of any form of gambling in any newspaper, circular, poster, pamphlet, radio, telegraph, telephone or otherwise. There can be no assurance that such bills will not be reintroduced or enacted in the future. There has also been litigation instituted in the State of Florida against gaming cruise operators for allegedly causing a public nuisance. There can be no assurance that further litigation will not be instituted in the future which, if successful, could adversely affect the industry in which we operate.

     Our vessels are subject to the provisions of SOLAS 74, which was adopted in 1974 by the International Maritime Organization, a specialized agency of the United Nations that is responsible for measures to improve the safety and security of international shipping, and to prevent marine pollution from ships. SOLAS 74 is the current basic safety standard for all ships engaged in international service. The Convention was substantially amended in 1992 and 2000 in order to upgrade and improve shipboard fire safety standards. The Amendments are applicable to all passenger ships engaged in international service, including retroactively those ships such as the Palm Beach Princess that were built prior to 1980. Under the terms of the Amendments, full compliance by older ships with SOLAS 74 standards is to be phased in and implemented over the years and completed no later than October 1, 2010.

     The Palm Beach Princess is in compliance with the SOLAS 74 requirements to date, and has previously completed substantial upgrading and installation of fire sprinkler and smoke detection systems and other fire safety construction standards. By 2010 the ship must comply with the final phase of the implementation of the SOLAS 74 Amendments, most notably being requirements that no combustible material be used in ships' structures and that certain other interior structure and space standards be met. The precise nature and scope of necessary work will be determined in conjunction with the ship's classification society, Det norske Veritas. To accomplish such work may entail substantial cost in order to remove all wood and other combustible materials now used in the structure of the Palm Beach Princess, to refit the ship with non-combustible materials, and otherwise to upgrade interior structure and spaces. We have not yet obtained an estimate of such cost.

Properties

     We lease office space in Wilmington, Delaware which serves as our corporate headquarters. This lease is for one year and is renewable from year to year. Our subsidiary, ITB Management, Inc., leases approximately 4,000 square feet of office space in Bellmawr, New Jersey which serves as an additional administrative office. The lease is for a two year period, expiring on May 31, 2006, and provides for an option to extend such term for an additional two year period commencing June 1, 2006. Our subsidiary, International Thoroughbred Gaming Development Corporation leases one office suite in Miami, Florida which serves as a satellite executive office. The lease is for a one year period and can be renewed annually.

     Through ITG Vegas, we have negotiated with the Port of Palm Beach District a new operating agreement and lease of space in a new office complex constructed at the Port of Palm Beach adjacent to a new cruise terminal effective May 2003. The term of the initial lease is five years at $183,200 per year payable monthly. We were also required to make tenant improvements to the new space in a minimum amount of $333,000, however the actual cost to make the improvements was approximately $950,000. We will have the right to a credit of up to a minimum amount of improvements required of $333,000 of construction costs against the initial term of our five year lease.

     On August 6, 2004 we amended our agreement with the Port of Palm Beach in order to permit the construction of a passenger gangway system and destination signage on Port property and our refurbishment and upgrading of the passenger cruise terminal facilities, which measures, we believe, will enhance our ability to promote and market our cruise services. We will receive a wharfage credit from the Port of Palm Beach in the amount of $75,000 with respect to our construction of the gangway. In addition, we agreed to pay the Port of Palm Beach $.50 per vehicle parked in the passenger parking lot at the Port, for a minimum period of six months beyond the commencement of cruise services at the Port of Palm Beach by the Big Easy.

     Through our subsidiary, Royal Star Entertainment LLC, we have negotiated with the Port of Palm Beach District a second agreement that will permit us to operate the Big Easy in passenger service from the Cruise Terminal at the Port, with certain berthing and scheduling priorities. The initial term of this agreement is five years from the date of commencement of sailings by the Big Easy from the Port, with subsequent renewal options of four and three years. We are required to commence sailings on or before October 31, 2005. We have agreed to compensate the Port of Palm Beach as follows:

     1. From September 1, 2004 through the commencement of sailings, dockage at the rate of $1.00 per foot of overall length per day, plus $7,192 for accrued dockage from prior periods;

     2. From September 1, 2004 through the commencement of sailings, wharfage at the monthly rate of $14,000;

     3. After the commencement of sailings, dockage at the rate of $1.00 per foot of overall length per day for six months, and thereafter at the rate of $1.85 per foot per day;

     4. After the commencement of sailings, wharfage at the rate of $3.50 per passenger for the first 100,000 passengers per year, $3.00 per passenger for the next 50,000 passengers per year, and $2.50 per passenger for those in excess of 150,000 per year; and

     5. Commencing six months after the commencement of sailings, a terminal operating fee of $.75 per passenger for the first 80,000 passengers during the first year; thereafter, $1.00 per passenger for the first 80,000 passengers per year, $.50 per passenger for the next 70,000 passengers, and $.25 per passenger for those in excess of 150,000 per year.

     We have negotiated with the City of Riviera Beach, Florida an agreement that permits us dockage at the 160 foot main dock at the City Marina located north of the Port of Palm Beach. While the agreement does not permit us to operate a day cruise gaming ship from the dock, it prohibits the City from allowing the dock to be used by any other day cruise gaming operator. The term of this agreement is through February 28, 2006, subject to annual renewal at the discretion of the City. The Agreement provides for our payment to the City of dockage and other fees totaling $11,000 per month.

Legal Proceedings

     We are a defendant in various lawsuits incidental to the ordinary course of business. It is not possible to determine with any precision the probable outcome or the amount of liability, if any, under these lawsuits; however, in our opinion, the disposition of these lawsuits will not have a material adverse effect on our financial position, results of operations or cash flows.

     As discussed above, our subsidiary, ITG Vegas, Inc., initiated proceedings under Chapter 11 of the Bankruptcy Code on January 3, 2003. That Chapter 11 case was closed on July 17, 2004.

                                   MANAGEMENT


     The following table sets forth the names and ages of all of our directors and executive officers as of December 27, 2005. Our officers are appointed by, and serve at the pleasure of, the Board of Directors:

     Set forth below is certain information regarding our directors and executive officers:

Name                       Age   Position
----                       ---   --------
Francis W.  Murray         64    Chairman of the Board, President,
                                 Chief Executive Officer and
                                 Cheif Financial Officer
James J.  Murray           66    Director
Walter ReDavid             79    Director
Robert J.  Quigley         76    Director
William H.  Warner         61    Secretary
Francis X.  Murray         39    Vice President of ITG Vegas (surviving
                                 company of merger of Palm Beach
                                 Princess, Inc.  and ITG Vegas)

--------------------------------------------------------------------------------

     Set forth below is certain biographical information with respect to each director and officer, including his principal occupation and employment during the past five years.

     Francis W. Murray. Mr. Murray has been a director since 1996 and our President, Chief Executive Officer and Chairman of the Board since October 10, 2000. On October 15, 2002, Mr. Murray assumed the position of Chief Financial Officer. From time to time from November 1995 until June 1999, Mr. Murray served as President of the Company's subsidiaries ITG and Orion Casino Corporation. From November 1993 through June 1995, Mr. Murray served as a consultant to ITG. From December 1988 through November 1993, Mr. Murray was the co-owner and President of the New England Patriots and co-founder of the St. Louis NFL Partnership, which attempted to obtain an expansion NFL franchise for the city of St. Louis.

     James J. Murray. Mr. Murray was elected by the Board of Directors on February 22, 1999. Mr. Murray previously served as a director of the Company from November 6, 1996 to January 15, 1997. Mr. Murray is a member of the Ronald McDonald House of Charities Local Operations Advisory Council and past President of Jim Murray, Ltd., a sports promotion and marketing firm. In 1969, Mr. Murray joined the Philadelphia Eagles' public relations staff and two years later became the NFL team's administrative assistant. In 1974, he was named the Eagles' General Manager and spent more than nine years in that post, during which the Eagles' appeared in Super Bowl XV. He also served as Director of Marketing for our Garden State Park subsidiary from 1985-1987. Mr. Murray is the brother of Francis W. Murray, who is a director and our President, Chief Executive Officer and Chairman of the Board.

     Walter ReDavid. Mr. ReDavid was elected to the board on July 3, 2001. Mr. ReDavid is a past Registrar of Wills and has served on various Delaware County, Pennsylvania township boards. Mr. ReDavid has been practicing general law as a sole practitioner for over 50 years.

     Robert J. Quigley. Mr. Quigley has been a director since 1980. Since 2002, Mr. Quigley has served as an officer of one of our subsidiaries which was formed to develop foreign gaming opportunities. Since September 2004 Mr. Quigley has been president of our equine subsidiary. And from February 1996 until October 15, 1997, and again from 1999 until October 10, 2000, Mr. Quigley served as our President. Mr. Quigley also served as President from 1988 until July 1992 and. Between November 1995 and May 1996, Mr. Quigley served as our Chairman of the Board and acting Chief Executive Officer. From July 1992 until November 1995, Mr. Quigley was President and Chief Operating Officer of Retama Park Association, Inc., a racetrack facility in San Antonio, Texas.

     William H. Warner. Mr. Warner was appointed our Secretary in October 2000. Mr. Warner served as Treasurer and Chief Financial Officer from 1983 until October 15, 2002. Mr. Warner is a certified public accountant, and prior to joining us, was employed in public accounting for 11 years.

     Francis X. Murray. Mr. Murray, son of our Chairman and CEO, has, since April 2001, been Vice President of our ITG Vegas subsidiary (surviving company of the merger of Palm Beach Princess, Inc. and ITG Vegas) which operates the cruise ship M/V Palm Beach Princess and related offshore gaming business. He has also been President of Palm Beach Maritime Corp. (formerly MJQ Corp.) Corporation since May of 1999, which corporation owns the M/V Palm Beach Princess and operated the cruise and offshore gaming business from May 1999 until chartering the vessel to Palm Beach Princess, Inc. in April, 2001. Prior thereto, Mr. Murray was President (January 1999 to May 1999), and Vice President and General Manager (February 1998 to January 1999) of Palm Beach Casino Line, a division of Leo Equity Group, Inc. which operated the vessel M/V Palm Beach Princess; and in 1997-98 was a consultant for Leo Equity Group, Inc.

Other Key Officers

Other key officers include:
--------------------------------------------------------------------------------
Name                      Age  Position
----                      ---  --------
Christine E. Rice Newell  60   Assistant  Treasurer and Controller of ITB
                               and Secretary/Treasurer of ITG Vegas, Inc.
Jerry Winters             45   Assistant Treasurer and CFO of ITG Vegas, Inc.
Stephen Flood             45   Vice President of Casino Operations,
                               ITG Vegas, Inc.
--------------------------------------------------------------------------------

     Christine E. Rice Newell. Ms. Rice Newell has been our Assistant Treasurer and Controller since 1990. She has served as Secretary/Treasurer of our ITG Vegas, since its inception in December 2001. From 1986 until 1990, Ms. Rice Newell was our Corporate Accounting Manager. Ms. Rice Newell is a certified public accountant.

     Jerry Winters. Mr. Winters has been Chief Financial Officer of our ITG Vegas subsidiary since its inception in April 2001. He has also been Treasurer and CFO of Palm Beach Maritime Corp (formerly MJQ Corp.) Corporation since March 1999. Prior thereto, Mr. Winters was CFO for Home Care America, Inc. (March 1998 to March 1999) and regional CFO for Vencor, Inc. (March 1996 to March, 1998).

     Stephen Flood. Mr. Flood joined the previous owners of the M/V Palm Beach Princess in May 1994. From 1997 he served as a casino manager until January 2000 when he assumed his current position of Vice President, Casino Operations. In that position, Mr. Flood is responsible for management and direction of all aspects of the company's casino operations, including casino marketing, tracking and customer service. Prior to joining the company Mr. Flood was employed in a range of casino positions by Norwegian Cruise Line, Premier Cruises, Lucayan Beach Casino and Charlie Chester's London Casino. He holds licenses issued by British casino regulatory authorities.

Audit Committee

     We do not have an audit committee and, accordingly, our Board of Directors acts as such. The Board also has not determined that any member of the Board meets all of the requirements necessary to be considered an "audit committee financial expert" as defined by SEC Rules. While we have officers, directors and employees who have accounting and financial expertise, during the period (until July of 2004) in which our operating subsidiary was involved in its Chapter 11 case, due to the restrictions on the subsidiary providing funds to us, it was not feasible to add directors, including those with a level of expertise to be considered an "audit committee financial expert." Among other things, there was no assurance that we could continue to pay premiums for directors' liability insurance and we could not afford to pay any significant amount of directors' fees. With our commitment to the subscribers for our Series B Preferred Stock to add two additional directors, we expect to add new directors to our Board who may be an "audit committee financial expert" as defined in SEC Rules.

Involvement in Certain Legal Proceedings

     In February, 2002, Robert J. Quigley and William H. Warner, without admitting or denying the allegations, settled a cease and desist order instituted by the Securities and Exchange Commission relating to filings made in 1997, which included findings by the Commission that Messrs. Quigley and Warner committed and caused violations of the reporting, record keeping and internal control provisions of the Securities Exchange Act of 1934 (the "Exchange Act") by causing the company to improperly disclose and account for certain related party transactions involving our former chief executive officer. Without admitting or denying the Commission's findings, Mr. Quigley consented to the issuance of an order that he cease and desist from causing any violation or future violation of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder and from committing any violation and any future violation of Rule 13b2-2. Also without admitting or denying the Commission's findings, Mr. Warner consented to the issuance of an order that he cease and desist from causing any violation or future violation of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder and from committing any violations and any future violations of Rules 13b2-1 and 13b2-2.

Executive Compensation

     The following table sets forth the cash compensation as well as certain other compensation paid or accrued during fiscal years 2005, 2004 and 2003 to the individuals who served as our chief executive officer during fiscal year 2005 and other executive officers of the Company who earned more than $100,000 during fiscal year 2005 (collectively, the "Named Executives"):

                                                                             Long-Term
                                                                             Compensation
                                                                             Awards
                                          Annual Compensation                ------------
                                          -------------------                Securities
     Name and Principal                                      Other Annual    Underlying       All Other
          Position           Year   Salary($)    Bonus($)   Compensation($)  Options(#)     Compensation($)
---------------------------  ----   ----------  ---------   ---------------  ------------   ---------------
Francis W.  Murray,          2005   395,000(1)       -0-         13,615(2)   724,143         43,500(3)
President, Chief Executive   2004   395,000          -0-         17,701          -0-            -0-
Officer and Chief Financial  2003   402,596          -0-         11,053          -0-         14,733
Officer


Francis X.  Murray, Vice     2005   310,884      115,000         12,135(2)    90,000         65,795(3)(4)(5)
President of ITG Vegas,      2004   290,122       88,628         23,367          -0-          1,399
Inc.                         2003   301,154       88,628         11,647          -0-         21,137


William H.  Warner,          2005   175,000(6)       -0-          9,780(7)       -0-          3,775(8)
Secretary                    2004   175,000          -0-          9,780          -0-          1,440
                             2003   171,635          -0-          9,780          -0-         10,717

     (1) In Fiscal 2005 consists of $395,000 in salary earned by Mr. Murray through June 30, 2005 of which $182,307 was deferred. In Fiscal 2004 all the salary earned by Mr. Murray was deferred. On July 28, 2004 the Company issued 689,730 Treasury Shares to Mr. Murray in payment of deferred salary in the amount of $344,865 that was owed to him for the period from January 3, 2003 to November 18, 2003. For Fiscal 2003 consists of $212,692.48 in salary paid to Mr. Murray and $189,904 of salary earned through June 30, 2003 but deferred.

     (2)  Consists of automobile lease payments.

     (3) At a meeting in June 2005 the Board of Directors awarded Messrs. F.W. Murray and F.X. Murray $43,500 each for their personal guarantees which they were required to provide in order to complete the PDS loan on April 5, 2005. After the Big Easy dry dock company refused to deliver the Big Easy due to our having disputed some of its charges, Messrs. Murrays were required by PDS to personally guarantee the April 2005 PDS loan, the proceeds of which were used by ITG Vegas to obtain the release of the vessel. The Board determined that a 2% guarantor compensation percentage on the guaranteed amount of $4.8 million would be used and 1% of $87,000 or $43,500 would be paid to each as a guarantee fee.

     (4) At its meeting on September 11, 2003 the Board of Directors authorized the future grant of options to purchase an additional 20,000 shares of common stock to Mr. Francis X. Murray at $.50 per share, subject to confirmation of ITG Vegas' Plan of Reorganization and the prior payment of all obligations of the Company to the Bankruptcy Trustee. No such options were to be granted or issued until the Bankruptcy Trustee shall have been paid in full, at which time the Company was authorized (but not obligated) to grant such options. Such action was taken in order to compensate Mr. F.X. Murray for his having personally guaranteed a loan of $300,000 for the Company and for his providing to the Bankruptcy Trustee a personal guaranty for portions of the Company's obligations. In June 2005 the Board of Directors authorized replacing the future option grants to Mr. Murray with a cash payment of $.97 per option share or $19,400 which represented the difference between the original option price of $.50 and the market price on June 26, 2005 of $1.47.

     (5) Fiscal 2005 amounts consist of $877 of life insurance premiums paid by the Company with respect to term life insurance payable to beneficiaries designated by Mr. F. X. Murray, $2,018 contributed by the Company under Palm Beach Maritime Corp.(PBMC) (formerly MJQ Corp.)'s 401(k) plan.

     (6) Consists of $175,000 in salary earned by Mr. Warner through June 30, 2005 of which $26,923 has been deferred.

     (7) Fiscal 2005 amounts consist of monthly automobile allowance of $9,780, of which $4,075 was deferred by Mr. Warner.

     (8) Fiscal 2005 amounts include $2,160 of life insurance premiums paid by the Company with respect to term life insurance payable to beneficiaries designated by Mr. Warner and $1,615, contributed by the Company under its 401(K) plan.

Option Grants in Last fiscal Year

     The following table sets forth certain information regarding stock options granted during fiscal 2005 to the executive officers named in the Summary Compensation Table.


                           Individual Grants
                    --------------------------------                            Potential Realizable
                     Number of                                                    Value at Assumed
                    Securities   Percentage of Total                            Annual Rates of Stock
                    Underlying   Options Granted to    Exercise                Price Appreciation for
                      Options    Employees in fiscal   Price Per  Expiration         Option Term
          Name        Granted       Year 2005 (1)        Share       Date       5% (2)       10% (2)
------------------  ----------   -------------------   ---------  ----------   ----------   ---------
Francis W.  Murray    724,143           71%              2.00      6/27/15      321,043     1,369,075
Francis X.  Murray     90,000            9%              2.00      6/27/15       39,900       170,155

     (1) Based on total number of shares underlying options granted to employees during 2005 of 1,024,143.

     (2) Potential realization value is based on an assumption that the market price of the our common stock appreciates at the stated rates compounded  annually,  from  the date of  grant  until  the end of the respective option term. These values are calculated based on requirements promulgated by the SEC and do not reflect any estimates of future stock price appreciation.

Aggregated  Option  Exercises in Last fiscal Year and Option  Values at June 30,
2005

     The following table provides information with respect to the executive officers shown in the Summary Compensation Table concerning stock options exercised during fiscal 2005 and the value of vested and unvested unexercised options held as of June 30, 2005.

-----------------------------------------------------------------------------------------------------
                                             Number of securities         Value of unexercised
                                             underlying unexercised       in-the-money options at
                                             options at June 30, 2005(#)  June 30, 2005 ($)(2)
                   Shares         Value
                   Acquired on    Realized
                   Exercise (#)    ($) (1)   Exercisable  Unexercisable   Exercisable  Unexercisable
                   ------------   ---------  -----------  -------------   -----------  -------------
Francis W. Murray    2,000,000    2,462,500   1,024,143              -            -          -
William H. Warner            -            -      75,000              -       92,343          -
Francis X. Murray            -            -      18,000         72,000            -          -
-----------------------------------------------------------------------------------------------------

     (1) On July 28, 2004 Mr. Francis W. Murray exercised his options for 2,000,000 shares at time when the stock price was $1.50 per share.

     (2) The value of unexercised in-the-money options is based on the difference between the last reported sale price per share of common stock as reported on the Pink Sheets on June 30, 2005 ($1.50) and the exercise price of the options, multiplied by the number of options.

Summary of 2005 Stock Option and Award Plan

     On June 27, 2005, the Board adopted the 2005 Stock Option and Award Plan (the "Plan") and granted stock options to a number of employees for the purchase of 300,000 shares of our common stock at $2 per share. The Plan provides that all options will terminate, however, if the Plan is not approved by action of our shareholders within one year, or by June 26, 2006. The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, and awards of common stock to employees, directors, consultants and advisors. The options are intended to provide people with additional incentive to devote themselves to our future success, and to improve our ability to attract, retain and motivate officers, employees, directors, consultants and advisors.

     Under the Plan, either the Board of Directors or a committee of the Board charged with administering the Plan (the "Committee") may award shares of common stock and may grant options to purchase shares of common stock. The Board or committee will determine the number of shares subject to each award or option, the conditions and restrictions applicable to shares awarded under the Plan, and the manner and time of a stock option's exercise and the exercise price per share of stock subject to the option, all of which will be specified in the applicable award agreement or option certificate. Options may be either incentive stock options or non-qualified stock options for federal income tax purposes.

     A total of 1,300,000 shares of common stock are authorized for issuance under the Plan. If shares purchasable under an option are not issued because the option lapses or terminates, or if restricted shares awarded under the Plan are forfeited, such shares would again be available for inclusion in future awards or options. If there is a stock split, stock dividend, recapitalization or other relevant change affecting our shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and the prices of all outstanding options granted before such events.

     If, during the term of any option or award we are merged into, consolidated with or acquired by another entity or we reorganize or liquidate, the Board or Committee, in its discretion, may declare all outstanding options then held by participants to be vested and the restrictions on awards of stock to lapse. The Board may also terminate all unexercised options, provided the owners of the options first are given an opportunity to exercise them. Finally, the Board may require that owners of options and awards surrender them in exchange for their fair market value.

Compensation of Directors

     Outside directors are provided compensation of $1,000 for each regular or special meeting of the Board in which each outside director participates either in person or by telephone. On occasion directors have been granted stock options as compensation. Such grants have not been made under any standard compensation arrangements. In September 2003, the Board authorized the future grant of options for 25,000 shares of common stock to all directors, other than our CEO, but did not actually grant the options due to restrictions imposed by our primary creditor. On June 27, 2005 the Board awarded compensation to the three directors, other than our CEO in an amount equal to the difference between $.50 (the original option price) and $1.47 (the last sale price on the prior day), or $.97 per option share, times 25,000, or $24,250 to each of the three directors.

Employment Contracts

     Effective December 1, 2000, we entered into a five-year employment contract with Mr. Francis W. Murray as our Chief Executive Officer that is being continued on a monthly basis. The contract provides for annual compensation of $395,000, a $1,500 monthly automobile expense allowance, a country club annual dues allowance and travel and entertainment reimbursements for business expenses reasonably incurred by him, in addition to participation in various other benefits provided to our employees. As part of his contract, on December 28, 2000, Mr. Murray was awarded options to purchase 2,000,0000 shares of our common stock under an stock incentive plan which was subject to stockholder approval. Such options terminated in fiscal 2002 since the plan was not submitted for shareholder approval, and replacement options were granted in fiscal 2002 with an exercise price of $0.26875 per share, expiring December 31, 2010.

     Mr. F.W. Murray's employment contract provides for the following payments upon termination of his employment. If he is discharged not for "cause" (other than for death or permanent and total disability) or if he resigns for "good reason" or because of a "change in control", Mr. Murray shall be entitled to receive an amount equal to the lesser of 2.99 times his "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as amended, or the balance of his salary for the remaining term of the agreement. In addition, during the period in which Mr. Murray is entitled to receive post-termination compensation, we will pay the premiums in connection with his continued participation in our group health plans pursuant to COBRA, subject to the terms and conditions of such plans. In the event of Mr. Murray's death during the term of his employment, his estate will be entitled to receive solely his salary through the date of death and any amounts payable on account of his death under any insurance or benefit plans or policies maintained by us, in addition to any vested stock options that he may have. Upon termination for permanent and total disability or as a result of his resignation within 12 months following a "change in control", he will be entitled to a continuation of his base salary for a period of one year, plus any amounts payable on account of his disability or incapacity under any insurance or benefit plans or policies maintained by us and any vested stock options. In the event Mr. Murray is discharged for "cause" or resigns without "good reason", Mr. Murray's sole entitlement is the receipt of base salary for any days worked through the date of termination and any vested stock options.

     In April of 2001, when we acquired (under a bareboat charter) the vessel operations of PBMC, we became obligated to honor employment contracts between PBMC and its employees. That included an employment agreement with Francis X. Murray, the son of our Chariman, Francis W. Murray. Mr. F.X. Murray had been the president of PBMC and became vice president of our subsidiary, which is now ITG Vegas, Inc. The employment agreement with Mr. F.X. Murray (which had an initial term of three years which ended December 31, 2003) automatically renews for one-year terms on January 1 of each year unless previously terminated. The employment agreement with Mr. F.X. Murray provides for a base salary of $310,000 per year and an annual bonus of up to 25% of the executive's base salary if certain EBITDA performance goals are met, membership to a golf club, life insurance for the benefit of the executive's dependents in the amount of $1,000,000 and other expense benefits. In addition, the executive is eligible for awards of stock options outside of his employment agreement, and received in that respect options to purchase 90,000 shares of common stock on June 27, 2005, at an exercise price of $2.00 per share.

     Under Mr. F.X. Murray's employment agreement, if we terminate his employment other than for "cause", "death or disability", or if he terminates his employment for "good reason" following a "change of control" then in any such case we shall pay all amounts of base salary and bonus, and shall maintain in effect all of his benefits, which otherwise would have become due through the end of the term of the agreement. If his employment is terminated by us for "cause", or if the executive voluntarily terminates his employment other than for "good reason", then we shall have no further obligation other than to pay him his base salary through the effective date of termination and any other accrued compensation and benefits. If his employment terminates by reason of "disability" then we will pay, for the balance of the term of the contract, any difference between the amount of his base salary and any disability payments he may be entitled to receive under any company-sponsored disability plan.

Compensation Committee Interlocks and Insider Participation

     We do not have a compensation committee of the Board of Directors, and the full Board decides executive compensation. Mr. Francis W. Murray, a member of the Board of Directors, currently serves as our President and Chief Executive Officer and his son, Mr. Francis X. Murray, is Vice President and Chief Operating Officer of our ITG Vegas subsidiary. Another director, Mr. Robert J. Quigley is a former President and Chief Executive Officer, and continues to serve as a part-time employee of our subsidiaries. During the last fiscal year, none of our directors has served on the Compensation Committee of any other company.

                             PRINCIPAL STOCKHOLDERS


     As of December 29, 2005, 11,367,487 shares of our common stock were outstanding. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 29, 2005:

     o each stockholder known to own beneficially more than 5% of our common stock;

     o    each of our Named Executives;

     o    each of our directors; and

     o    all of our directors and executive officers as a group.

     Beneficial ownership has been determined in accordance with rules of the SEC. Under these rules, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by that person by reason of these acquisition rights, but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

     To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                SHARES BENEFICIALLY OWNED AS OF DECEMBER 29, 2005
--------------------------------------------------------------------------------
                                NUMBER OF SHARES OF    PERCENTAGE OF SHARES OF
                                COMMON STOCK           COMMON STOCK
NAME OF BENEFICIAL OWNER        BENEFICIALLY HELD*     BENEFICIALLY HELD

Directors & Named Executives
-----------------------------
Francis W.  Murray                  7,782,498 (1)                 51.2% (6)
Robert J.  Quigley                    179,169 (2)                  1.6%
William H.  Warner                    123,124 (3)                  1.1%
Francis X.  Murray                     90,000 (4)                   .8%
James J.  Murray                            -                        -
Walter ReDavid                              -                        -
All executive officers and
directors as
a group (6 persons)                 8,174,791                     53.8% (6)

Five Percent Stockholder
------------------------
PDS Gaming Corporation                800,000                      7.0%
6280 Annie Oakley Dr.
Las Vegas, NE 89120


Frank A.  Leo                         736,201 (5)                  6.5%
44 Minnbrook Rd
Colts Neck, NJ 07722
--------------------------------------------------------------------------------
*except as footnoted, the number of shares treated as outstanding is equal to 11,367,487 shares

     (1) Includes 1,024,143 shares issuable upon the exercise of stock options and 1,568,622 shares issuable upon conversion of Series B Preferred Stock.
     (2) Includes 100,000 shares of common stock issuable upon the exercise of options.
     (3) Includes 75,000 shares issuable upon the exercise of stock options and 48,000 shares issuable to Mr.Warner provided he agrees to accept such shares as payment of obligations due him by the Company.
     (4) Consists of shares of common stock issuable upon the exercise of options.
     (5) Includes 200,000 shares purchasable under stock options at $0.50 per share.
     (6) Based on conversion of all 500,000 shares of Series B Preferred Stock into 3,826,530 of common stock.

                             SELLING SECURITYHOLDERS

     From July 13, 2005 until December 29, 2005, we accepted subscriptions for the purchase of an aggregate of 500,000 shares of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") which includes the subscription for 204,966 shares of the Series B Preferred Stock by our chairman, Francis W. Murray. Each subscriber is entitled to receive, in addition to shares of Series B Preferred Stock at $15.00 per share, a stock purchase warrant for the purchase of 1.2 shares of our common stock for each share of Series B Preferred Stock purchased. The exercise price under each such warrant will be $3.25 per share and may be exercised on a cashless basis at the discretion of the holder. The warrants are exercisable for a term of three years beginning one year after issuance.

     We entered into a Registration Rights Agreement with the purchasers of the Series B Preferred Stock, pursuant to which we agreed to file a registration statement under the Securities Act in order to register the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the accompanying warrants. This prospectus is a part of that registration statement. The Series B Preferred Stock will automatically be converted into common stock upon the effective date of the registration statement. The initial conversion price is $2.00 per share of common stock, declining by $.02 for each full calendar quarter elapsing from (and including) July 1, 2005 to the date on which the conversion shall occur. For example, if the effective date of the registration statement is January 6, 2006, the conversion price would be $1.96 per share of common stock. Upon conversion, each share of Series B Preferred Stock will be converted into a number of shares of common stock determined by dividing the subscription price of $15.00 per share by the conversion price then in effect. Based upon the conversion price of $1.96 in effect during the period January 1 to March 31, 2006, 3,026,530 shares would be issuable upon conversion of the Series B Preferred Stock.

     Both the number of shares issuable upon conversion and the number of shares and exercise price under the warrants are subject to adjustment as a result of stock dividends, stock splits or any other capital reorganization or reclassification of our common stock. In addition, the number of shares issuable upon conversion (but not the number of shares issuable under the warrants) is subject to adjustment in the event we sell additional shares of common stock at a price that is below $2 per share, subject to exceptions for our presently outstanding stock options and for compensatory stock options that may be granted in the future to employees, officers, directors and consultants of us or our subsidiaries.

     Also on July 13, 2005, we entered into an agreement with MBC Global, LLC, pursuant to which we retained the services of MBC Global as financial advisor on a non- exclusive basis. The agreement has a minimum term of two years, and requires us to pay certain consulting fees to MBC Global. As additional compensation to MBC Global, we agreed to issue three four-year warrants to MBC
Global: (a) a warrant to purchase up to 88,500 shares of common stock at $2.50 per share, (b) a warrant to purchase up to 59,000 shares of common stock at $3.50 per share, and (c) a warrant to purchase up to 88,500 shares of common stock at $4.50 per share. The exercise price and number of shares purchasable under the MBC Global warrants are subject to adjustment to prevent dilution. In connection with the agreement and the warrants, we entered into a Registration Rights Agreement with MBC Global pursuant to which we agreed to file a registration statement under the Securities Act covering the resale of the shares of common stock purchasable under such MBC Global warrants. This prospectus is a part of that registration statement.

     On November 9, 2005, we issued notes to four investors in the aggregate principal amount of $400,000 due December 8, 2005. In connection with these note issuances, we issued the investors warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.50 per share. The notes provided that if we do not repay them within 30 days after the due date, the note holders would receive an additional warrant to purchase 25,000 shares of our common stock for every $100,000 in unpaid notes exercisable at $2.50 per share; and if we do not repay them within 60 days after the due date, for each month thereafter, the note holders would receive an additional warrant to purchase 50,000 shares of our common stock for every $100,000 in unpaid notes exercisable at the lesser of $2.50 per share or the market price on the date the warrant is issued.

     During the first half of fiscal 2006, we deferred payments of charter hire fees of $150,000 per month to Cruise Holdings I, LLC and Cruise Holdings II, LLC; entities wholly owned by PBMC and PBE, respectively. Cruise Holdings I and Cruise Holdings II distributed their rights to payment of a total of $900,000 in unpaid charter hire to PBMC and PBE, which in turn, assigned them to PDS Gaming in payment of loans made by PDS to them. On December 29, 2005, we issued PDS Gaming a total of 450,000 shares of our common stock in payment of this $900,000 in overdue charter hire fees.

     In September 2005, in consideration of PDS Gaming providing us $29.3 million in funding and lease agreements, we agreed to pay a placement fee of $750,000. We made a deposit of $50,000 and the balance was to be paid monthly beginning March 1, 2006 in $58,333 installments. On December 29, 2005, we issued PDS Gaming 350,000 shares of our common stock in payment of the $700,000 in outstanding placement fees.

     The following table sets forth, as of December 29, 2005, information regarding beneficial ownership of our common stock by the selling securityholders, which are the purchasers of our Series B Preferred Stock, MBC Global, the note holders, and PDS, our principal creditor. For purposes of presentation, we have assumed that the selling securityholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants. Assuming these sales, none of the selling securityholders, other than Francis W. Murray, will thereafter beneficially hold in excess of 1% of our common stock.

                                    Number of shares
                                      beneficially          Shares of common
Name of selling securityholder    owned before offering(A)   stock offered(A)
------------------------------    ------------------------   ----------------
MBC Global, LLC                             336,000              936,000 (1)
Greg D. Glyman                              265,592              265,592
Boxer I Trust                               177,062              177,062
M. Brendan Markey Revocable Trust
 dated February 11, 1997                     59,021               59,021
Taylor W. Smith                             177,062              177,062
Ryan Moore Trust
 dated January 20, 1998                      42,011              117,011 (2)
James B. Moore Trust III
 dated January 20, 1998                      42,011              117,011 (2)
Westminster Investments, LLC                119,266              569,266 (3)
Merriman Curhan Ford & Co.                   88,531               88,531
Hightown Limited                             88,531               88,531
Threadneedle Street LLC                      59,021               59,021
Herbert Lande                               177,062              177,062
David A. Pearre II                           29,511               29,511
George C. Stephenson                         59,021               59,021
Brett Moore                                  59,021               59,021
Theodore H. Swindells                       295,103              295,103
Jon Eric Landry                              59,021               59,021
David Bain                                    8,854                8,854
Michael A. Kane & Cindy M. Kane              30,986               30,986
Benjamin Greene                               5,902                5,902
William Bernstein                             2,951                2,951
Andrew Zarnett                               70,825               70,825
Michael P. Moore                             14,756               14,756
Alex Scornavacco                              1,771                1,771
James Lazzarini                              14,756               14,756
Mark R. Slobodnik                            29,511               29,511
John P. Kneafsey                            177,062              177,062
Peter Marcil                                  8,854                8,854
Meadowbrook Opportunity Fund LLC            177,062              177,062
Joseph F. Scoby                             150,503              150,503
Samuel Long                                   5,902                5,902
Jonathan Levy                                 5,902                5,902
Bradley Rotter                              118,041              118,041
Gary Fears                                   29,511               29,511
WFM Partners                                 61,971               61,971
Francis W. Murray                         8,028,458            1,814,582 (4)
PDS Gaming                                  800,000              800,000

(A) includes shares issuable upon conversion of Series B Preferred Stock and shares issuable upon excercise of warrants attached to the Series B Preferred Stock.

(1) includes 600,000 shares underlying warrants that may be issued pursuant to an outstanding note agreement through June 30,2006

(2) includes 75,000 shares underlying warrants that may be issued pursuant to an outstanding note agreement through June 30,2006

(3) includes 450,000 shares underlying warrants that may be issued pursuant to an outstanding note agreement through June 30,2006

(4) excluding the shares offered herein, Mr. Murray beneficially owns 6,213,873 shares of our common stock representing 40.9% of outstanding common stock giving effect to the conversion of all the Series B Preferred Stock.

                              Plan of Distribution

     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell shares of common stock underlying their Series B Preferred Stock and warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The underlying common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices relating to the prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o for our common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o    otherwise   than   on   such   exchanges   or   services   or  in  the
          over-the-counter market;

     o through the writing of options, whether such options are listed on an option exchange or otherwise; or

     o    through the settlement of short sales.

     These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     The aggregate proceeds to the selling securityholders from the sale of the common stock pursuant to this prospectus will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is listed for trading on the OTC Bulletin Board.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     The selling securityholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act to the extent the selling securityholders may be deemed to be underwriters.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

     A selling securityholder may decide not to sell any common stock described in this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling securityholder may transfer or gift the underlying common stock by other means not described in this prospectus.

     We entered into a registration rights agreement for the benefit of the selling securityholders to register the common stock underlying their securities under applicable securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and certain of the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                              CERTAIN RELATIONSHIPS

     During the third quarter of fiscal 2001, we invested in two projects in which our Chairman, President and Chief Executive Officer, Francis W. Murray, also has a pecuniary interest. In connection with one project, the Board of Directors approved advances, as loans, of up to $1.5 million to a limited partnership in which Francis W. Murray owned, at that time, an 80% equity interest and owned the general partner, the proceeds of which were to be used to pay costs and expenses for development of a golf course in California. In fiscal 2003, the limited partnership's indebtedness to us, including principal and accrued interest, in the amount of $929,541 was assumed by OC Realty, LLC, a Florida limited liability company which is owned by Francis W. Murray and which owns the second real estate project (Ocean Club) described below. This indebtedness was due December 31, 2004, but was extended by the Board of Directors to December 31, 2007, and bears an interest rate of 6%.

     In the second project, Mr. Murray, through OC Realty, is participating in the development of an oceanfront parcel of land, located in Fort Lauderdale, Florida, which has received all governmental entitlements from the City of Fort Lauderdale and the State of Florida to develop a 14-story building to include a 5-story parking garage, approximately 6,000 square feet of commercial space and a residential 9-story tower. As of June 30, 2005, we had lent $2,034,405 in total to the project and we have accrued interest in the amount of $1,485,080 on the loan. These loans bear interest at 12% and will be repayable out of OC Realty's share of proceeds, after payment of bank debts, generated by the sale of condominiums. We will also have the right to receive, as a participation interest, from available cash flow of OC Realty, if the project is successful, a priority return of our investment and a priority profits interest for up to three times our investment. Repayment of these loans and our participation interest will be subject to repayment of, first, bank debt of approximately $14 million as of June 30, 2005, second, construction financing expected to amount to $25 to $30 million and third, any capital invested by and fees payable to joint venture partners, including OC Realty. OC Realty's share of proceeds thereafter will range from 22.5% to 45%. We have assessed the collectability of the advances made to OC Reality based on comparable sales of like units in the marketplace which suggest demand is strong and prospective sales of the project's condominium units will be adequate to meet its obligations and provide sufficient return to OC Realty with which to pay OC Realty's debt to us.

     As described in the Business section above, beginning on July 7, 2004, we entered into Sub-Bareboat Charters of the vessels M/V Palm Beach Princess and Big Easy with entities (PBMC and PBE) owned or controlled by our Chairman, Francis W. Murray. Pursuant to our June 30, 2005 refinancing and restructuring of the previous PDS Gaming transactions, we now charter the vessels, M/V Palm Beach Princess and Big Easy directly from Cruise Holdings I and Cruise Holdings II, respectively, which companies are owned by PBMC and PBE. Pursuant to the new charters, we pay Cruise Holdings I and Cruise Holdings II, as owners of the vessels, charter fees of $50,000 per month for the Palm Beach Princess and $100,000 per month for the Big Easy, plus 1% of our gross revenues from operation of those vessels. We have the right to purchase either or both vessels, at our option, for $17.5 million in the case of the Palm Beach Princess, representing its appraised value as of January 12, 2004, and for fair market value (to be determined by appraisal) in the case of the Big Easy. The charters are treated as capital leases since, once we pay off the loans against the Palm Beach Princess and Big Easy, we will be entitled to substantial credits against the purchase prices of the vessels. We will receive a $14 million credit in the case of the Palm Beach Princess and a $6 million credit in the case of the Big Easy, representing the original principal amounts of the July 2004 sale
- leaseback transactions involving those vessels, as well as credits for our investment in the Ship Mortgage Obligation of approximately $7.2 million which can be applied to the purchase price of either vessel, and a credit for the portions of the costs of refurbishing and retrofitting the Big Easy which we paid, amounting to approximately $3 million, that can be applied to the purchase price of the Big Easy.

     At a meeting in June 2005, the Board of Directors approved compensating Messrs. F.W. Murray and F.X. Murray $43,500 each for their personal guarantees which they were required to provide in order to complete the PDS Gaming loan on April 5, 2005. Messrs. Murray were required by PDS Gaming to personally guarantee the loan, the proceeds of which were used by ITG Vegas to obtain the release of the Big Easy vessel from dry dock. The Board determined that a 2% guarantor compensation percentage on the guaranteed amount of $4.8 million would be used and 1% of $87,000 or $43,500 would be paid to each as a guarantee fee.

     In September 2003, the Board of Directors authorized the future grant of options to purchase an additional 20,000 shares of common stock to Mr. F.X. Murray, at $.50 per share, subject to confirmation of ITG Vegas' Plan of Reorganization and the prior payment of all obligations of ITG Vegas to our secured creditor. No options were to be granted or issued until the secured creditor was paid in full, at which time we were authorized, but not obligated, to grant the options. This action was taken in order to compensate Mr. F.X. Murray for his having personally guaranteed a loan of $300,000 for the Company and for his providing to our secured creditor a personal guaranty for portions of our obligations. In June 2005, the Board of Directors approved replacing the authorized but ungranted options to Mr. F.X. Murray with a cash payment of $.97 per option share, or $19,400, which represented the difference between the original option price of $.50 and the prior day's closing price on June 26, 2005 of $1.47.

     From time to time, Francis W. Murray or entities owned by him have advanced funds to us to meet our operating expenses. Mr. F.W. Murray is normally reimbursed directly by us or through miscellaneous advances we may make on his behalf. During our fourth quarter ended June 30, 2005, Mr. F.W. Murray or companies owned or controlled by him made advances to us in the amount of approximately $2,150,000 to fund our working capital needs. Additionally, we deferred making payments to Mr. F.W. Murray or his companies, the majority of which were during the last quarter, for charter hire fees on the M/V Palm Beach Princess and Big Easy vessels and for deferred salary. As of June 30, 2005, the total advances and deferred payments due him were $2,983,272 and as of December 29,2005 exceeded $3,400,000. On December 29,2005, Mr. Murray agreed to accept payment for $3,074,500 of our indebtedness to him in the form of Series B Preferred Stock under the same terms of our private offering.

     At a meeting of the Board of Directors of the Company held on June 29, 2004 the Board authorized compensating F.W. Murray for tax consequences he would incur as a result of the PDS Gaming transactions. The amount and form of the compensation was to be determined by the full Board of Directors when data as to such tax consequences became available. At its meeting on June 27, 2005, the Board of Directors determined that the tax effect of the transaction to Mr. F.W. Murray totaled $1,064,500 and that he should be compensated in that regard by granting him an option to purchase 724,143 shares at an exercise price of $2 per share. The number of option shares was determined by dividing the $1,064,500 by the closing stock price on June 27, 2005 of $1.47.

     We employ Tanuja Murray, daughter-in-law of F.W. Murray on a part time basis. Mrs. Murray holds a law degree and is acting in the capacity of assistant to the Chairman with respect to certain legal aspects of our company business. Mrs. Murray earns $60,000 per year in addition to the regular employee benefits.

     During the first quarter of fiscal 2005, we re-entered the equine business. In addition to the purchase of horses from outside parties, we purchased horses, the majority being one and two year olds, from Mr. F.W. Murray at prices to be determined by an appraisal of their values. Payment for these horses will only be made out of profits realized from the horses purchased from Mr. F.W. Murray, if any. It was our plan to bring these horses into racing following the training period to take advantage of the projected increase in purses as a result of the introduction of slot machines in several state jurisdictions. We expect to cease our horse operations and divest our interest in the racehorse assets as of December 31,2005.

     During the first half of fiscal 2006, we deferred payments of charter hire fees of $150,000 per month to Cruise Holdings I, LLC and Cruise Holdings II, LLC, entities wholly owned by PBMC and PBE, respectively. Cruise Holdings I and Cruise Holdings II distributed their rights to payment of a total of $900,000 in unpaid charter hire to PBMC and PBE, which in turn, assigned them to PDS Gaming in payment of loans made to them by PDS. On December 29, 2005, we issued PDS a total of 450,000 shares of our common stock in payment of this $900,000 in overdue charter hire fees.

                          DESCRIPTION OF CAPITAL STOCK

     The following information describes our capital stock as well as certain provisions of our certificate of incorporation and bylaws that will be in effect as of the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

General

     Our authorized capital stock consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 500,000 shares have designated as Series A Convertible Preferred Stock and 500,000 shares have designated as Series B Preferred Stock.

     As of December 29, 2005, there were outstanding:

     o    11,367,487 shares of commo stock;

     o 2,408,643 shares issuable upon the excercise of options issued to various directors and employees;

     o    1,311,000 shares issuable upon the exercise of outstanding warrants;

     o 3,826,530 shares issuable upon the conversion of 500,000 shares of Series B Preferred Stock; and

     o 1,000,000 shares issuable upon the exercise of options available for future grant under our stock option plans.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. The holders of common stock are entitled to receive dividends, if any, as our board may declare from time to time out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding. The holders of our common stock do not have preemptive, redemption or conversion rights.

Preferred Stock

     Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

     As of the date of this prospectus, we have authorized two classes of preferred stock, Series A Preferred Stock and Series B Convertible Preferred Stock. As of December 29, 2005, we had outstanding 362,844 shares of Series A Preferred Stock and 500,000 shares of Series B Convertible Preferred Stock.

Series A Preferred Stock

     Commencing December 15, 1983, holders of the Series A Preferred Stock were entitled to share on a pro rata basis in cash dividends payable annually out of race track earnings of our subsidiary which owned and operated the Garden State Race Track facility in Cherry Hill, New Jersey. The Garden State Race Track facility was sold in 1999, and as such no dividends are paid on the Series A Preferred Stock.

     Except as required by applicable law, holders of the Series A Preferred Stock have no voting rights as stockholders.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the Series A Preferred Stock are entitled to receive $100 per share plus accrued dividends, if any, prior to payment or distribution of assets with respect to its common stock or any other class or classes ranking junior to the Series A Preferred Stock.

     Each share of Series A Preferred Stock was convertible after issuance at the option of the holder into shares of this corporation's common stock until July 31, 1993, at which time this conversion right terminated.

Series B Preferred Stock

     From July 13, 2005 until December 31, 2005, we accepted subscriptions for the purchase of an aggregate of 295,034 shares of our Series B Preferred Stock at $15.00 per share. On December 29,2005, our chairman purchased the balance of our Series B Preferred Stock offering consisting of 204,966 shares of Series B Preferred Stock in payment of $3,074,500 of our debt to him. The Series B Preferred Stock is automatically converted into common stock upon the effective date of the registration statement, of which this prospectus is a part. The initial conversion price is $2.00 per share of common stock, declining by $.02 for each full calendar quarter elapsing from (and including) July 1, 2005 to the date on which the conversion shall occur. For example, if the effective date of the registration statement is January 6, 2006, the conversion price would be $1.96 per share of common stock. Upon conversion, each share of Series B Preferred Stock will be converted into a number of shares of common stock determined by dividing the subscription price of $15.00 per share by the conversion price then in effect.

     The number of shares issuable upon conversion of the Series B Preferred Stock is subject to adjustment as a result of stock dividends, stock splits or any other capital reorganization or reclassification of our common stock. In addition, the number of shares issuable upon conversion of the Series B Preferred Stock is subject to adjustment in the event we sell additional shares of common stock at a price that is below $2 per share, subject to exceptions for our presently outstanding stock options and for compensatory stock options that may be granted in the future to employees, officers, directors and consultants of us or our subsidiaries.

     All shares of the Series B Preferred Stock rank (a) prior to our common stock, and (b) junior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the company, whether voluntary or involuntary. The Series B Preferred Stock is entitled to a liquidation preference equal to the subscription price of the Series B Preferred Stock, or $15.00 per share.

     The holders of the Series B Preferred Stock have no voting power, except as otherwise provided by applicable law.

Warrants

     As of December 29, 2005,we have outstanding warrants to purchase our common stock as follows;

     o we have issued warrants to purchase 600,000 shares of common stock granted to purchasers of Series B Preferred Stock, exercisable over three (3) years beginning one year after issuance date at an exercise price of $3.25 per share

     o we have issued to certain note holders, holding an aggregate of $400,000 in notes, warrants to purchase 200,000 shares of our common stock exercisable at the lessor of $2.50 per share;

     o we have also agreed to issue to certain note holders, holding an aggregate of $400,000 of notes, warrants to purchase 200,000 shares of common stock per month exercisable at the lessor of $2.50 per share or the market price on the date of issue for each month after December 2005 until the notes are paid;

     o in April 1996 we issued 275,000 warrants to purchase 275,000 shares of common stock at an exercise price of $4.00 per share expiring in April 2006

Anti-Takeover Effects of Provisions of Our Bylaws

     Provisions of our bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

     Our bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent

     The transfer agent for our common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered will be passed upon for us by Cozen O'Connor, Philadelphia, Pennsylvania.

                                     EXPERTS

     The financial statements of International Thoroughbred Breeders, Inc. as of June 30, 2005 and 2004, and for each of the three years in the period ended June 30, 2005, included in this prospectus have been audited by Stockton Bates LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance on the report of such firm given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                    International Thoroughbred Breeders, Inc.

                          INDEX TO FINANCIAL STATEMENTS


                                                                Page
International Thoroughbred Breeders, Inc.
-----------------------------------------


Report of Independent Registered Public Accounting Firm..............F-1-1

Consolidated  Balance Sheets as of June 30, 2005 and 2004
 and September 30, 2005(unaudited)...................................F-1-2

Consolidated Statements of Operations for the Years Ended
 June 30, 2005, 2004 and 2003 and for the Three Months Ended
 September 30, 2005 and 2004 (unaudited).............................F-1-4

Consolidated Statements of Stockholders' Equity for the
 Years Ended June 30, 2005, 2004 and 2003 and for the Three
 Months Ended September 30, 2005 (unaudited).........................F-1-5

Consolidated Statements of Cash Flows for the Years ended
 June 30, 2005, 2004 and 2003 and for the Three Months Ended
 September 30, 2005 (unaudited) .....................................F-1-6

Notes to the June 30, 2005 Form 10-K  Consolidated
 Financial Statements................................................F-1-7

Notes to the September 30, 2005 Form 10-Q Consolidated
 Financial Statements................................................F-2-1

         REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of International Thoroughbred Breeders, Inc.
Wilmington, Delaware


     We have audited the accompanying consolidated balance sheets of International Thoroughbred Breeders, Inc. and subsidiaries as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended June 30, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Thoroughbred Breeders, Inc. and its subsidiaries as of June 30, 2005 and 2004 and the results of their operations and their cash flows for the three years ended June 30, 2005, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.



                               STOCKTON BATES, LLP



Philadelphia, Pennsylvania
September 8, 2005


                                       F-1-1

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        AS OF JUNE 30, 2005 AND 2004 AND
                            AS OF SEPTEMBER 30, 2005

                                     ASSETS

                                                                   June 30,             September 30,
                                                          ----------------------------      2005
                                                              2005           2004        (UNAUDITED)
                                                          -------------  -------------  -------------
 CURRENT ASSETS:
       Cash and Cash Equivalents                          $   1,204,384  $   7,508,632  $   2,044,886
       Accounts Receivable                                    1,879,088        223,411         53,529
       Prepaid Expenses                                       1,392,315        738,504      1,631,554
       Other Current Assets                                     443,481        153,625        372,769
       Assets of Discontinued Operations                        401,747        400,835        401,710
                                                            ------------   ------------   ------------
            TOTAL CURRENT ASSETS                              5,321,015      9,025,007      4,504,448
                                                            ------------   ------------   ------------


 VESSELS, EQUIPMENT & LIVESTOCK:
       Vessel - Palm Beach Princess - under Capital Lease    17,500,000              -     17,500,000
       Equipment                                              3,118,284      2,217,312      3,164,503
       Leasehold Improvements - Port of Palm Beach              987,267        913,394        987,974
       Livestock                                                328,247              -        328,247
       Vessel Not Placed in Service - Big Easy -
        under Capital Lease                                  24,318,989              -     24,501,803
       Vessel Not Placed in Service - Royal Star              2,971,141      1,321,494      3,011,292
                                                            ------------   ------------   ------------
                                                             49,223,928      4,452,210     49,493,819
       LESS: Accumulated Depreciation and Amortization        2,625,763        916,186      3,166,917
                                                            ------------   ------------   ------------

            TOTAL VESSELS, EQUIPMENT & LIVESTOCK- NET        46,598,165      3,536,024     46,326,902
                                                            ------------   ------------   ------------


 OTHER ASSETS:
       Notes Receivable                                      14,278,651     14,778,651     14,278,651
       Mortgage Contract Receivable - Related Party                   -     13,750,000              -
       Vessel Deposits - Related Parties                     10,228,758              -     10,262,758
       Deposits and Other Assets - Related Parties            4,482,171      8,410,940      4,558,028
       Deposits and Other Assets - Non-Related Parties        1,435,923        334,975      1,001,635
       Spare Parts Inventory                                  1,018,982        978,119        999,998
                                                            ------------   ------------   ------------
            TOTAL OTHER ASSETS                               31,444,485     38,252,685     31,101,070
                                                            ------------   ------------   ------------


 TOTAL ASSETS                                             $  83,363,665  $  50,813,716  $  81,932,420
                                                            ============   ============   ============

See Notes to Consolidated Financial Statements.

                                      F-1-2

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        AS OF JUNE 30, 2005 AND 2004 AND
                            AS OF SEPTEMBER 30, 2005

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    June 30,              September 30,
                                                         -------------------------------      2005
                                                             2005              2004        (UNAUDITED)
                                                         -------------     -------------  --------------

 CURRENT LIABILITIES:
       Accounts Payable                                  $   5,505,374     $   1,104,721  $    5,068,244
       Accrued Expenses                                      2,710,584         2,169,197       3,707,751
       Short-Term Debt                                       1,090,479         4,186,012         935,717
       Vessel Lease Payable - Current Portion                5,020,136                 -       6,164,293
       Current Advances From Related Parties                 2,983,271                 -       3,276,705
       Deferred Interest - Short-Term                          497,685           514,440         504,053
       Short-Term Debt - Related Parties                       196,164           183,164         496,164
       Liabilities of Discontinued Operations                  401,000           310,798         403,400
                                                           ------------      ------------    ------------
            TOTAL CURRENT LIABILITIES                       18,404,693         8,468,332      20,556,327
                                                           ------------      ------------    ------------

 LONG-TERM LIABILITIES:
       Vessel Lease Payable - Long Term Portion             29,530,585                 -      27,581,056
       Long-Term Debt - Net of Current Portion               2,683,432         4,095,827       2,623,611
       Deferred Interest - Long-Term                         1,501,185         1,957,920       1,370,396
       Long-Term Advances From Related Parties                  98,099           285,649          77,650
                                                           ------------      ------------    ------------
            TOTAL LONG-TERM LIABILITIES                     33,813,301         6,339,396      31,652,713
                                                           ------------      ------------    ------------

 DEFERRED INCOME                                             1,595,220         5,439,951       1,577,304

 COMMITMENTS AND CONTINGENCIES                                       -                 -               -


 STOCKHOLDERS' EQUITY:
       Series A Preferred Stock, $100 Par Value,
          Authorized 500,000 Shares, 362,844
          Issued and Outstanding, respectively              36,284,375        36,284,375      36,284,375
       Series B Convertible Preferred Stock,
          $10 Par Value, Authorized 500,000 Shares,
          197,300 Issued and Outstanding                             -                 -       1,973,000
       Common Stock, $2 Par Value, Authorized
          25,000,000 Shares, Issued, 11,482,564 and
          11,480,279, respectively, and Outstanding,
          10,567,487 and 7,802,134 respectively             22,965,125        22,960,557      22,965,125
       Capital in Excess of Par                             20,112,328        20,191,982      20,855,833
       (Deficit) (subsequent to June 30, 1993,
          date of quasi-reorganization)                    (49,352,173)      (46,989,638)    (53,474,303)
                                                           ------------      ------------    ------------
                                                            30,009,655        32,411,776      28,604,030
       LESS:
          Treasury Stock, 915,077 and 3,678,146
          Shares, respectively, at Cost                       (457,538)       (1,839,073)       (457,538)
          Deferred Compensation, Net                            (1,666)           (6,666)           (416)
                                                           ------------      ------------    ------------
            TOTAL STOCKHOLDERS' EQUITY                      29,550,451        30,566,037      28,146,076
                                                           ------------      ------------    ------------


 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $  83,363,665     $  50,813,716  $   81,932,420
                                                           ============      ============    ============

See Notes to Consolidated Financial Statements.

                                      F-1-3

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENEDED JUNE 30, 2005, 2004 AND 2003 AND
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004


                                                                                                                 (Unaudited)
                                                                     June 30,                                    September 30,
                                                  -----------------------------------------------      -----------------------------
                                                      2005             2004             2003              2005              2004
                                                  -------------    ------------     ------------      ------------     ------------
 OPERATING REVENUES:
       Gaming                                   $   27,350,154   $  27,528,631    $  26,354,929    $    6,232,595     $   5,329,507
       Fare                                          2,999,130       3,151,182        2,952,066           627,080           540,665
       On Board                                      2,003,746       1,921,583        1,773,926           467,529           411,328
       Other                                           420,217         360,843          209,678            63,863            96,822
                                                  -------------    ------------     ------------      ------------     ------------
         NET OPERATING REVENUES                     32,773,247      32,962,239       31,290,599         7,391,067         6,378,322
                                                  -------------    ------------     ------------      ------------     ------------

 OPERATING COSTS AND EXPENSES:
       Gaming                                        9,136,981       8,805,157        7,889,140         2,142,029         2,114,088
       Fare                                          4,310,927       3,868,705        3,381,534           975,632           960,198
       On Board                                        987,397         925,980          849,022           218,295           211,113
       Maritime & Legal Expenses                     6,421,129       6,796,486        5,960,421         1,846,962         1,467,781
       General & Administrative Expenses             3,007,640       3,722,984        4,121,811           611,824         1,004,193
       General & Administrative Expenses -
           Parent                                    1,976,507       1,655,378        1,452,047           573,730           427,583
       Ship Development Costs - Big Easy             5,011,756               -                -         2,332,773                 -
       Ship Development Costs - Royal Star             284,257               -                -           350,569                 -
       Equine Costs                                    447,989               -                -           241,504                 -
       Development Costs - Other                       970,836         700,580          306,952           274,019           524,814
       Depreciation & Amortization                   1,994,507         739,871          254,082           657,198           398,879
       ITG Vegas Bankruptcy Costs                            -         417,454          841,348
                                                  -------------    ------------     ------------      ------------     ------------
         TOTAL OPERATING COSTS AND EXPENSES         34,549,926      27,632,595       25,056,357        10,224,535         7,108,649
                                                  -------------    ------------     ------------      ------------     ------------

 OPERATING INCOME (LOSS)                            (1,776,679)      5,329,644        6,234,242        (2,833,468)         (730,327)
                                                  -------------    ------------     ------------      ------------     ------------

 OTHER INCOME (EXPENSE):
       Interest and Financing Expenses              (2,518,214)     (2,232,119)      (1,334,463)       (1,216,779)       (1,011,600)
       Interest and Financing Expenses -
           Related Party                            (1,327,674)        (15,873)          (4,186)         (151,438)         (155,991)
       (Loss) on Impairment of Note Receivable        (500,000)    (10,000,000)               -                 -          (200,000)
       Interest Income                                  11,988          79,320           81,039            13,667            74,343
       Interest Income Related Parties                 292,583         247,785          342,226            64,541             3,974
       Other Income                                      7,961          19,713           60,468             8,347               241
                                                  -------------    ------------     ------------      ------------     ------------
            TOTAL OTHER INCOME (EXPENSE)            (4,033,356)    (11,901,174)        (854,916)       (1,281,662)       (1,289,033)
                                                  -------------    ------------     ------------      ------------     ------------

 INCOME (LOSS) BEFORE TAX PROVISION
 AND EXTRAORDINARY ITEM                             (5,810,035)     (6,571,530)       5,379,326        (4,115,130)       (2,019,360)
        Income Tax Expense                              90,000         228,500          145,500             7,000           (42,000)
                                                  -------------    ------------     ------------      ------------     ------------

 INCOME (LOSS) BEFORE EXTRAORDINARY ITEM            (5,900,035)     (6,800,030)       5,233,826        (4,122,130)       (1,977,360)

 EXTRAORDINARY ITEM -  Fees charged to related
       parties for Master Settlement
       Agreement ( Note 12)                          4,000,000               -                -                 -         3,560,000
                                                  -------------    ------------     ------------      ------------     ------------

 NET INCOME (LOSS)                              $   (1,900,035)  $  (6,800,030)   $   5,233,826    $   (4,122,130)    $   1,582,640
                                                  =============    ============     ============      ============     ============


 NET BASIC INCOME (LOSS) PER COMMON SHARE       $        (0.18)  $       (0.86)   $        0.54    $        (0.39)    $        0.16
                                                  =============    ============     ============      ============     ============

 NET DILUTED INCOME (LOSS) PER COMMON SHARE     $        (0.18)  $       (0.86)   $        0.54    $        (0.39)    $        0.15
                                                  =============    ============     ============      ============     ============

 WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING - Basic                      10,303,942       7,933,691        9,720,275        10,567,487         9,718,796
                                                  =============    ============     ============      ============     ============

 WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING - Diluted                    10,303,942       7,933,691        9,720,275        10,567,487        10,258,358
                                                  =============    ============     ============      ============     ============


See Notes to Consolidated Financial Statements.

                                      F-1-4

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED JUNE 30,2005, 2004 AND 2003 AND
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

                                                           Series A              Series B Convertible
                                                           Preferred                   Preferred                    Common
                                                  ---------------------------  --------------------------   -----------------------
                                                    Number of                   Number of                    Number of
                                                     Shares         Amount       Shares       Amount           Shares      Amount
                                                  -------------  ------------  ----------  --------------   ----------  ------------
BALANCE - JUNE 30, 2002                                362,488 $  36,248,775           -  $            -    11,480,275  $ 22,960,549

Purchase of Shares for Treasury in connection
 with REB Trustee                                            -             -           -               -             -             -
Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                            1           100           -               -             3             6
Amortization of Deferred Compensation Costs                  -             -           -               -             -             -
Net Income for the Year Ended June 30, 2003                  -             -           -               -             -             -
                                                  -------------  ------------  ----------  --------------   -----------  -----------
BALANCE - JUNE 30, 2003                                362,489 $  36,248,875           -  $            -    11,480,278  $ 22,960,555

Purchase of Shares for Treasury in connection
 with REB Trustee                                            -             -           -               -             -             -
Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                            -             -           -               -             1             2
Amortization of Deferred Compensation Costs                  -             -           -               -             -             -
Net (Loss) for the Year Ended June 30, 2004                  -             -           -               -             -             -
                                                  -------------  ------------  ----------  --------------   -----------  -----------
BALANCE - JUNE 30, 2004                                362,489 $  36,248,875           -  $            -    11,480,279  $ 22,960,557

Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                          355        35,500           -               -         2,285         4,568
   Shares Issued for Options Exercised                       -             -           -               -             -             -
   Options Issued at Less than Treasury Stock Cost           -             -           -               -             -             -
   Cost of New Stock to be Issued                            -             -           -               -             -             -
   Amortization of Deferred Compensation Costs               -             -           -               -             -             -
Net (Loss) for the Year Ended June 30, 2005                  -             -           -               -             -             -
                                                  -------------  ------------  ----------  --------------   -----------  -----------
BALANCE - JUNE 30, 2005                                362,844 $  36,284,375           -  $            -    11,482,564  $ 22,965,125

Series B Convertible Preferred Shares Issued                                     197,300       1,973,000             -             -
 Compensation for Options Granted to Non-Employees
 Amortization of Deferred Compensation Costs                 -              -          -               -             -             -
Net (Loss) for the Three Months Ended
 September 30, 2005                                          -              -          -               -             -             -
                                                  -------------   ------------ ----------  --------------   ----------- ------------

BALANCE - SEPTEMBER 30, 2005                           362,844  $  36,284,375    197,300  $    1,973,000    11,482,564  $ 22,965,125
                                                  =============    ==========    =======   =============    ==========    ==========

                                                      Capital                        Treasury    Deferred
                                                     in Excess                         Stock      Compen-
                                                       of Par         (Deficit)       At Cost      sation        Total
                                                  ---------------  --------------    ----------  ---------     ----------
BALANCE - JUNE 30, 2002                           $    20,192,090  $  (45,423,434) $          -  $ (16,667)  $ 33,961,313

Purchase of Shares for Treasury in connection
 with REB Trustee                                               -               -    (1,614,073)         -     (1,614,073)
Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                            (106)              -             -          -              -
Amortization of Deferred Compensation Costs                     -               -             -      5,001          5,001
Net Income for the Year Ended June 30, 2003                     -       5,233,826             -          -      5,233,826
                                                  ---------------  --------------    ----------  ---------     ----------
BALANCE - JUNE 30, 2003                           $    20,191,984  $  (40,189,608) $ (1,614,073) $ (11,666)  $ 37,586,067

Purchase of Shares for Treasury in connection
 with REB Trustee                                               -               -      (225,000)         -       (225,000)
Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                              (2)              -             -          -              -
Amortization of Deferred Compensation Costs                     -               -             -      5,000          5,000
Net (Loss) for the Year Ended June 30, 2004                     -      (6,800,030)            -          -     (6,800,030)
                                                  ---------------  --------------    ----------  ---------     ----------
BALANCE - JUNE 30, 2004                           $    20,191,982  $  (46,989,638) $ (1,839,073) $  (6,666)  $ 30,566,037

Shares Issued for Fractional Exchanges With
 Respect to the One-for-twenty Reverse Stock
 Split effected on March 13, 1992                         (40,068)              -             -          -              -
   Shares Issued for Options Granted                            -               -       919,035          -        919,035
   Options Issued at Less than Treasury Stock Cost              -        (462,500)      462,500          -              -
   Cost of New Stock to be Issued                         (39,586)              -             -          -        (39,586)
   Amortization of Deferred Compensation Costs                  -               -             -      5,000          5,000
Net (Loss) for the Year Ended June 30, 2005                     -      (1,900,035)            -          -     (1,900,035)
                                                  ---------------  --------------    ----------  ---------     ----------
BALANCE - JUNE 30, 2005                           $    20,112,328  $  (49,352,173)  $  (457,538) $  (1,666)  $ 29,550,451
                                                  ===============  ==============   ===========  =========   ============

Series B Convertible Preferred Shares Issued              656,915                                               2,629,915
Compensation for Options Granted to Non-Employees          86,590                                                  86,590
Amortization of Deferred Compensation Costs                     -               -            -       1,250          1,250
Net (Loss) for the Three Months Ended
   September 30, 2005                                           -      (4,122,130)           -           -     (4,122,130)
                                                  ---------------   -------------   -----------   --------   -------------
BALANCE - SEPTEMBER 30, 2005                      $    20,855,833  $  (53,474,303)  $  (457,538) $    (416)  $ 28,146,076
                                                  ===============   =============   ===========   ========   =============

See Notes to Consolidated Financial Statements.

                                     F-1-5

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003 AND
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                                                                   (Unaudited)
                                                                            June 30,                               September 30,
                                                            ----------------------------------------       -----------------------
                                                               2005            2004           2003           2005           2004
                                                          -----------   -------------    -----------    -----------    -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS         $(1,900,035)  $  (6,800,030)   $(5,233,826)   $ (4,122,130)  $ 1,582,640
     Adjustments to reconcile income (loss) to net
      cash (used in) provided by
operating activities:
        Depreciation and Amortization                       1,994,507         739,871        254,082        657,198        398,879
        Impairment of Note                                    500,000      10,000,000           --             --          200,000
        Compensation for Options Granted                                                                     86,590
        Increase (Decrease) in Deferred Income                155,269            --             --          (17,916)       190,863
        (Decrease) in Deferred Income - Related Parties    (4,000,000)           --             --             --       (4,000,000)
        Changes in Operating Assets and Liabilities -
           Decrease (Increase) in Accounts Receivable      (1,655,672)        (29,720)      (156,010)     1,825,554          4,596
           Decrease (Increase) Decrease in Other Assets      (289,856)        337,454         21,247         70,712        (14,278)
           (Increase) in Prepaid Expenses                    (653,812)        (26,088)      (297,773)      (239,239)      (259,740)
           Increase (Decrease) in Accounts Payable and
           Accrued Expenses                                 5,124,345      (1,331,785)     2,217,821        508,586        298,865
                                                          -----------   -------------    -----------    -----------    -----------

     CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
        BEFORE DISCONTINUED OPERATIONS                       (725,254)      2,889,702      7,273,193     (1,230,645)    (1,598,175)
     CASH PROVIDED BY DISCONTINUED OPERATING ACTIVITIES        90,202           9,600         14,939          2,400          2,400
                                                          -----------   -------------    -----------    -----------    -----------
     NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES     (635,052)      2,899,302      7,288,132     (1,228,245)    (1,595,775)
                                                          -----------   -------------    -----------    -----------    -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from Sale of Series B Preferred Stock              --              --             --        2,959,500           --
     Fees Paid on Sale of Series B Preferred Stock               --              --             --         (244,500)          --
     Purchase and Improvements of Big Easy -
      Related Party                                       (13,248,786)           --             --         (182,814)    (3,701,297)
     Purchase and Improvements of Royal Star               (1,649,647)     (1,321,494)          --          (40,151)      (771,196)
     Security Deposit on New Bare Boat Charter -
      Related Party PBMC                                         --          (880,782)          --             --             --
     Refunds and (Deposits) on Purchase of  Vessels              --           300,000       (800,000)          --             --
     Purchase Options in Big Easy - Related Party          (2,973,575)           --             --             --             --
     Investment in Port Lease                                    --              --         (250,000)          --             --
     Note Receivable Collected - Related Party              2,600,749            --             --             --        2,600,748
     Advances Collected -  Related Party                    1,128,268            --             --             --          921,789
     Livestock Expenditures                                  (328,247)           --             --             --         (275,971)
     Capital Expenditures                                    (905,980)       (925,346)    (1,363,809)       (46,217)      (295,313)
     (Increase) Decrease in Other Investment Activity        (435,787)        (99,735)       314,846         24,276        (64,911)
     (Increase) in Other Investment Activity -
       Related Parties                                           --          (712,362)          --             --             --
                                                          -----------   -------------    -----------    -----------    -----------
     NET CASH (USED IN) INVESTING ACTIVITIES              (15,813,005)     (3,639,719)    (2,098,963)     2,470,094     (1,586,151)
                                                          -----------   -------------    -----------    -----------    -----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
     Funds Received from PDS Notes                         10,829,417            --             --             --             --
     Funds Received from Related Parties                    2,651,558            --             --          100,073           --
     Funds Received on Refinance of Note                         --         7,800,000           --             --             --
     Proceeds from Related Party Loans                           --              --          183,164           --             --
     Proceeds from Bank Financing                                --              --          200,000           --             --
     Financing Costs                                       (1,120,240)           --             --             --             --
     Principal Payment on Stock Purchase Note              (1,241,669)           --             --             --             --
     Principal Payments on Short Term Notes                  (240,960)     (5,099,519)      (248,144)       (11,026)        (6,029)
     Principal Payments on Long Term Notes                   (733,385)           --             --         (490,432)          --
     Principal Payments on Long Term Debt -
      Related Parties                                            --          (574,022)          --             --         (313,195)
     Decrease in Balances Due to/From Discontinued
      Subsidiaries                                             89,290           8,550         17,783          2,438          1,687
                                                          -----------   -------------    -----------    -----------    -----------

    CASH PROVIDED BY FINANCING ACTIVITIES
       BEFORE DISCONTINUED FINANCING ACTIVITIES            10,234,011       2,135,009        152,803       (398,947)      (317,537)
     CASH (USED IN) DISCONTINUED FINANCING ACTIVITIES         (89,290)         (8,550)       (17,783)        (2,438)        (1,687)
                                                          -----------   -------------    -----------    -----------    -----------
     NET CASH PROVIDED BY FINANCING ACTIVITIES             10,144,721       2,126,459        135,020       (401,385)      (319,224)
                                                          -----------   -------------    -----------    -----------    -----------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (6,303,336)      1,386,042      5,324,189        840,464     (3,501,150)
           LESS CASH AND CASH EQUIVALENTS  FROM
             DISCONTINUED OPERATIONS                             (912)         (1,050)         2,843             38           (713)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD   7,508,632       6,123,641        796,609      1,204,384      7,508,632
                                                          -----------   -------------    -----------    -----------    -----------
     CASH AND CASH EQUIVALENTS AT END OF THE PERIOD       $ 1,204,384   $   7,508,633    $ 6,123,641    $ 2,044,886    $ 4,006,769
                                                          ===========   =============    ===========    ===========    ===========

     Supplemental Disclosures of Cash Flow Information:
        Cash paid during the period for:
        Interest                                          $ 6,325,962   $   1,440,262    $   412,431    $ 1,434,991    $   654,862
        Income Taxes                                      $         -   $     256,517    $   118,983    $         -    $         -

Supplemental Schedule of Non-Cash Investing and Financing Activities:

On October 15, 2003, the Company issued a promissory note in the amount of $9,750,000, reclassified a deposit of $4,000,000 and recorded an asset of $13,750,000 to record the purchase of the Ship Mortgage Obligation associated with the Palm Beach Princess.

On October 15, 2003, the Company issued a promissory note in the amount of $225,000 to purchase an additional 450,000 shares of its Common Stock.

On June 16, 2004, the Company recorded deferred interest payable in the amount of $2,589,240 associated with the Turnberry transactions.

On July 7, 2004, the Company converted an outstanding promissory note in the amount of $6,674,782 into an investment in options to purchase two vessels, the Palm Beach Princess and the Big Easy, reclassed a deposit of $3,500,000 and recorded a vessel capital lease in the amount of $17,500,000 and liability of $14,000,000 in connection with the PDS financing.

During the fourth quarter of Fiscal 2005, the Company recorded an aggregate capital lease and related assets in the amount of $17,050,721 in connection with the Big Easy vessel.

On June 29, 2005, the Company issued 724,143 Common Shares to Francis w. Murray to reimburse him for his personal tax consequences in connection with the PDS transactions.

 See Notes to Consolidated Financial Statements.


                                     F-1-6

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) Nature of Operations - International Thoroughbred Breeders, Inc., a Delaware corporation ("ITB" and together with its subsidiaries, the "Company"), was incorporated on October 31, 1980. Its principal operating subsidiary, ITG Vegas, Inc. ("ITG Vegas") is currently engaged in an entertainment cruise and casino ship business under a bareboat charter of the vessel M/V Palm Beach Princess (the "Palm Beach Princess"). The Palm Beach Princess performs fourteen cruises weekly, that is, a daytime and an evening cruise each day. Each cruise is of five to six hours duration. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, sit-down buffet dining, live musical shows, discotheque, bars and lounges, swimming pool and sundecks. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines, all major table games (blackjack, dice, roulette and poker), and a sports wagering book.

     Using the funding provided by the PDS Transactions (see Note 2) and working capital, our subsidiary, ITG Palm Beach, LLC ("ITGPB") began making alterations, retrofits and improvements to the Empress II (subsequently renamed the Big Easy) in our second fiscal quarter (ended December 31, 2004) to prepare it for use as a casino cruise ship. It is anticipated that the Big Easy will begin passenger service from the Port of Palm Beach, Florida on October 16, 2005. The ship's reconstruction and refurbishment was completed in April, 2005, and we are continuing to pursue certification for passenger operations pursuant to the United States Coast Guard's Alternative Compliance Program. Although the Alternative Compliance Program certification procedure is less complex and time consuming than regular Coast Guard certification, it is nevertheless a rigorous process involving the jurisdiction of at least four separate departments of the United States Coast Guard and the ship's classification society, Lloyd's Register. During the year ended June 30, 2005, the Company incurred approximately $5,000,000 of start up costs which, according to the appropriate accounting pronouncement, have been expensed as they have been incurred.

     During the first quarter of Fiscal 2005, we re-entered the equine business. We currently own 55 horses, a share of 15 horses, and lease 2 other horses, all of different ages. Several are currently racing and a few are held as broodmares but the majority are yearlings and two year olds in training. It is our plan to bring these horses into racing if we consider them competitive after completion of training.

     (B) Principles of Consolidation - The accounts of all subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (C) Classifications - Certain prior years' amounts have been reclassified to conform with the current years' presentation.

     (D) Revenue Recognition - Casino revenue consists of gaming winnings net of losses. Net income is the difference between wagers placed and winning payout to patrons and is recorded at the time wagers are made. The vast majority of the wagers are in the form of cash and we do not grant credit to our customers to a significant extent. Fare revenues consist of admissions to our vessel and are recognized as earned. On board revenues consist primarily of ancillary activities aboard the vessel such as the sale of food and beverages, cabin rental, gift shop, spa facility and skeet shooting. These revenues are recognized on the date they are earned.

     (E) Accounting Periods - ITG Vegas ends its quarterly accounting period on the last Sunday of each quarter. These end of the week cut offs create more comparability of the Company's quarterly operations, by generally having an equal number of weeks (13) and week-end days in each quarter. Periodically, this system necessitates a 14 week quarter which results in a 53 week year. The quarter ending March 31, 2005 was such a quarter and the Company's current fiscal year includes a 53 week year for its subsidiary, ITG Vegas, Inc.

     (F) Spare Parts Inventory - Spare parts inventory consists of operating supplies, maintenance materials and spare parts. The inventories are carried at cost. It is necessary that these parts be readily available so that the daily cruise operations are not cancelled due to mechanical failures. The inventory was purchased from Palm Beach Maritime Corporation ("PBMC") at a time when we were operating the Palm Beach Princess under a bare boat charter with PBMC. PBMC is owned by Mr. Francis W. Murray. Fair value of this inventory was determined by actual invoice prices and estimates made by the Palm Beach Princess engineers.

     (G) Livestock - Livestock consists of thoroughbred horses and the assets are stated at the lower of cost or market. Costs of maintaining horses and other direct horse related costs are expensed in the period incurred. Stud fees are capitalized and become the basis of the resulting foal.

     (H) Depreciation and Amortization - Depreciation of property and equipment were computed by the straight-line method at rates adequate to allocate their cost or adjusted fair value in accordance with U. S. generally accepted accounting principles over the estimated remaining useful lives of the respective assets. Amortization expense includes the write off of major vessel repairs and maintenance work completed at dry dock period. These expenses are written off during a two year period following the dry dock period. For the year ended June 30, 2005, 2004 and 2003, the amortized expense was $176,828, $125,179 and $55,650, respectively.

     As a result of the PDS transactions (see Footnote 2) we are leasing the vessel M/V Palm Beach Princess under a Capital lease arrangement. The Company began depreciating the M/V Palm Beach Princess during our current fiscal year. Financing fees in connection with the PDS financings, are being amortized over the life of the loans. For the year ended June 30, 2005 the amortized

                                     F-1-7

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005


expense associated with these finance costs were $362,424.

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or amortizable intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition. Effective January 4, 2002, SFAS 142 requires an annual impairment review based on fair value for all intangible assets with indefinite lives.

     (I) Net Assets of Discontinued Operations - At June 30, 2005 and 2004, the remaining net assets and liabilities of Garden State Park and Freehold Raceway were classified as "Assets of Discontinued Operations." and "Liabilities of Discontinued Operations."

     (J) Recent Accounting Pronouncements - In December 2004, the FASB issued Statement No. 123 (revised 2004), "Stock-Based Payment" (SFAS 123R). This statement replaces SFAS 123, "Accounting for Stock-Based Compensation", supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and amends SFAS 95, "Statement of Cash Flows", to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective the first interim or annual reporting period that begins after June 15, 2005, which will be for the period covered by the Company's quarterly report on Form 10-Q for the first quarter of fiscal 2006. The Company currently accounts for stock option grants using the intrinsic-value method in accordance with APB 25. Under the intrinsic-value method, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. If the Company would have applied the fair value recognition provisions of SFAS 123R, it would have had a charge to earnings of $951,066 for stock-based employee compensation, net of related income taxes, for 2005. (See
Note 19 Stock-Based Compensation).

     In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN") No. 46, "Consolidation of Variable Interest Entities". In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN 46-R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of operations of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that has a controlling interest in the VIE. The provisions of this interpretation were effective immediately for all arrangements entered into with new VIEs created after January 31, 2003, and became effective during the period ended March 31, 2004 for any VIE created on or before January 31, 2003. Based upon our review, we do not believe we have any such entities or arrangements that would require disclosure or consolidation.

     (K) Income Taxes - The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     (L) Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (M) Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. The Company places its cash investments with high credit quality financial institutions and currently invests primarily in U.S. government obligations that have maturities of less than 3 months. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk.

     (N) Use Of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     (O) Deferred Income - The gain from the sale of our Garden State Park property on November 28, 2000 in the amount of $1,439,951 has been deferred until such time as the note receivable on the sale has been collected. In connection with the PDS Transaction we have deferred the gain on the sale of equipment of $190,863 over the term of the equipment lease. The deferred income recorded as of June 30, 2004 included fees charged to Leo Equity Group, Inc. in the amount of $3,000,000 and to Palm Beach Maritime Corp. (formerly MJQ Corp.)
in the amount of $1,000,000 in connection with the final settlement with the Brennan Trustee. These amounts were deferred until the first quarter of Fiscal 2005 when we recorded payment for these charges.

     (P) Net Income per Common Share - Basic earnings per share is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding during the quarter. Diluted earnings per share reflects the

                                     F-1-8

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

potential dilution that could occur from common shares issuable through stock options and warrants utilizing the treasury stock method. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of these occurrences.

     (Q) Capitalized Interest - during the fiscal year ended June 30, 2005, we capitalized interest payments made under the Big Easy sublease in the amount of $1,530,197. The Company has determined that under the provisions of the Statement of Financial Accounting Standards No. 34 (FAS34) that interest payments would be capitalized until March 31, 2005 and subsequently expensed.

     (R) Goodwill - Through the purchase of Leo Equity, we purchased the assets and operations of GMO Travel which was a 100% owned subsidiary of Leo Equity. GMO Travel provides reservations and travel services for our Palm Beach Princess subsidiary and other non-ship related travel activities. Travel services for the Palm Beach Princess include reservations and travel services for its numerous foreign employees and our customers, many of which rely on air travel to reach our location. The goodwill recorded in the amount of $193,946 represents the fair value of GMO Travel based on its discounted cash flows and the synergies and cost savings gained by the Palm Beach Princess.

(2)  PDS TRANSACTIONS

     During our year ended June 30, 2005 ITB and several of its subsidiaries, along with Palm Beach Maritime Corporation ("PBMC") and Palm Beach Entertainment, Inc ("PBE"),companies owned by Francis W. Murray, completed several financial and lease transactions with PDS Gaming Corporation ("PDS"), a publicly held company located in Las Vegas, along with several of its affiliated companies. On July 7, 2004, January 5, 2005 and April 5, 2005 we closed on various transactions with PDS. On June 30, 2005 the Company and several of its subsidiaries, along with companies controlled by Francis W. Murray, borrowed $29,313,889 to refinance the approximately $27 million in existing PDS debts, with approximately $2.3 million of add-on financing being provided. During the current year we operated under the vessel and equipment leases and financing arrangements under the July 7, 2004, January 5, 2005 and April 5, 2005 transactions. Below is a summary of those transactions.

     (A) On July 7, 2004 PBMC and its affiliate company, Palm Beach Empress, Inc. ("PBE"), the Company and our subsidiaries ITG Vegas and ITG Palm Beach, LLC closed on a $23 million transaction with PDS. The transactions were structured as a sale/leaseback by PBMC and PBE, although, as to $20 million of the $23 million total, it was effectively equivalent to a secured loan against the Palm Beach Princess and the Big Easy vessels. Of the $23 million, $14 million was advanced to PBMC by an affiliate of PDS as purchase price in purchasing the Palm Beach Princess. The PDS affiliate leased and chartered the Palm Beach Princess back to PBMC and PBE, which then subchartered the vessel to our subsidiary, ITG Vegas, Inc. Another $6 million of the $23 million was advanced for the benefit of PBMC and PBE for the purchase and retrofitting of the vessel Big Easy, which vessel PDS (through an affiliate) leased and chartered to PBMC and PBE, who, in turn, subchartered the Big Easy vessel to ITG Vegas, Inc. and a new wholly-owned subsidiary of ITG Vegas, ITG Palm Beach, LLC ("ITG Palm Beach"). The remaining $3 million of funding from PDS is for ITG Vegas and ITG Palm Beach's lease of gaming equipment for use on the Palm Beach Princess and Big Easy vessels.

     All of the outstanding capital stock of PBMC is owned by Francis W. Murray, our Chairman and Chief Executive Officer. PBMC owns 50% of the outstanding capital stock of PBE. The remaining 50% of the outstanding capital stock of PBE is owned by Raymond Parello and had been pledged to us to secure certain debts owed to us as described below under "Prior Operations - Sale of Las Vegas Note."

     Such sale-leaseback and ensuing subcharters accomplished our purposes of acquiring, by means of the Big Easy subcharter, a second vessel which we plan to operate from the Port of Palm Beach, and also paying off all of our indebtedness to the Brennan Trustee. We had been attempting to obtain financing for the purchase of the Big Easy for several months, but were unable to obtain financing on our own since all potential lenders required a mortgage against the Palm Beach Princess, which was owned by PBMC. PBMC was willing to utilize its vessel, the Palm Beach Princess, to obtain funds to acquire the Big Easy and then subcharter the Big Easy and Palm Beach Princess to ITG Vegas and ITG Palm Beach on a long term basis.

     The investment in and operation of the Big Easy required retiring all of our debt to the Brennan Trustee, due to the negative covenants governing our indebtedness to the Brennan Trustee. PBMC was willing to utilize proceeds from its sale of the Palm Beach Princess to pay off all of our indebtedness to the Trustee, which resulted in termination of our investment in the Ship Mortgage Obligation held by the Brennan Trustee. In its place, we (through ITG Vegas) have options to acquire the Palm Beach Princess and Big Easy vessels on terms which will credit our investment in the Ship Mortgage Obligation against the option exercise prices for the vessels.

     Sale-Leaseback of the Princess. Prior to the closing of the PDS Transaction (the "Closing"), the Palm Beach Princess was owned by PBMC. PBMC was indebted under the Ship Mortgage Obligation in a principal amount of $12,000,000 plus accrued interest, the Brennan Trustee was the holder of the Ship Mortgage Obligation, and our subsidiary, ITG Vegas, had agreed to purchase the Ship Mortgage Obligation for a purchase price of $13,750,000 (the "Purchase Obligation"). In addition, we were indebted to the Brennan Trustee in connection with our repurchase of 3,678,145 shares of our common stock (the "ITB Obligation"). As of Closing of the first PDS transaction on July 7, 2004, the aggregate outstanding amount of the Purchase Obligation and ITB Obligation was

                                     F-1-9

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005


$7,916,451.71, for all of which PBMC, ITG Vegas and ITB were jointly and severally liable. At the Closing, Cruise Holdings I, LLC ("Cruise I"), a subsidiary of PDS Gaming Corporation ("PDS"), purchased the Palm Beach Princess from PBMC for $14,000,000, $7,916,451.71 of which was paid by PBMC directly to the Brennan Trustee to satisfy the Purchase Obligation and the ITB Obligation.

     Also at July 7, 2004 Cruise I entered into a Bareboat Charter and Option to Purchase (the "Princess Charter") and a Master Lease Agreement (together with Lease Schedule No. 1 thereto, the "Princess Master Lease") to charter and lease the Palm Beach Princess to PBMC and PBE for a period of five years. The charter hire/rent payable by PBMC and PBE was $178,500 per month for the first 12 months and $391,762.80 for the remaining term.

     The Princess Charter included an option for PBMC to purchase the Palm Beach Princess at the end of the term and is structured such that the monthly charter hire payments under the Princess Charter would reduce the purchase price for the Palm Beach Princess to zero in five years and title would automatically pass to PBMC at the end of the term of the Princess Charter.

     PBMC and PBE entered into a Sub-Bareboat Charter to charter the Palm Beach Princess to ITG Vegas and ITG Palm Beach for the same five year period. The charter hire payable by ITG Vegas and ITG Palm Beach to PBMC and PBE under the Princess Sub-Charter was $50,000 per month ($600,000 per year) plus one percent (1%) of the gross operating revenues of the Palm Beach Princess. Under the Princess Sub-Charter, PBMC granted to ITG Vegas and ITG Palm Beach an option to purchase PBMC's right to acquire the Palm Beach Princess at the end of the term, for an exercise price equal to the appraised value of the Palm Beach Princess, $17,500,000, to which certain amounts, including principal payments made by ITG Vegas on the PDS lease were to be credited against the purchase price.

     Acquisition of the Big Easy. On March 1, 2004, PBE entered into an agreement to purchase the Big Easy from Empress Joliet Corporation at a purchase price of $3,800,000. At Closing, PBE assigned to Cruise Holdings II, LLC ("Cruise II"), a subsidiary of PDS and affiliate of Cruise I, all of its rights, title and interest in and to the Big Easy Sale Agreement, and the sum of $6,000,000 was deposited in a blocked account to be used to pay costs of the alterations, retrofit and improvements of the Big Easy. Such deposit was funded to the extent of $2,880,652 by ITG Vegas.

     Also at Closing, Cruise II entered into a Bareboat Charter and Option to Purchase (the "Big Easy Charter") and a Master Lease Agreement to charter and lease the Big Easy to PBMC and PBE for a period of five years. The charter hire was $82,695 for the first 12 months and $171,702.54 for the remaining term.

     The Big Easy Charter included an option for PBE to purchase the Big Easy at the end of the term and was structured the same as the Princess Charter in that the monthly payments of charter hire under the Big Easy Charter will reduce the purchase price for the Big Easy to zero and title will automatically pass to PBE.

     PBMC and PBE also entered into a Sub-Bareboat Charter to charter the Big Easy to ITG Vegas and ITG Palm Beach for a five year period. The charter hire payable by ITG Vegas and ITG Palm Beach under the Big Easy Sub-Charter is $100,000 per month ($1.2 million per year) plus one percent (1%) of the gross operating revenues of the Big Easy. Under the Big Easy Sub-Charter, PBE granted to ITG Vegas and ITG Palm Beach an option to purchase PBE's right to acquire the Big Easy at the end of the term, for an exercise price equal to the appraised value of the Big Easy, to be determined upon the retrofitting and refurbishment of the Big Easy, to which certain amounts are to be credited.

     Lease of Gaming Equipment. At Closing, ITG Vegas and ITG Palm Beach entered into a Master Lease, together with three Lease Schedules (the "Gaming Equipment Lease"), to lease certain new and used gaming equipment from PDS for use on the two vessels. A portion of the equipment was previously owned and used by ITG Vegas on the Princess and was sold to PDS at Closing, for $500,000 and then leased back pursuant to a Gaming Master Lease. Each Schedule of the Gaming Equipment Lease had a term of three years. Aggregate rent during fiscal 2005 for all gaming equipment was approximately $1.4 million per year under this agreement. ITG Vegas and ITG Palm Beach have an option to purchase the leased equipment at the end of the term for a purchase price equal to the fair market value of the equipment at such time.

     (B) On January 5, 2005, Royal Star Entertainment, LLC ("RSE"), a wholly-owned indirect subsidiary of ITB, borrowed $2,850,000 from PDS. The Loan was evidenced by the Note and was to be repaid on January 17, 2006. Interest on the Loan was payable monthly at a rate of 10% per annum. At closing, RSE paid a closing fee to the lender in an amount equal to $78,375, or 2.75% of the principal amount of the Note. The proceeds of the loan were used to make improvements to the vessels Royal Star and Big Easy. Also at the closing, RSE entered into an equipment lease with PDS providing for the lease by RSE of slot machines to be located on the vessel Royal Star. The term of the Lease was three years, with rental payments of $11,879 per month for the first four months and $95,351.73 for the next thirty-two months. RSE paid a closing fee of $57,020.74, and a security deposit in the amount of $95,351.73.

     (C) On April 5, 2005, ITB and certain of its subsidiaries, together with PBMC, PBE., Francis W. Murray and Francis X. Murray, executed and delivered as joint and several co-borrowers, a promissory note payable to PDS in the amount of $4,350,000. The note evidences a loan made by PDS to the Company, the proceeds of which were placed in escrow in order to obtain the release

                                     F-1-10

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

of the vessel the Big Easy from dry dock. The $4.35 million note bore interest at 20% per annum, until June 30, 2005 when it was refinanced. As further consideration to PDS, ITG Vegas, Inc. and ITG Palm Beach, LLC entered into a three-year lease of an additional $1.5 million of gaming equipment. Rental payments under such lease were $50,000 per month for 36 months.

     (D) On June 30, 2005, the Company, together with its subsidiaries, ITG Vegas, Inc. ("ITGV"), ITG Palm Beach, LLC ("ITGPB"), International Thoroughbred Gaming Development Corporation ("ITGD") and Riveria Beach Entertainment, LLC ("RBE") and Royal Star Entertainment, LLC ("RSE"), entered into a Loan and Security Agreement with PDS as lender, pursuant to which ITGV, RBE, RSE and ITGPB (collectively, the "Borrowers"), borrowed $29,313,889 to refinance the approximately $27 million in existing debts (whether in the form of loans, ship leases or ship charters) to PDS, with approximately $2.3 million of add-on financing being provided. The maturity of all of the new indebtedness will be July 1, 2009. Our overall annual interest rate on the new PDS loan is 15.5% until January 2006 at which time a portion of the loan presently equal to $2.8 million will increase to 20% until ITG Vegas' EBITDA exceeds $17 million on an annualized basis.

     Equipment leases taken during our fiscal year 2005 will remain the same and the terms of the equipment leases and the loans, taken in January and April will be extended until July 1, 2009.

     Effective August 1, 2005 monthly interest and principal payments are due in the amount of approximately $1,100,000 during the first 2 years, with the remaining monthly payments decreasing slightly. The terms of the new loan require the Company to maintain an EDITDA of $10.5 million for the twelve months ending January 1, 2006, increasing to $12 million for the twelve months ending October 1, 2006. If these levels are not maintained or if we should not be in compliance with other various loan covenants we will be in default of the loan.

     Under the Loan and Security Agreement signed on June 30, 2005 with PDS, upstream payments by the Borrowers to the Company are limited to $150,000 per month plus amounts of ITG Vegas' income tax savings attributted to inclusion in the Parent Company tax return. These payments can only be made provided no event of default has occurred and the Borrowers maintain an EBITDA for the vessels of $7.5 million for the nine months ending October 2, 2005, increasing to $10.5 million for the twelve months ending January 1,2006 with continual increases in EBITDA required increasing to $12 million for the twelve months ending October 1, 2006 and thereafter.

     As a condition to entering into the PDS Transaction, PDS required the Company, International Thoroughbred Gaming Development Corporation ("ITGDC"), PBMC and PBE to guaranty performance of certain of the PDS Transactions. The Company, ITGDC and PBMC and PBE entered into a Guaranty Agreement and Pledge Agreements guaranteeing the obligations of the borrowers.

     The PDS indebtedness is secured by mortgages on the Royal Star, the Big Easy and the Palm Beach Princess, an assignment of our promissory note dated November 29, 2000 made by Realen-Turnberry/Cherry Hill, LLC in favor of GSRT, LLC, in the principal amount of $10 million, and an assignment of the promissory note, dated May 1, 2002, made by OC Realty, LLC in favor of ITGV, in the principal amount of $2,021,176 and stock in certain of our subsidiaries.

     In connection with this refinancing, PBMC, an affiliate 100% owned by our Chairman and CEO, Francis W. Murray, acquired all of the membership interests of Cruise Holdings I, the owner of the casino cruise ship Palm Beach Princess, and PBE, an affiliate 50% owned by Mr. Murray, acquired all of the membership interests of Cruise Holdings II, the owner of the casino cruise ship the Big Easy. As a result, the Bareboat Charters between PBMC and Cruise I, and PBE and Cruise II, respectively, terminated, and, in place of the sub-Bareboat Charters by ITGV and ITGPB, these subsidiaries will charter the vessels from Cruise I and Cruise II under substantially the same economic terms as had applied under their previous sub-Bareboat Charters in effect on July 7, 2004.

     Funding was completed on July 18, 2005 following the satisfaction of certain conditions, including the execution, delivery and recording of ship mortgages and all other closing documents.

(3)  DESCRIPTION OF LEASING ARRANGEMENTS

     As mentioned in the footnote 2 above, the Company and several of its subsidiaries have entered into charter transactions for two vessels and lease transactions for equipment placed on three vessels.

     The charter for the Palm Beach Princess, which is currently in service, has been accounted for as a capital lease. Principal payments on the Palm Beach Princess portion of the loan ($14 million) will reduce the capital lease purchase liability and the interest portion of each monthly payment will be expensed. Depreciation expense will be recorded for the Palm Beach Princess using an estimated useful life of 20 years. Charter hire fees of $50,000 per month plus 1% of gross revenues of the Palm Beach Princess have been accounted for as additional interest payments on the Capital lease and will be expensed as incurred. The lease for the gaming equipment currently aboard the vessels and the lease for new gaming equipment will be accounted for as an operating lease.

     The transaction described in Note 2 also included the charter of the Big Easy and a lease for gaming equipment aboard that vessel. As a result of June 30, 2005 PDS transaction, we have accounted for the Big Easy charter as a capital lease. Principal

                                     F-1-11

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

payments on the Big Easy portion of the PDS loan of $12.6 million will reduce the capital lease purchase liability and the interest portion of each monthly payment will be expensed. The total costs of improvements made together with the present value of the minimum lease payments were used to calculate the capitalized vessel cost. Charter hire fees of $100,000 per month plus 1% of gross revenues will be accounted for as additional payments made on the capital lease. Depreciation expense will be recorded for the Big Easy following the vessel being placed in service using an estimated useful life of 20 years. The gaming equipment lease will be accounted for as an operating lease.

     The transaction described in Note 2(B) included a lease for gaming equipment aboard the vessel, Royal Star. The gaming equipment lease will be accounted for as an operating lease.

     Vessels, plant and equipment at June 30, 2005 include the following amounts for capitalized leases:


              Vessel, Palm Beach Princess      $   17,500,000
              Vessel, Big Easy                     17,050,721
                                                  ------------
              Less: allowance for depreciation     (1,191,687)
                                                  ------------
              Capital Leases                   $   33,359,034
                                                  ============


     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 2005:

Period ending June 30,

                         2006                  $    8,507,668
                         2007                       8,989,526
                         2008                       8,981,533
                         2009                       8,972,254
                         2010                         747,224
                                                   -----------
Total minimum lease payments                   $   36,198,205
Less: amount representing interest                 (9,598,205)
                                                   -----------
Present value of net minimum lease payment     $   26,600,000
                                                   ===========

     The following is a schedule of liabilities due to PDS as a result of the June 30, 2005 transaction wherein we borrowed approximately $29 million to refinance the vessel leases for vessel lease payables as shown on the Balance
Sheet:

                                                                June 30, 2005
                                                  -------------------------------------------
Vessel                                             Short-Term     Long-Term         Total
-----------------------------------------------   ------------   -------------   ------------
Palm Beach Princess                             $   2,746,465  $   11,253,535  $  14,000,000

Big Easy                                            2,273,672      10,326,328     12,600,000

Royal Star                                            401,340       2,488,660      2,890,000
                                                  ------------   -------------   ------------
Amount due to PDS for vessels                       5,421,477      24,068,523     29,490,000

Less: Royal Star Note shown in Notes
 Payable (See Note 12)                               (401,340)     (2,488,660)    (2,890,000)

Fair Market Valuation - Palm Beach Princess                 -       3,500,000      3,500,000

Capital Lease Charter Valuation - Big Easy                  -       4,450,722      4,450,722
                                                  ------------   -------------   ------------
Total Short and Long Term Vessel Leases Payable $   5,020,137  $   29,530,585  $  34,550,722
                                                  ============   =============   ============


                                     F-1-12

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

     Operating Leases

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2005:

Year ending June 30,

                         2006                  $    4,106,212
                         2007                       3,292,996
                         2008                       2,463,033
                   Future payments                      4,901
                                                   -----------
Total minimum lease payments                   $    9,867,142
                                                   ===========

(4)  ITG VEGAS, INC. CHAPTER 11 PLAN OF REORGANIZATION

     On January 3, 2003, ITG Vegas, Inc. ("ITG Vegas"), our subsidiary operating the Palm Beach Princess, and Palm Beach Maritime Corp.("PBMC") (formerly MJQ Corp.), which owned the Palm Beach Princess vessel, an entity owned by Francis
W. Murray, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Florida, Palm Beach Division (the "Bankruptcy Court"), In re: ITG Vegas, Inc., Case No. 03-30038. The petition did not cover the Parent company, ITB, nor any other of ITB's subsidiaries. The Palm Beach Princess continued to operate as "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. We had previously entered into a Master Settlement Agreement to purchase from the Chapter 11 Trustee for the Bankruptcy Estate of Robert E. Brennan (the "Brennan Trustee") the promissory note of Palm Beach Maritime Corp. for $13.75 million. We did not have funds necessary to complete that purchase by January 6, 2003, the date required for payment of the balance of such purchase price. Therefore, on January 3, 2003, in order to protect our invested deposits and operation of the vessel, ITG Vegas (together with Palm Beach Maritime Corp) filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

     On September 12, 2003, the Bankruptcy Court issued an order confirming the Amended Joint Chapter 11 Plan of Reorganization in the Chapter 11 cases of ITG Vegas, Inc. and Palm Beach Maritime Corp. (ITG Vegas, Inc. and Palm Beach Maritime Corp. being hereinafter called the "Debtors"). The Plan was a plan of reorganization (the "Plan") under Chapter 11 of the Bankruptcy Code which was jointly proposed by the Debtors. As of October 15, 2003, the effective date of the Plan, all claims, debts, liens, security interests and encumbrances of and against the Debtors and against all property of their respective bankruptcy estates, which arose before confirmation, were discharged, except as otherwise provided in the Plan or confirmation order. Post-confirmation, each of the Debtors continued as reorganized debtors.

     With the  consummation  of the PDS  Transactions  described above in Note 2
(A), all of our and the Debtors' indebtedness to the Brennan Trustee was paid in full.

     On July 17, 2004, the Bankruptcy Court issued a final decree closing the Debtors' Chapter 11 cases.

(5)  NOTES RECEIVABLE

     (A) Second Cherry Hill Note

     A portion of the proceeds from the sale of the non-operating former El Rancho Hotel and Casino in Las Vegas to Turnberry/Las Vegas Boulevard, LLC ("Turnberry") on May 22, 2000 was used by us to purchase a promissory note of the buyer in the face amount of $23,000,000 (the "Las Vegas Note"). The interest rate under such note was to be adjusted from time to time since the interest actually payable was to be dependent upon, and payable solely out of, the buyer's net cash flow available for distribution to its equity owners ("Distributable Cash"). After the equity investors in the buyer had received total distributions equal to their capital contributions plus an agreed upon return on their invested capital, the next $23 million of Distributable Cash was to be paid to us. We were to receive payments under the note equal to 33 % of all Distributable Cash until the maturity date, which was to occur on the 30th anniversary of our purchase of the note. We had the option to convert the promissory note into a 33 % equity interest in the buyer during a six month period beginning at the 15th anniversary of the issuance of the note. If not then converted, the note was to be converted into a 33 % equity interest in the buyer at the 30th anniversary of its issuance. Fair value and the collectability of this note were determined by a real estate appraisal completed in July, 2003 for a bank in anticipation of financing for Turnberry.

     On June 16, 2004, the Company sold the Las Vegas Note to Cherry Hill at El Rancho LP (the "Buyer"), a limited partnership which is affiliated with the maker of the Las Vegas Note.


                                     F-1-13

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005


     In exchange for the Las Vegas Note, the Company received cash payments from the Buyer of $2.8 million, a non-recourse loan from Turnberry Development, LLC, an affiliate of the Buyer, in the amount of $5 million and a promissory note issued by Soffer/Cherry Hill Partners, L.P. ("Cherry Hill Partners"), another affiliate of the Buyer, in the principal amount of $35,842,027 (the "Second Cherry Hill Note"). The principal amount of the Second Cherry Hill Note equals the difference between the unpaid principal plus all accrued and unpaid interest (at 22%) under the Las Vegas Note, less the $2.8 million in purchase price payments and $5 million non-recourse loan paid to the Company. As further consideration, the Company received the right to use aircraft owned or leased by the Buyer or its affiliates, for up to 64 hours in total, which the Company valued at approximately $224,000.

     The Company is not liable for repayment of the principal of the $5 million loan included in the foregoing consideration. However, the Company is obligated to pay interest and fees on such loan aggregating $600,000 per year ($50,000 per month) for five (5) years.

     The Second Cherry Hill Note received by the Company matures in 2015 and is similar to the Las Vegas Note which was sold, in that it generally is payable prior to maturity only from distributable cash of the maker. The maker under the Second Cherry Hill Note is one of the principal partners in the entity which purchased the Garden State Park real property from a Company subsidiary in November of 2000, and such obligor will only have funds with which to pay the Second Cherry Hill Note out of its profits from the development of Garden State Park. The development of Garden State Park, located in Cherry Hill, New Jersey, was delayed as a result of community opposition to certain elements of the development plan, and, while the Company believes that the development plan is now moving forward, the timing and amount of profits there also remain uncertain. The Company already holds a promissory note in the face amount of $10 million, received from the purchaser of Garden State Park in connection with the sale of such real property, which the Company expects will be fully paid in time. While the Company expects that note to be fully paid, it is not optimistic that this Second Cherry Hill Note will be fully paid, and accordingly, the Company has written down the Second Cherry Hill Note (defined above) on its books. The interest portion of the Las Vegas Note amounting to approximately $20,866,000 has never been included as income on the Company's books, therefore the interest capitalized under the Second Cherry Hill Note is not subject to a write down. The remaining portion of the Second Cherry Hill Note has been written down to $4,278,651 which resulted in an impairment charge of the new note of $12,786,589, recorded in the fourth quarter of the Company's June 30, 2004 fiscal year and additional impairment charges of $500,000 in Fiscal 2005. The Company had previously recorded deferred income of $2,786,589 on the original sale of the El Rancho property in May, 2000, which amount was used to reduce the impairment charge to $10,000,000 at June 30, 2004. In addition, if, before July 31, 2005, there is a sale or other disposition of the El Rancho Property, or a sale or other disposition of the entire direct or indirect interest of the owner of such property, then fifty percent (50%) of any profit in excess of $10 million realized on such sale also shall be paid to us as a mandatory prepayment of the Second Cherry Hill Note. The July 31, 2005 deadline by which a sale of the El Rancho Property would have to occur in order to trigger a possible prepayment to the Company will be extended to January 31, 2006 if a portion, but less than all, of the El Rancho Property or of the Owner's direct or indirect ownership interest is sold before July 31, 2005. In its assessment of the fair value of the Second Cherry Hill Note, the Company estimated that its share of proceeds from the sale of the El Rancho property prior to July 31, 2005 would generate approximately $500,000. As of June 30, 2005 the Company recorded an additional impairment loss on this note of $500,000 because a sale did not occur prior to July 31, 2005.

       The Second Cherry Hill Note is secured by a pledge of stock owned by Raymond Parello, an affiliate of the Buyer, in Palm Beach Empress, Inc., representing fifty percent (50%) of the stock in that company. Palm Beach Empress, Inc. is the entity formed to acquire the Big Easy, the second vessel which is chartered to a subsidiary of the Company, and which the Company expects to operate as a casino cruise ship, similar to the operation of the casino "cruise to nowhere" business conducted by a subsidiary of the Company since April of 2001. The other fifty percent (50%) of the stock in Palm Beach Empress, Inc. is owned by PBMC, a corporation owned by Francis W. Murray, the Company's Chief Executive Officer. PBMC presently owns and charters to a subsidiary of the Company the Palm Beach Princess vessel, the operation of which is the Company's primary operating business.

     Mr. Parello will have the right to acquire the Second Cherry Hill Note from the Company in exchange for his stock in Palm Beach Empress, Inc. Such "put" option held by Mr. Parello (giving him the right to put his stock in Palm Beach Empress, Inc. to the Company in exchange for the Cherry Hill Note) will effectively limit the value to the Company of the Second Cherry Hill Note to the value of Mr. Parello's one-half interest in Palm Beach Empress, Inc. Mr. Parello's put right will be exercisable upon the later to occur of (1) payment by or for the account of Cherry Hill Partners of $483,205.48 under the Second Cherry Hill Note, and (2) payment of the entire principal balance of the non-recourse loan received by our Orion subsidiary in the principal amount of $5 million, referred to above (upon which repayment the Company's obligation to pay interest and fees of $600,000 per year on such loan would end). Such put option is set forth in the Shareholders' Agreement among Palm Beach Empress, Inc., Raymond Parello and PBMC, to which our Orion subsidiary has joined solely for the purpose of confirming its agreement to the put option.

     In the event Mr. Parello receives any dividends or other distributions on, or proceeds from any sale of, his shares in Palm Beach Empress, Inc., the same will be applied as a mandatory prepayment of the Second Cherry Hill Note.

     (B) Original Cherry Hill Note

     A portion of the proceeds from the sale on November 30, 2000 of our Garden State Park property in Cherry Hill, New Jersey, to Realen-Turnberry/Cherry Hill, LLC ("Realen") was paid in the form of a promissory note in the face amount of $10 million (the "Note.") Under the Note, the interest rate will be adjusted from time to time since the interest actually payable will be dependent

                                     F-1-14

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

upon, and payable solely out of, the buyer's net cash flow available for distribution to its equity owners ("Distributable Cash"). After the buyer's equity investors have received aggregate distributions equal to their capital contributions plus an agreed upon return on their invested capital, the next $10 million of Distributable Cash will be paid to us. We will thereafter receive payments under the Note equal to 33 % of all Distributable Cash until the maturity date, which occurs on the 15th anniversary of the issuance of the Note. We may convert the promissory note, at our option, into a 33 % equity interest in Realen during the six month period prior to the 15th anniversary of the issuance of the Note. If not then converted, the Note will be payable at maturity on said 15th anniversary in an amount equal to (i) the difference, if any, between $10 million and total payments previously made to us under the Note and (ii) 33 % of any excess of the fair market value of Realen's assets over the sum of its liabilities (other than the Note) and any unreturned equity investment of its owners. Fair value and the collectability of this note was determined by a real estate appraisal completed in March, 2002 for a bank in anticipation of financing for Turnberry.

(6)  DEPOSITS AND OTHER ASSETS - NON RELATED PARTIES

     The following items are classified as deposits and other assets - non-related parties:

                                              June 30,
                                    ---------------------------
                                        2005            2004
                                    ------------    -----------
Long-Term Prepaid Loan Costs -
 Net of amortization in the
 amount of( $362,424)            $      959,563  $          -0-

Port Lease Rights                       250,000        250,000

Other Misc. Assets                      226,360         84,975
                                    ------------    -----------
         Total                   $    1,435,923  $     334,975
                                    ============    ===========

(7)  VESSEL DEPOSITS AND DEPOSITS AND OTHER ASSETS - RELATED PARTIES

     (A) Vessel Deposits - Related Parties

     Beginning on July 7, 2004, we entered into Sub-Bareboat Charters of the vessels Palm Beach Princess and Big Easy with entities (Palm Beach Maritime Corporation and Palm Beach Empress, Inc.) owned or controlled by our Chairman, Francis W. Murray. Pursuant to our June 30, 2005 refinancing and restructuring of the PDS transactions, we now charter the vessels, Palm Beach Princess and Big Easy directly from Cruise Holdings I and Cruise Holdings II, respectively, which companies are owned by Palm Beach Maritime Corporation and Palm Beach Empress, Inc. Pursuant to the new charters, we pay Cruise Holdings I and Cruise Holdings II, as owners of the vessels, charter fees of $50,000 per month for the Palm Beach Princess and $100,000 per month for the Big Easy, plus 1% of our gross revenues from operation of those vessels. We have the right to purchase either or both vessels, at our option, for $17.5 million in the case of the Palm Beach Princess (representing its appraised value at the time of $17.5 million and for fair market value (to be determined by appraisal) in the case of the Big Easy. Once we pay off the loans against the Palm Beach Princess and Big Easy, we will be entitled to substantial credits against the purchase prices of the vessels: a $14 million credit in the case of the Palm Beach Princess and a $12.6 million credit in the case of the Big Easy, representing the original principal amounts of the July 2004 sale - leaseback transactions involving those vessels, as well as credits for our investment in the net Ship Mortgage Obligation of approximately $7.2 million which can be applied to the purchase price of either vessel, and a credit for the portions of the costs of refurbishing and retrofitting the Big Easy which we paid, amounting to approximately $3 million, that can be applied to the purchase price of the Big Easy.


                                     F-1-15

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005


     (B) Deposits and Other Assets - Related Parties (See Note 24):

                                                               June 30,
                                                      -------------------------
                                                         2005           2004
                                                      -----------   -----------
Loans to the Ft Lauderdale Project (OC Realty, LLC)$   2,769,989  $  2,769,989

Accrued Interest on Loans to the Ft. Lauderdale
 Project (OC Realty, LLC)                              1,485,080     1,198,677

Goodwill on Purchase of GMO Travel                       193,946       193,946

Advances to PBMC                                          33,156       616,533

Note Receivable from Francis W. Murray                         -     2,600,749

Deposits on new lease for M/V Palm Beach Princess
 and the Big Easy with Palm Beach Maritime Corp.
 ("PBMC") (formerly MJQ Corp.)                                 -       880,783

Accounts Receivable from Francis W. Murray                     -        32,751

Loans to Francis W. Murray                                     -        93,000

Accounts Receivable from Frank Leo                             -        24,512
                                                      -----------   -----------
Total Deposits and Other Assets - Related Parties  $   4,482,171  $  8,410,940
                                                      ===========   ===========

(8)  DISCONTINUED OPERATIONS

     On January 28, 1999, we completed the sale of the real property and certain related assets at Freehold Raceway and a ten-acre parcel of land at the Garden State Park facility. On November 30, 2000, the Company, through its wholly-owned subsidiary, GSRT, LLC, closed on the sale (the "Garden State Transaction") of the Garden State Park property (the "Garden State Park Property") in Cherry Hill, New Jersey, to Realen-Turnberry/Cherry Hill, LLC ("Realen"). The purchase price was $30 million and was paid by: (i) previous cash deposits totaling a $1,000,000; (ii) a promissory note in the face amount of $10 million (the "Note"); and (iii) the balance of the purchase price paid in cash at the closing. The Company has elected to defer all the gain of $1,439,951 on the sale of the property until such time that collectability under the $10,000,000 note from Realen can be determined. The gain represented the sales price of cash and notes in excess of our cost basis.

     In connection with the January 28, 1999 sale and lease transactions for the Garden State Park facility, we purchased a liquor license owned by an unaffiliated third party, Service America Corporation, for $500,000 financed by a five (5) year promissory note at a 6% interest rate. At December 31, 2002, the unpaid principal balance was $160,000. Yearly principal payments of $80,000 plus interest were due on December 28, 2002 and December 28, 2003 and have not been paid. The Company entered into a sale and lease agreement for the lease of our premises from Jan. 28, 1999 to May 29, 2001 and the sale of a 10 acre portion to be used as an OTB facility. Under the terms of our sale and lease agreement the lessee/buyer purchased the liquor license for $100,000 and was obligated to return it to us in exchange for a refund of the $100,000 payment if, at the expiration of the lease, June 27, 2002, it did not have a use for the liquor license at the OTB facility. During the three year period Jan. 28, 1999 to Jan. 28, 2002 no OTB facility was built and the lessee/buyer did not have a use for the liquor license at that property. By the terms of the contract the Company has the right to re-acquire the liquor license for $100,000 and has exercised such right, however the lessee/buyer has refused to perform. The Company believes it will need to take legal action to enforce its right to the liquor license.

     The net assets of the operations to be disposed of included in the accompanying consolidated balance sheets as of June 30, 2005 and 2004 consist of the following:

                                                          June 30,
                                               ------------------------------
Classified As:                                     2005              2004
                                               -------------    -------------
Current Assets                                $     401,747  $       400,835

Current Liabilities                                (401,000)        (310,798)
                                               -------------    -------------
       Net Assets of Discontinued Operations  $         747  $        90,037
                                               =============    =============


                                     F-1-16

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

       Cash flows from discontinued operations for the years ended June 30, 2005, 2004 and 2003 consist of the following:

                                                                                 June 30,
                                                                    ---------------------------------

                                                                       2005        2004       2003
                                                                    ----------  ---------   ---------
Cash Flows From Discontinued Operating Activities:

      Income                                                      $       -0-   $    -0-  $      -0-
                                                                    ----------  ---------   ---------
      Adjustments to reconcile income to net cash provided
      by discontinued operating activities:

        Changes in Operating Assets and Liabilities of
        Discontinued Operations:

            Decrease (Increase) in Accounts Receivable                    -0-        -0-      12,539

            Increase (Decrease) in Accounts and Purses
             Payable and Accrued Expenses                              90,202      9,600       2,400
                                                                    ----------  ---------   ---------
      Net Cash Provided by Discontinued Operating Activities           90,202      9,600      14,939
                                                                    ----------  ---------   ---------
Cash Flows from Discontinued Financing Activities:

      (Decrease) in Balances Due To/From Continuing Operations        (89,290)    (8,550)    (17,783)
                                                                    ----------  ---------   ---------
      Net Cash (Used In) Discontinued Financing Activities            (89,290)    (8,550)    (17,783)
                                                                    ----------  ---------   ---------
      Net (Decrease) Increase in Cash and Cash Equivalents From
      Discontinued Operations                                             912      1,050      (2,844)

        Cash and Cash Equivalents at Beginning of Year From
        Discontinued Operations                                           733       (317)      2,527
                                                                    ----------  ---------   ---------
        Cash and Cash Equivalents at End of Year From
        Discontinued Operations                                   $     1,645   $    733  $     (317)
                                                                    ==========  =========   =========

(9)  ACQUISITIONS AND DISPOSITIONS

     o    Fiscal 2005

     During the Fiscal 2005, we purchased livestock, including stud fees in the amount of $328,247.

     o    Fiscal 2004

     During the quarter ended December 31, 2003 our subsidiary, Royal Star Entertainment, LLC, a Delaware limited liability company, purchased the vessel M/V Royal Star ("Royal Star"). Depreciation will not be computed on the Royal Star until it is placed in service. (See Note 13)

     o    Fiscal 2003

       On October 27, 2002 the Company purchased the operating agreement with the Port of Palm Beach from Leo Equity Group, Inc. ("Leo Equity") for a purchase price of $250,000 payable without interest. The purchase enabled us to obtain the port lease which was then owned by Leo Equity.


                                     F-1-17

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

(10) VESSELS, EQUIPMENT AND LIVESTOCK

     Vessels owned and leased, equipment and livestock consist of the following:
Depreciation is being computed over the estimated remaining useful lives using the straight-line method.

                                                             June 30,
                                Estimated Useful ------------------------------
                                Lives in Years      2005             2004
                                                 ---------------  -------------
Leased Vessel -
 Palm Beach Princess                  20         $   17,500,000  $           -

Leased Vessel Not Placed
 in Service - Big Easy                N/A            24,318,989              -

Vessel Not Placed in Service -
  Royal Star                          N/A             2,971,141      1,321,494

Equipment                             5-15            3,118,284      2,186,345

Leasehold Improvements               15-40              987,267        944,371

Livestock                             N/A               328,247              -
                                                 ---------------  -------------
Totals                                               49,223,928      4,452,210

Less Accumulated Depreciation
 and Amortization                                    (2,625,763)      (916,186)
                                                 ---------------  -------------
                                                 $    46,598,165  $   3,536,024
                                                 ===============  =============


(11) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     (A) The following table represents the aging of accounts payable as of June 30, 2005 and 2004.

                        Total      Current      31-60 Days    61-90 Days    Over 91 Days
                     -----------  ----------    -----------  ------------  -------------
     June 30, 2005  $ 5,505,375  $ 1,472,681   $   890,700  $  1,382,776   $   1,759,218

     June 30, 2004  $ 1,104,721  $   770,994   $   141,689  $      4,874   $     187,164

     (B) Accrued  expenses  consisted  of the  following as of June 30, 2005 and
2004

                                              June 30,
                                     -------------------------
                                        2005          2004
                                     -----------  ------------
     Trade Payables                 $   964,805  $    940,221

     Payroll and Related Obligations    915,177       479,260

     Interest                           161,040        11,040

     Various State Taxes                330,157       399,270

     Prior State Tax Audit              339,405       337,402
                                     -----------  ------------
     Total                          $ 2,710,584  $  2,169,197
                                     ===========  ============


                                     F-1-18

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

(12) NOTES AND MORTGAGES PAYABLE

     Notes and Mortgages Payable are summarized below:

                                                           June 30, 2005               June 30, 2004
                                       Interest %  ---------------------------  ----------------------------
                                       Per Annum     Current        Long-Term     Current        Long-Term
                                       ----------  ------------   ------------  ------------   -------------
International Thoroughbred Breeders,
Inc.:
------------------------------------
Chapter 11 Trustee (the "Brennan
Trustee") for the Bankruptcy
Estate of Robert E. Brennan (A)           11%      $        -0-   $        -0-  $  4,038,838   $  4,024,142

Francis X. Murray (B)                      8%           159,164            -0-       159,164            -0-

William H. Warner (B)                     12%            37,000            -0-        24,000            -0-

Other                                  Various           25,000            -0-        25,000            -0-

ITG Vegas, Inc.:
----------------
PDS Gaming (C)                            10%           401,340      2,448,660           -0-            -0-

Maritime Services, Corp. (D)               9%           410,187            -0-           -0-            -0-

International Game Technology (E)          8%           221,296        190,621       122,174         71,685

Others                                 Various           32,656         44,151           -0-            -0-

Garden State Park:
------------------
Service America Corporation (F)            6%           160,000            -0-       160,000            -0-
                                                   ------------   ------------  ------------   -------------
                 Totals                            $  1,446,643   $  2,683,432  $  4,529,176   $  4,095,827

 Net Liabilities of Discontinued
  Operations - Long Term                               (160,000)           -0-      (160,000)            -0-

 Related Party Notes                                   (196,164)           -0-      (183,164)            -0-
                                                   ------------   ------------  ------------   -------------
Totals                                             $  1,090,479   $  2,683,432  $  4,186,012   $   4,095,827
                                                   ============   ============  ============   =============

     (A) In connection with the PDS transactions, on July 7, 2004 the outstanding principal balance was paid by PBMC directly to the Brennan Trustee to satisfy this obligation. (See Note 2)

     (B) On March 1, 2003, we issued a promissory note for a line of credit up to $225,000 bearing interest at 8% to Francis X. Murray. The outstanding balance on the line of credit note at June 30, 2005 was $159,164 and accrued interest was $29,052. In fiscal 2003 and fiscal 2005, we issued promissory notes for $24,000 and $13,000 respectively, bearing interest at 12% to William H. Warner, Secretary of the Company. The outstanding balance is due on demand. The proceeds from both notes were used for working capital.

     (C) On January 5, 2005, the Company and its subsidiary, Royal Star Entertainment, LLC ("RSE"), executed and delivered a promissory note in the original principal amount of $2,850,000 (the "Note"). The Note is secured by RSE's Preferred Mortgage. The lender and holder of the Note and Mortgage is Cruise Holdings IV, LLC, an affiliate of PDS Gaming Corporation. At closing, RSE paid a closing fee to the lender in an amount equal to $78,375, or 2.75% of the principal amount of the Note. The proceeds of the Loan were used to make improvements to the vessel Royal Star or to the vessel Big Easy. The Note was originally due on January 17, 2006, however, the PDS re-financing completed on June 30, 2005 extended the terms of this note to July 1, 2009. The interest rate in 10% until January 19, 2006 at which time the interest rate will be increased to 20% until such time as the annualized EBITDA for the various vessels operated by the Company reach $17 million at which time the interest rate will be reduced to 15%

     (D) On May 20, 2005, the Company's wholly owned subsidiary, ITG Palm Beach, LLC ("ITGPB"), together with an affiliate, Palm Beach Empress, Inc. ("PBE") issued a seven month promissory note in the amount of $569,482 bearing interest at 9% to Maritime Services, Corp. for drydock retrofit services performed on the Big Easy. A payment of

                                     F-1-19

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

$83,813 was due and paid on June 1, 2005, five (5) consecutive monthly installments of $83,813 are to be paid on the balance with a final Payment of $84,216 due on December 1, 2005. At June 30, 2005, the principal balance on the Maritime Services, Corp. note was $410,188.

     (E) On December 22, 2003, ITG Vegas, Inc. issued a twenty-four month promissory note in the amount of $231,716 bearing interest at 8.5% to International Game Technology for the purchase of gaming equipment. A payment of $30,000 was paid on delivery of the equipment and 24 consecutive monthly installments of $10,532.85 are to be paid on the balance. In March 2005, ITG Vegas, Inc. issued an additional thirty month promissory note in the amount of $387,463 bearing interest at 8.15% to International Game Technology for the purchase of fully reconditioned gaming equipment. Thirty consecutive monthly installments of $14,319.49 are to be paid on the balance. At June 30, 2005, the principal balance on the two notes to International Game Technology note was $411,917 of which $221,296 was classified as short term and the balance of $190,621 was classified as long term.

     (F) In connection with the January 28, 1999 lease transactions for the Garden State Park facility, the Company purchased a liquor license located at Garden State Park owned by an unaffiliated third party, Service America Corporation (the "Holder"), for $500,000 financed by a five (5) year promissory note at a 6% interest rate. Yearly principal payments of $80,000 plus interest were due on December 28, 2002 and December 28, 2003 and have not been paid. The Company is continuing to negotiate new terms under this note and if successful the creditor may seek to enforce payment of the note. In additional to the principal amount due of $160,000 the accrued but unpaid interest is approximately $30,000 as of June 30, 2005.

(13) PURCHASE OF M/V ROYAL STAR

     During the quarter ended December 31, 2003 our subsidiary, Royal Star Entertainment, LLC, a Delaware limited liability company, purchased the vessel M/V Royal Star ("Royal Star"). As of June 30, 2005 the Company has capitalized $2,971,141 for the purchase and improvements and for legal and professional fees in connection with the vessel and has expensed an additional approximately $285,000 for administrative start-up costs. The Royal Star is a 232 foot vessel, built in 1985 and operates under the flag of St. Vincent and Grenadines. We anticipate that the vessel will need extensive improvements and outfitting costing between $5 and $6 million before being placed in service as a gaming vessel. Depreciation will not be computed on the Royal Star until it is placed in service.

(14) RELATED PARTY DEBT

     The following schedule represents related party debt (See Note 24 - Related Party Transactions):

                                               June 30, 2005       June 30, 2004
                                        -------------------------  -------------
                                         Short-Term     Long-Term    Long-Term
                                        -------------   ---------   ----------
Advances from OC Realty
 (Francis W. Murray  ownership)         $   2,800,964    $    -0-    $   36,000

Accrued Wages due to and Advances
 from Francis W. Murray                       182,308         -0-           -0-

Advances from Palm Beach Maritime Corp.
(formerly MJQ Corp.)
(Francis W. Murray  ownership)                    -0-      98,099       249,649
                                        -------------    --------    ----------
         Total Long Term Debt -
             Related Parties            $   2,983,272    $ 98,099    $  285,649
                                        =============    ========    ==========


(15) INCOME TAX EXPENSE

     The Company's income tax expense for the year ended June 30, 2005 and 2004 relates to state income taxes for its Palm Beach Princess operations and from June 30, 2004 includes a Federal Alternative Minimum Tax on the Company's consolidated income before the impairment loss on the sale of the El Rancho note. The income tax expense for the years ended June 30, 2003 relates only to state income taxes on the Palm Beach Princess operations.

     The Company has net operating loss carryforwards aggregating approximately $111,300,000 at June 30, 2005 expiring in the years June 30, 2006 through June 30, 2026. SFAS No. 109 requires the establishment of a deferred tax asset for all deductible temporary differences and operating loss carryforwards. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carryforwards, however, the deferred tax asset of approximately $44,500,000 is offset by a valuation allowance of the same amount. Accordingly, no deferred tax asset is reflected in these financial statements.

     Certain amounts of the net operating loss carryforward may be limited due to possible changes in the Company's stock ownership. In addition, the sale of Common Stock by the Company to raise additional operating funds, if necessary, could limit the utilization of the otherwise available net operating loss carryforwards. The grant and/or exercise of stock options by others would also impact the number of shares which could be sold by the Company or by significant

                                     F-1-20

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

stockholders without affecting the net operating loss carryforwards.

     The Company has the following carryforwards to offset future taxable income at June 30, 2005:

        Net Operating Loss               Year End
           Carryforwards             Expiration Dates
         ---------------             ----------------
      $       4,300,000                 6/30/2006

              9,000,000                 6/30/2007

             21,600,000                 6/30/2008

              5,280,000                 6/30/2009

                                        6/30/2010
             71,120,000             through 6/30/2026
         ---------------
      $     111,300,000
         ===============

(16) COMMITMENTS AND CONTINGENCIES

     See Note 2 for additional commitments and contingencies with respect to the PDS Transactions.

     See Note 24 for additional commitments and contingencies of the Company and transactions with related parties.

     See Note 26 with respect to events and developments after June 30, 2005.

     During the 2005 fiscal year, the Big Easy has been undergoing retrofit and improvements and we had originally expected to place the Big Easy in service during our third fiscal quarter. Cost overruns and delays in having the vessel released from Dry Dock and in obtaining vessel certifications from the US Coast Guard have adversely affected the working capital of the Company. We are continuing to pursue certification for passenger operations pursuant to the United States Coast Guard's Alternative Compliance Program. Although the Alternative Compliance Program certification procedure is less complex and time consuming than regular Coast Guard certification, it is nevertheless a rigorous process involving the jurisdiction of at least four separate departments of the United States Coast Guard and the ship's classification society, Lloyd's Register. As indicated by the table at the end of this footnote, our debt service requirements have increased significantly with the PDS financing due to the increase in amounts of debt and rates involved. The increase in the amount is attributed in part to the arrangement for procurement and refurbishment for the Big Easy. We are dependent upon the expected additional revenue from the operations of the second vessel to cover the increased financing costs.

     On June 30, 2005, the Company, together with its subsidiaries, ITG Vegas, Inc. ("ITGV"), ITG Palm Beach, LLC ("ITGPB"), International Thoroughbred Gaming Development Corporation ("ITGD"), Riveria Beach Entertainment, LLC ("RBE") and Royal Star Entertainment, LLC ("RSE"), entered into a Loan and Security Agreement with PDS as lender, pursuant to which ITGV, RBE, RSE and ITGPB (collectively, the "Borrowers"), borrowed $29,313,889 to refinance the approximately $27 million in existing debts (whether in the form of loans, ship leases or ship charters) to PDS, with approximately $2.3 million of add-on financing being provided. The maturity of all of the new indebtedness will be July 1, 2009. The Company, ITGD, PBMC and PBE are guaranteeing the obligations of the Borrowers. Monthly payments of approximately $1.1 million will be required to fund the debt service on the new refinanced debt. (See Note 2)

       Through ITG Vegas, we have an operating agreement and lease of space in the office complex constructed at the Port of Palm Beach adjacent to a new cruise terminal effective, as modified, May 5, 2003. The term of the initial lease is five years at $183,200 per year payable monthly. Additionally, we have the right to renew the lease for two (2) additional terms of 5 years each. We were required to make tenant improvements to the new space in a minimum amount of $333,000, however the actual cost to make the improvements was approximately $950,000. We will have the right to a credit of up to the minimum amount of improvements required of $333,000 of construction costs against the initial term of our five year lease.

     Through our subsidiary, Royal Star Entertainment LLC, we have negotiated with the Port of Palm Beach District a second Operating Agreement dated December 18, 2003, as subsequently amended. This Operating Agreement will permit us to operate the Big Easy in passenger service from the Cruise Terminal at the Port, with certain berthing and scheduling priorities. The initial term of this Operating Agreement is five years from the date of commencement of sailings by the Big Easy from the Port, with subsequent renewal options of four and three years. After the commencement of sailing, dockage charge is based upon $1.00 per foot of the vessel per day for six months and thereafter at the rate of $1.85 per foot per day or approximately $11,160 per month and a wharfage and terminal charge per passenger which is normally included in our admission fare.


                                     F-1-21

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

     On August 6, 2004 we amended the Lease and Operating Agreement with the Port of Palm Beach in order to permit our construction of a passenger gangway system and destination signage on Port property and our refurbishment and upgrading of the passenger cruise terminal facilities, which measures, we believe, will enhance our ability to promote and market our cruise services. We will receive a wharfage credit from the Port of Palm Beach in the amount of $75,000 with respect to our construction of the gangway. In addition, we agreed to pay the Port of Palm Beach $.50 per vehicle parked in the passenger parking lot at the Port, for a minimum period of six months beyond the commencement of cruise services at the Port of Palm Beach by the Big Easy.

     On March 1, 2004 we entered into a Dockage Space Agreement between the Company and the City of Riviera Beach for approximately 160 feet of concrete dock space at the City Marina. The term is for one year for a fee of $11,000 per month. The lease is renewable subject to the approval of the City. This Agreement is intended only for the purpose of making available the assigned space for vessels other than a day-cruise gaming ship. Further, the Company understands that in the event it wishes to dock a day-cruise gaming ship that it will be required to enter into a new agreement with the City.

     During the period that our subsidiary, ITG Vegas was in bankruptcy (January 3, 2003 to October 15, 2004) and thereafter, the 8 employees previously paid by ITB were paid by PBMC, a company owned by Francis W. Murray, our CEO. The wage expense was recorded by ITB and an accounts payable was recorded to PBMC. PBMC was subsequently fully reimbursed by ITB for the wages. This arrangement was the result of the restrictions placed on the flow of cash to ITB from ITGV by the bankruptcy court. As a result, employer contributions and employee deferrals to the ITB 401-K plan were suspended. The Company has not yet decided what action, if any, should be taken with respect to the retirement benefits.

     Our vessels are subject to the provisions of the International Convention on Safety of Life at Sea as Amended ("SOLAS 74"), which was adopted in 1974 by the International Maritime Organization, a specialized agency of the United Nations that is responsible for measures to improve the safety and security of international shipping, and to prevent marine pollution from ships. SOLAS 74 is the current basic safety standard for all ships engaged in international service. The Convention was substantially amended in 1992 and 2000 in order to upgrade and improve shipboard fire safety standards. The Amendments are applicable to all passenger ships engaged in international service, including retroactively those ships such as the Palm Beach Princess that were built prior to 1980. Under the terms of the Amendments, full compliance by older ships with SOLAS 74 standards is to be phased in and implemented over the years and completed no later than October 1, 2010. The Palm Beach Princess, in compliance with the SOLAS 74 requirements to date, has previously completed substantial upgrading and installation of fire sprinkler and smoke detection systems and other fire safety construction standards. By 2010 the ship must comply with the final phase of the implementation of the SOLAS 74 Amendments, most notably being requirements that no combustible material be used in ships' structures and that certain other interior structure and space standards be met. The precise nature and scope of necessary work will be determined in conjunction with the ship's classification society, Det norske Veritas. To accomplish such work may entail substantial cost in order to remove all wood and other combustible materials now used in the structure of the Palm Beach Princess, to refit the ship with non-combustible materials, and otherwise to upgrade interior structure and spaces. We have not yet obtained an estimate of such cost. The Bareboat Charter and Option to Purchase Agreement for the Palm Beach Princess permits us to purchase the vessel for $17.5 million at the end of the charter period on July 1, 2009. We will be allowed credits for the payments made on the PDS lease of $14 million, provided such payments are made, and credits of up to $7.2 million against the purchase of the Palm Beach Princess. (However, use of the $7.2 million as a credit toward the Palm Beach Princess purchase would decrease the credits allowed for the purchase of the Big Easy since the $7.2 million credit can be used for the purchase of either vessel)(See Note 2 A) We will need to make a determination if it will be economically feasible to purchase the Palm Beach Princess at the end of the charter period considering the costs which may be involved in readying the vessel for "SOLAS" requirements.

     With the sale of our Freehold Raceway property on January 28, 1999 we assumed full responsibility for the costs associated with the clean up of petroleum and related contamination caused by the leakage of an underground storage tank which was removed in 1990, prior to our purchase of Freehold Raceway. In February 2000 the N.J. Department of Environmental Protection approved our remedial investigation workplan ("RIW"). Under the RIW numerous test wells were drilled and the soil tested and monitored to determine the extent and direction of the flow of underground hazardous material and reports and conclusions of the tests were prepared for the State of New Jersey. However, prior to obtaining a remedial action workplan from the State of New Jersey, the work was stopped due to a lack of funds resulting from the institution of proceedings by our subsidiary, ITGV, under Chapter 11 of the bankruptcy code. At this time we are unable to predict the effects that such delay may cause, but it is likely that some retesting of the wells may be necessary. Prior to the delays it was estimated that the cost to remediate the site would be approximately $750,000. However, we now estimate that the total cost of clean up to be approximately $830,000 including costs we have already spent according to the environmental consulting firm handling this matter. These costs include drilling of test wells and monitoring, lab testing, engineering and administrative reports, equipment and remediation of the site through a "pump and treat" plan. The Company has made payments of approximately $617,000 during prior fiscal years 2000, 2001 and 2002. As of June 30, 2005 we have accrued $211,000 for the additional work. It is estimated that completion of the site clean up will take approximately 18 months from the time the work is reinstated. It is unlikely that the Company will receive any insurance reimbursement for our costs of this remediation project.

                                     F-1-22

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

     The following table summarizes commitments on non-cancelable contracts and leases as of June 30, 2005 and reflects the June 30, 2005 PDS transaction where we refinanced approximately $27 million in existing debts and borrowed approximately $2.3 million of additional funds.

                                                                    Years Ended June 30,
                                            ---------------------------------------------------------------   There-
                                               2006         2007          2008         2009          2010      after       Total
                                            -----------  -----------  -----------  -----------   ----------  ---------  -----------
Capital Leases:
    P.B. Princess - Principal & Interest   $  4,487,891  $ 4,701,154  $ 4,701,154  $ 4,701,154  $   391,763  $       -  $18,983,116

       Bare Boat Charter - Related Party        960,000      960,000      960,000      960,000       80,000          -    3,920,000

    Big Easy - Principal & Interest           4,019,777    4,288,373    4,280,379    4,271,100      355,461          -   17,215,090

       Bare Boat Charter - Related Party      1,560,000    1,560,000    1,560,000    1,560,000      130,000          -    6,370,000

Notes and Mortgages:

   Principal & Interest                       1,631,040    1,349,643    1,194,144    1,089,001       89,260          -    5,353,088

    Interest Only                               207,313            -            -            -            -          -      207,313

Deferred Interest Payments                      600,000      600,000      600,000      450,000            -          -    2,250,000

Employee Contracts - Related Party              327,035            -            -            -            -          -      327,035

Operating Leases:

    Casino Equipment                          3,106,367    3,106,367    2,353,930            -            -          -    8,566,664

    Administrative & Office                     999,845      186,629      109,103        2,028        2,028        845    1,300,478

Purchase Obligations - Big Easy               2,573,116            -            -            -            -          -    2,573,116

Purchase Obligations                            750,848      181,006       61,006       61,006       61,006    208,436    1,323,308
                                            -----------  -----------  -----------  -----------   ----------  ---------  -----------
Total                                      $ 21,223,232  $16,933,172  $15,819,716  $13,094,289  $ 1,109,518  $ 209,281  $68,389,208
                                            ===========  ===========  ===========  ===========   ==========  =========  ===========


LEGAL PROCEEDINGS

     We are a defendant in various lawsuits incidental to the ordinary course of business. It is not possible to determine with any precision the probable outcome or the amount of liability, if any, under these lawsuits; however, in the opinion of the Company, the disposition of these lawsuits will not have a material adverse effect on our financial position, results of operations, or cash flows.

     Our subsidiary, ITG Vegas, Inc., successor by merger to Palm Beach Princess, Inc., initiated proceedings under Chapter 11 of the Bankruptcy Code on January 3, 2003. Such Chapter 11 case was closed on July 17, 2004. (See Note 4.)

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of June 30, 2005, in assessing the fair value of financial instruments, the Company has used a variety of methods and assumptions, which were based on estimates of market conditions and loan risks existing at that time. For certain instruments, including cash and cash equivalents, investments, non-trade accounts receivable and loans, and short-term debt, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short-term maturity. The carrying amounts of long term debt approximate fair value since the Company's interest rates approximate current interest rates. On our original Cherry Hill note receivable in the amount of $10 million, we have elected to defer the gain on the sale and the interest to be accrued until such time that collectability can be determined. On our second Cherry Hill note receivable we have recorded a $10.5 million impairment loss to reflect the estimated current market value of this note. (See Note 5-A)

(18) RETIREMENT PLANS

     ITG Vegas maintains a Retirement Plan under the provisions of section 401(k) of the Internal Revenue Code

                                     F-1-23

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

of 1986,  as amended (the "Code")  covering full time  employees  (approximately
265) who had completed one year of service. Our parent company adopted the ITG Vegas 401 (k) plan during the fiscal year 2005.

     In connection with the bareboat charter agreement, all of the employees of our ITG Vegas subsidiary which operates the Palm Beach Princess were paid by PBMC until January 1, 2004 when they were transferred to ITG Vegas. We reimbursed PBMC for all of the employee costs incurred, including the costs associated with the PBMC's 401(k) plan that covered those employees. As a result of the Chapter 11 bankruptcy cases filed in January 2003, the seven executive and administrative employees of the parent company were also paid by PBMC from that date and were not eligible to participate in that plan. There may be operational errors in the administration of the plans concerning these employees, as a result of which the Company may have liabilities, the potential amount of which has not yet been determined. We have accrued $111,876 as of June 30, 2005 to cover all or part of this cost.

       Our expense recorded for the fiscal years ended June 30, 2005, 2004 and 2003, respectively, totaled $141,305, $52,170 and $51,170 for the 401 (k) plan.

(19) STOCK-BASED COMPENSATION

     (A) EMPLOYEE AND NON-EMPLOYEE OPTIONS

     In June, 2005, the Company's Board of Directors adopted and approved the 2005 Stock Option and Award Plan (the "2005 Plan"). The 2005 Plan permits the grant of options to purchase up to 1,300,000 shares of Common Stock at a price per share no less than 100% of the fair market value of the Common Stock on the date an option is granted with respect to incentive stock options only. The price would be no less than 110% of fair market value in the case of an incentive stock option granted to any individual who owns more than 10% of the total combined voting power of all classes of outstanding stock. The 2005 Plan will terminate unless approved by the shareholders within one year of the Board's adoption. Under the 2005 Plan, in June 2005, the Board of Directors approved the grant of options, expiring in 10 years, to purchase 300,000 shares at $2,00 per share, and will vest at 20% per year for the first 5 years, subject to shareholder approval of the Plan. On January 7, 2002, Mr. Francis W. Murray and Mr. William H. Warner were awarded options to purchase 2,000,000 and 75,000 shares, respectively, of the Company's Common Stock, expiring December 31, 2010, with an exercise price of $0.26875 per share. On July 23, 2004 Mr. Murray exercised his 2,000,000 options at an exercise price of $0.26875 per share. The Company issued 2,000,000 shares of Treasury stock it held in exchange for proceeds of $537,500.

     Also at the September 11, 2003 meeting of the Company's Board of Directors, the Board unanimously authorized the future grant of options to purchase an additional 20,000 shares of common stock to Mr. Francis X. Murray, at $.50 per share, subject to confirmation of ITG Vegas' Plan of Reorganization and the prior payment of all obligations of the Company to the Bankruptcy Trustee. No such options would be granted or issued until the Bankruptcy Trustee was paid in full, at which time the Company would be authorized (but not obligated) to grant such options. Such action was taken in order to compensate Mr. F.X. Murray for his having personally guaranteed a loan of $300,000 for the Company and for his providing to the Bankruptcy Trustee a personal guaranty for portions of the Company's obligations. In June 2005 the Board of Directors authorized replacing the authorized but un-granted options to Mr. Murray with a cash payment of $.97 per option share which represented the difference between the original option price of $.50 and the closing sales price on June 26, 2005 of $1.47

     At a meeting of the Board of Directors of the Company held on June 29, 2004 the board authorized compensating Francis W. Murray for tax consequences he would incur as a result of the PDS Transactions. The amount and form of such compensation was to be determined by the full board of directors when data as to such tax consequences became available. At its meeting on June 27, 2005 the Board of Directors determined that the tax effect of the transaction to Mr. Murray totaled $1,064,500 and that he should be compensated in that regard by granting him an option to purchase 724,143 shares at an exercise price of $2 per share. The number of option shares was determined by dividing the $1,064,500 by the closing stock price on June 27, 2005 of $1.47.

     At a meeting of the Board of Directors of the Company held on November 18, 2003, the Board authorized the future grant of options to purchase 25,000 shares of common stock to each non-employee director, Mr. James Murray, Mr. Robert J. Quigley and Mr. Walter ReDavid, at $.50 per share, as compensation for their services as directors, subject, however, to the prior payment of all obligations of the Company to the Bankruptcy Trustee. In June 2005, the Board of Directors authorized replacing the authorized but un-granted options to Mr. Murray, Mr. ReDavid and Mr. Quigley with a cash payment of $.97 per option share which represented the difference between the original option price of $.50 and the closing sales price on June 26, 2005 of $1.47.

     Also at the November 18, 2003 meeting of the Board, the Board authorized the future grant of shares of common stock to each of Mr. Francis W. Murray and Mr. Robert J. Quigley as compensation in lieu of their respective deferred salaries upon their election if they continued to defer payment of their deferred salary existing on November 18, 2003. Mr. Murray and Mr. Quigley's deferred salary since January 3, 2003 amounted to $344,865 and $36,669, respectively, as of November 18, 2003. The Board also authorized payment of the unpaid principal of a $24,000 loan to the Company by Mr. William H. Warner, the Company's Secretary, in the form of a future grant of shares. The Company will pay the unpaid loan principal to Mr. Warner in shares of common stock, valued for such purpose at $.50 per share provided that

                                     F-1-24

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

he agrees to accept such shares (valued at $.50 per share) in payment of a portion, specified by the grantee, of the Company's obligation to him. In the first quarter of fiscal 2005, Mr. Murray and Mr. Quigley elected to take their then deferred salary in the form of shares.

     At June 30, 2005, total options outstanding were 2,360,643 and 2,120,643 of these options were exercisable.

     The following table contains information on stock options for options granted for the three year period ended June 30, 2005:

                                                       Stock Options
                                                       -------------
                                                         Exercise       Weighted
                                         Number          Price Range    Average
                                         of Shares       Per Share      Price
                                        -----------    --------------  ---------
  Outstanding at June 30, 2003 and 2004   3,336,500    $0.269- $5.00      $1.59

  Exercised during FYE 2005              (2,000,000)   $0.269             $0.269

  Granted during FYE 2005                 1,024,143    $2.00              $2.00
                                        -----------
  Outstanding at June 30, 2005            2,360,643    $0.269 - $5.00     $2.89
                                        ===========

                                                         Exercise       Weighted
                                         Option          Price Range    Average
                                         shares          Per Share      Price
                                        ------------   --------------- ---------
  Exercisable at June 30:

  2003                                    3,336,500    $ 0.269 - $5.00    $1.59
                                        ------------   --------------- ---------
  2004                                    3,336,500    $ 0.269 - $5.00    $1.59
                                        ------------   --------------- ---------
  2005                                    2,120,643    $ 0.269 - $5.00    $2.99
                                        ------------   --------------- ---------

     The following table summarizes information about stock options outstanding at June 30, 2005:

                                                           Ranges                     Total
                                           -------------------------------------  ------------
Range of exercise prices                  $ 0.27 - 2.00 $ 4.00 - 4.625  $   5.00 $ 0.27 - 5.00
                                           ------------  -------------   -------  ------------
Outstanding options:
--------------------
   Number outstanding at June 30, 2005        1,310,643        750,000   300,000     2,360,643
                                           ------------  -------------   -------  ------------
   Weighted average remaining contractual
     life (years)                                  8.40           0.80      1.50          5.11
                                           ------------  -------------   -------  ------------
   Weighted average exercise price                 1.66           4.19      5.00          2.89
                                           ------------  -------------   -------  ------------
Exercisable options:
--------------------
   Number outstanding at June 30, 2005        1,070,643        750,000   300,000     2,120,643
                                           ------------  -------------   -------  ------------
   Weighted average exercise price                 1.59           4.19      5.00          2.99
                                           ------------  -------------   -------  ------------

     The Company accounts for stock option grants using the intrinsic-value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations. Under the intrinsic-value method, because the exercise price of the Company's employe stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company accounts for the plans under the recognition and measurement principles of APB 25 and related interpretations. No stock-based employee compensation cost is reflected in net income for options granted since all options


                                     F-1-25

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. However, there are situations that may occur, such as the accelerated vesting of options or the issuance of restricted stock, that require a current charge to income.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS") No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation expense relating to such transactions be recognized in the statement of operations. The revised statement is effective as of the first interim period beginning after June 15, 2005.

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of the revised SFAS No. 123:


                                                                       Years Ended June 30,
                                                                       --------------------
                                                                2005            2004          2003
                                                                ----            ----          ----
Net Income (Loss): As Reported                             $  (1,900,035) $  (6,800,030) $  5,233,826
                                                           -------------  -------------  ------------
Pro Forma Net Income (Loss): Basic and Diluted             $  (2,851,101) $  (6,800,030) $  5,233,826
                                                           -------------  -------------  ------------
Net Income (Loss) Per Share: As Reported                   $       (0.18) $       (0.86) $       0.54
                                                           -------------  -------------  ------------
Pro Forma Net Income (Loss) Per Share: Basic and Diluted   $       (0.28) $       (0.86) $       0.54
                                                           -------------  -------------  ------------

     (B) WARRANTS

     At June 30, 2003 the Company had 710,000 warrants outstanding to purchase Common Stock in connection with financing activities. During Fiscal 2004, 435,000 of those warrants expired. All outstanding warrants are exercisable at June 30, 2005. The fair value of warrants issued were accounted for as financing expense.

     Warrants have been granted to acquire Common Stock at various prices above the fair market value at the date of grant. The following table contains information on warrants for the three-year period ended June 30, 2005. The warrants currently outstanding expire on April 23, 2006. See Note 26 for a description of warrants.

                                                     Warrants
                                      ----------------------------------------
                                                     Exercise         Weighted
                                         Number      Price Range      Average
                                       Of Shares     Per Share        Price
                                      -----------    -------------    --------
Outstanding at  June 30, 2003             710,000    $2.50 - $4.00    $3.08

Expired During Fiscal 2004               (435,000)   $2.50            $2.50
                                      -----------
Outstanding at June 30, 2004 and 2005     275,000    $4.00            $4.00
                                      -----------

(20) DIVIDENDS

     The Company was required to pay to the holders of the Company's Series A Convertible Preferred Stock ("Preferred Stock") a cash dividend from any net racetrack earnings, as defined, of Garden State Park. No dividends were required for fiscals 2005, 2004 and 2003. Since the Company has sold Garden State Park, no dividends will ever be paid on the Preferred Stock. The Preferred Stock has a liquidation preference of up to its par value of $100 per share.

(21) EXTRAORDINARY ITEM

     The Master Settlement Agreement with the Chapter 11 Trustee for the Bankruptcy Estate of Robert E. Brennan (the "Brennan Trustee") included a final settlement by the Brennan Trustee with numerous parties. Among those parties were Leo Equity Group, Inc., Michael J. Quigley, III and Palm Beach Maritime Corp. ("PBMC") (formerly MJQ Corp.). During the quarter ended March 31, 2002 the Company charged Leo Equity Group $3 million and PBMC $1 million for their portion of expenses incurred by us and a success fee for the efforts of International Thoroughbred Breeders, Inc. in connection with the final settlement with the Brennan Trustee. Prior to our acquisition of Leo Equity Group, Inc., Leo Equity Group, Inc. assigned to us certain receivables in the approximate amount of $3 million, including the receivables of approximately $2.6

                                     F-1-26

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

million due it from Michael J. Quigley III, in payment of this obligation. We had deferred all income from these transactions until such time as payment was received. During the first quarter of Fiscal 2005 we recorded the payment for the previously deferred income in the amount of $4,000,000.

(22) TREASURY SHARES

     As of July 1, 2004, we held 3,678,146 shares of Treasury Stock. On July 28, 2004 Mr. Francis W. Murray exercised his option to purchase 2 million shares of our Common Stock at an exercise price of $0.26875 per share. The Company issued 2 million shares of Treasury stock it held in exchange for proceeds of $537,500. Also on July 28, 2004 the Company issued 689,730 Treasury shares to Mr. Murray in payment of the deferred salary of $344,865 we owed to him for the period from January 3, 2003 to November 18, 2003. On August 31, 2004 the Company issued 73,339 Treasury shares to Robert Quigley in payment of the deferred salary of $36,670 we owed to him for the period from January 3, 2003 to November 18, 2003. As of June 30, 2005 there were 915,077 shares of Treasury Stock held by the Company.

(23) EXECUTIVE COMPENSATION

     Effective December 1, 2000, we entered into a five-year employment contract with Mr. Francis W. Murray as our Chief Executive Officer. The contract provides for annual compensation of $395,000, a $1,500 monthly automobile expense allowance, a country club annual dues allowance and travel and entertainment reimbursements for business expenses reasonably incurred by him, in addition to participation in various other benefits provided to our employees.

     In April of 2001, when we acquired (under a bareboat charter) the vessel operations of the entity now known as Palm Beach Maritime Corporation, we became obligated to honor employment contracts between Palm Beach Maritime Corporation and its employees. That included an Employment Agreement with Francis X. Murray, the son of our CEO, Francis W. Murray. Mr. F.X. Murray had been the president of Palm Beach Maritime Corporation and became vice president of our subsidiary, which is now ITG Vegas, Inc. The employment agreement with Mr. F.X. Murray (which had an initial term of three years which ended December 31, 2003) automatically renews for one-year terms on January 1 of each year unless previously terminated. The employment agreement with Mr. F.X. Murray provides for a base salary of $310,000 per year and an annual bonus of up to 25% of the executive's base salary if certain EBITDA performance goals are met, membership to a golf club, life insurance for the benefit of the executive's dependents in the amount of $1,000,000 and other expense benefits. In addition, the executive is eligible for awards of stock options outside of his employment agreement, and received in that respect options to purchase 90,000 shares of common stock on June 27, 2005, at an exercise price of $2.00 per share.

(24) RELATED PARTY TRANSACTIONS

     See  Footnote  2  for  related   party   transactions   regarding  the  PDS
Transactions.

     See Footnote 19 with respect to the stock options granted to related parties.

     During the third quarter of Fiscal 2001, we invested in two projects in which our Chairman, President and Chief Executive Officer, Francis W. Murray, also has a pecuniary interest. In connection with one such project, the Board of Directors approved advances, as loans, of up to $1.5 million to a limited partnership in which Francis W. Murray owned, at that time, an 80% equity interest and owned the general partner, the proceeds of which were to be used to pay costs and expenses for development of a golf course in Southern California. In Fiscal 2003, the limited partnership's indebtedness to us, including principal and accrued interest, in the amount of $929,541 was assumed by OC Realty, LLC, a Florida limited liability company which is owned by Francis W. Murray and which owns the second real estate project (Ocean Club) described below. Such indebtedness was due December 31, 2004, but was extended by the Board of Directors to December 31, 2007, and bears an interest rate of 6% and is now scheduled to be paid upon the completion of the Ocean Club project.

     In the second project, Mr. Murray (through OC Realty) is participating in the development of an oceanfront parcel of land, located in Fort Lauderdale, Florida, which has received all governmental entitlements from the City of Fort Lauderdale and the State of Florida to develop a 14-story building to include a 5-story parking garage, approximately 6,000 square feet of commercial space and a residential 9-story tower. As of June 30,2005, we had lent $2,034,405 in total to the project and we have accrued interest in the amount of $1,485,080 on the loan. These loans bear interest at 12% and will be repayable out of OC Realty's share of proceeds, after payment of bank debts, generated by the sale of condominiums. We will also have the right to receive, as participation interest, from available cash flow of OC Realty, if the project is successful, a priority return of our investment and a priority profits interest for up to three times our investment. Repayment of these loans and our participation interest will be subject to repayment of, first, bank debt of approximately $14 million (at present) and, second, construction financing expected to amount to $25 to $30 million and third, any capital invested by and fees payable to joint venture partners including OC Realty. OC Realty's share of proceeds thereafter will range from 22.5% to 45%. We have assessed the collectability of the advances made to OC Reality based on comparable sales of like units in the marketplace which suggest demand is strong and prospective sales of the project's condominium units will be adequate to meet its obligations and provide sufficient return to OC Realty with which to pay OC Realty's debt to us.


                                     F-1-27

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

     Beginning on July 7, 2004, we entered into Sub-Bareboat Charters of the vessels Palm Beach Princess and Big Easy with entities (Palm Beach Maritime Corporation and Palm Beach Empress, Inc.) owned or controlled by our Chairman, Francis W. Murray. Pursuant to our June 30, 2005 refinancing and restructuring of the PDS transactions, we now charter the vessels, Palm Beach Princess and Big Easy directly from Cruise Holdings I and Cruise Holdings II, respectively, which companies are owned by Palm Beach Maritime Corporation and Palm Beach Empress, Inc. Pursuant to the new charters, we pay Cruise Holdings I and Cruise Holdings II, as owners of the vessels, charter fees of $50,000 per month for the Palm Beach Princess and $100,000 per month for the Big Easy, plus 1% of our gross revenues from operation of those vessels. We have the right to purchase either or both vessels, at our option, for $17.5 million in the case of the Palm Beach Princess (representing its appraised value at the time of $17.5 million and for fair market value (to be determined by appraisal) in the case of the Big Easy. Once we pay off the loans against the Palm Beach Princess and Big Easy, we will be entitled to substantial credits against the purchase prices of the vessels: a $14 million credit in the case of the Palm Beach Princess and a $12.6 million credit in the case of the Big Easy, representing the original principal amounts of the July 2004 sale - leaseback transactions involving those vessels, as well as credits for our investment in the net Ship Mortgage Obligation of approximately $7.2 million which can be applied to the purchase price of either vessel, and a credit for the portions of the costs of refurbishing and retrofitting the Big Easy which we paid, amounting to approximately $3 million, that can be applied to the purchase price of the Big Easy.

     At a meeting in June 2005 the Board of Directors approved compensating Messrs. F.W. Murray and F.X. Murray $43,500 each for their personal guarantees which they were required to provide in order to complete the PDS loan on April 5, 2005. Messrs. Murray were required by PDS to personally guarantee the PDS loan, the proceeds of which were used by ITG Vegas to obtain the release of the Big Easy vessel from dry dock. The Board determined that a 1% guarantor compensation percentage would be used and paid as a guarantee fee.

     At its meeting on September 11, 2003 the Board of Directors authorized the future grant of options to purchase an additional 20,000 shares of common stock to Mr. F.X. Murray, at $.50 per share, subject to confirmation of ITG Vegas' Plan of Reorganization and the prior payment of all obligations of the Company to the Bankruptcy Trustee. No such options were granted or issued until the Bankruptcy Trustee shall have been paid in full, at which time the Company will be authorized (but not obligated) to grant such options. Such action was taken in order to compensate Mr. F.X. Murray for his having personally guaranteed a loan of $300,000 for the Company and for his providing to the Bankruptcy Trustee a personal guaranty for portions of the Company's obligations. In June 2005 the Board of Directors authorized replacing the unauthorized but un-granted options to Mr. Murray with a cash payment of $.97 per option share, or $19,400, which represented the difference between the original option price of $.50 and the closing sale price on June 26, 2005 of $1.47.

     From time to time Francis W. Murray has advanced funds to the Company to meet its operating expenses. Mr. Murray is normally reimbursed directly by the Company or through miscellaneous advances it may make on his behalf. During our fourth quarter ended June 30, 2005, Mr. Murray or companies owned or controlled by him made advances to the Company in the amount of approximately $2,150,000 to fund the Company's working capital needs. Additionally, the Company has deferred making payments to Mr. Murray or his companies, the majority of which were during the last quarter, for charter hire fees on the Palm Beach Princess and Big Easy vessels and for deferred salary. As of June 30, 2005, the total advances and deferred payments due him were $2,983,272. The timing of the repayment is unknown at this time. Approximately $1.7 million is due from the parent company and could be repaid if it were to receive sufficient funds from the sale of the Series B Preferred Stock. The balance is due from the ITG Vegas and its subsidiaries and repayment is restricted by the PDS loan agreement until such time as ITG Vegas achieves certain EBITDA levels. Interest to Mr. Murray is not being recorded at this time.

     The Company employs Tanuja Murray, daughter-in-law of Francis W. Murray. Mrs. Murray holds a law degree and is acting in the capacity of assistant to the Chairman involving the Company's exploration of gaming related business opportunities and horse related business. Mrs. Murray earns $60,000 per year in addition to the regular employee benefits paid by the Company.

     On December 1, 2004 the Company retained Rachael F. Murray, wife of Francis
X. Murray, as an outside consultant for ITG Palm Beach, LLC, the Company operating the Big Easy. Mrs. Murray's responsibilities are to develop and coordinate musical and other live entertainment for the Big Easy. Mrs. Murray invoiced the Company $18,750 during the fiscal year. The Company did not pay a fee in July, 2005 due to continued Big Easy delays.

     During the first quarter of Fiscal 2005, the Company re-entered the equine business. In addition to the purchase of horses from outside parties, the Company has purchased horses, the majority being one and two year olds, from Francis W. Murray at prices to be determined by an appraisal of their values. Payment for such horses will only be made out of profits realized from the horses purchased from Mr. Murray, if any. It is our plan to bring these horses into racing if we consider them competitive following the training period, to take advantage of the projected increase in purses as a result of the introduction of slot machines in several state jurisdictions.

     Francis X. Murray, Vice President of our ITG Vegas, Inc. Subsidiary and son of Francis W. Murray, our President, CFO and CEO agreed to loan the us up to $225,000 in the form of a line of credit. As of June 30, 2005, this loan together with accrued interest at 8% totaled $188,306. (See Note 12 B)

                                     F-1-28

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

(25) QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following quarterly financial data is unaudited, but in our opinion includes all necessary adjustments for a fair presentation of the interim results:

                                   ---------------------------------------------------------------------
                                                                 Fiscal 2005
                                    ---------------------------------------------------------------------
                                            4th             3rd                 2nd               1st
                                          Quarter         Quarter             Quarter           Quarter
                                          -------         -------             -------           -------
    Revenues                         $   8,598,946    $  10,280,985     $    7,514,993     $   6,378,322

    Income (Loss) Before
    Impairment& Extraordinary
    Item                             $  (3,925,428)   $     749,117     $     (256,363)    $  (1,777,360)

    Impairment (Loss)                $     (50,000)   $    (100,000)    $     (150,000)    $    (200,000)

    Extraordinary Item               $     440,000    $           0     $            0     $   3,560,000

    Net Income(Loss)                 $  (3,625,430)   $     649,117     $     (506,363)    $   1,582,640

    Net Income (Loss) Per Share -
       Basic                         $       (0.35)   $        0.06     $        (0.06)    $        0.16

    Net Income (Loss) Per Share -
       Diluted DiBasicluted          $       (0.33)   $        0.06     $        (0.06)    $        0.15

                                   ---------------------------------------------------------------------
                                                                 Fiscal 2004
                                   ---------------------------------------------------------------------
                                            4th             3rd                 2nd               1st
                                          Quarter         Quarter             Quarter           Quarter
                                          -------         -------             -------           -------
    Revenues                         $   8,689,364    $   9,697,707     $    7,000,011     $   7,575,157

    Income Before Impairment         $     212,818    $   1,765,056     $      363,036     $     859,060

    Impairment (Loss)                $ (10,000,000)   $           0     $            0     $           0

    Net Income(Loss)                 $  (9,787,182)   $   1,765,056     $      363,036     $     859,060

    Net Income (Loss) Per Share -
      Basic                          $       (1.24)   $        0.23     $         0.05     $        0.10

    Net Income (Loss) Per Share -    $       (1.24)   $        0.17     $         0.04     $        0.10
      Diluted

                                   ---------------------------------------------------------------------
                                                                 Fiscal 2003
                                    --------------------------------------------------------------------
                                            4th             3rd                 2nd               1st
                                          Quarter         Quarter             Quarter           Quarter
                                          -------         -------             -------           -------
    Revenues                         $   9,073,913    $   8,890,400     $    6,907,111     $   6,419,175

    Net Income                       $   2,347,240    $   1,878,471     $      595,001     $     413,114

    Net Income Per Share             $        0.21    $        0.23     $         0.06     $        0.04

(26) SUBSEQUENT EVENTS

     (A) Unregistered Sales of Equity Securities

     On July 13, 2005 the Company began accepting subscriptions for the purchase of shares of the Company's Series B Convertible Preferred Stock, par value $10.00 per share (the "Series B Preferred Stock"). The subscriptions for Series B Preferred Stock have been received by the Company as part of a private offering of up to 500,000 shares of its Series B Preferred Stock, at a subscription price of $15.00 per share ($7.5 million, in the aggregate, if all 500,000 shares of Series B Preferred Stock are sold in the offering). Under the Subscription Agreement, each such subscriber will be entitled to receive, in addition to shares of Series B Preferred Stock at $15.00 per share, a stock purchase warrant for the purchase of 1.2 shares of the Company's common stock for each share of Series B Preferred Stock purchased. Accordingly, if all 500,000 shares of Series B Preferred Stock are subscribed for, warrants to purchase an aggregate of 600,000 shares of the Company's common stock would then be issuable. The exercise price under each such warrant will be $3.25 per common share, and the warrants

                                     F-1-29

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

issued to purchasers of the Series B Preferred Stock will be exercisable for a term of three (3) years beginning one year after issuance. As of September 30, 2005 the Company has accepted subscriptions for the purchase of 163,000 shares of Series B Preferred Stock and has received $2,322,750 in net proceeds.

     The Series B Preferred Stock has been established by the Board of Directors pursuant to its authority under the Company's Certificate of Incorporation to fix the relative rights and preferences of the authorized but unissued preferred stock of the Company. Upon accepting subscriptions for purchases of the Series B Preferred Stock, the Company has entered into a Registration Rights Agreement with the purchasers, pursuant to which the Company has agreed to file a Registration Statement under the Securities Act of 1933, as amended, in order to register the shares of common stock of the Company issuable upon conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the accompanying stock purchase warrants, and to use its best efforts to cause such Registration Statement to be declared effective.

     The Series B Preferred Stock will automatically be converted into common stock upon the effective date of the Registration Statement covering the common shares issuable upon conversion. The initial conversion price is $2.00 per share of common stock, declining by $.02 for each full calendar quarter elapsing from July 1, 2005 to the date on which the conversion shall occur. Upon conversion, each share of Series B Preferred Stock will be converted into a number of shares of common stock determined by dividing the subscription price, $15.00 per share, by the conversion price then in effect. Based upon the initial conversion price of $2.00 and the subscription price of $15.00 for each share of Series B Preferred Stock, the number of common shares initially issuable upon conversion is 7.5 shares of common stock for each share of Series B Preferred Stock, up to 3,750,000 additional new common shares if the Series B Preferred Stock offering is fully subscribed.

     The stock purchase warrants to be issued to purchasers of the Series B Preferred Stock may be exercised, beginning one year after issuance, at any time over the next three years, at an exercise price of $3.25 per share payable at the time of exercise. In lieu of paying the exercise price, the holder has the right to effectuate a cashless exercise in which the Company would issue to the holder a number of shares of common stock computed by using the following formula: X=Y (A-B)/A, where X equals the number of shares of common stock to be issued to the holder; Y equals the number of shares of common stock for which the warrant is being exercised; A equals the market price of one share of common stock; and B equals the warrant exercise price. As a result, the holder may receive a number of shares representing the unrealized appreciation in the warrant.

     Pursuant to the Subscription Agreement, the Company also agreed to increase the size of its Board of Directors from four to seven members, and to fill two of those vacancies with one person to be designated by MBC Global, LLC, an Illinois limited liability company which introduced some of the purchasers of the Series B Preferred Stock to the Company, and a second person to be designated by another group of purchasers of the Series B Preferred Stock. As of the date hereof, the Company has increased the size of its Board to seven members and expects to fill the vacancies thereby created in due course.

     The Company will pay a finder's fee of 5% of the purchase price of the Series B Preferred Stock (in addition to fees payable to MBC Global as described below). Accordingly, if all 500,000 shares of the Series B Preferred Stock offered are purchased in the private offering, generating $7.5 million of gross proceeds, a finder's fee of $375,000 would be payable. The Company plans to use the net proceeds of the sale of Series B Preferred Stock for parent company operating expenses and for working capital of the parent company and its subsidiaries, including our ITG Vegas subsidiary.

     Also on July 13, 2005, the Company entered into an Advisory Agreement dated as of June 30, 2005, and an amendment thereto dated as of July 12, 2005, with MBC Global, LLC, pursuant to which the Company retained the services of MBC Global as financial advisor on a non-exclusive basis. The Advisory Agreement has a minimum term of two (2) years, and requires the Company to pay a consulting fee of $10,000 per month to MBC Global, a merger and acquisition fee of 2% of the purchase price upon closing of a merger or acquisition transaction with a target introduced by MBC Global, and an advisory fee upon closing of a financing transaction with a source introduced by MBC Global equal to 7% of the gross proceeds in the case of an equity transaction, 3% of the gross proceeds in the case of any mezzanine debt, and 1% of the gross proceeds in the case of any senior debt. MBC Global agreed to reduce its compensation in connection with the sale of our Series B Preferred Stock to 5% of the gross proceeds of such sales to investors introduced by MBC Global.

     As additional compensation to MBC Global, the Company agreed to issue three
(3) stock purchase warrants to MBC Global, one for the purchase of up to 150,000 shares of the Company's common stock at $2.50 per share, a second warrant for the purchase of up to 100,000 shares of the Company's common stock at $3.50 per share, and a third warrant for the purchase of up to an additional 150,000 shares of the Company's common stock at $4.50 per share. The actual number of common shares purchasable under each of these warrants will be determined by the number of shares of Series B Preferred Stock, described above, subscribed for in the Company's private offering by July 22, 2005 (or by such later date to which the Company may extend its private offering of Series B Preferred Stock). All three stock purchase warrants will have a term of four (4) years. In connection with the Advisory Agreement and such warrants, the Company entered into a Registration Rights Agreement with MBC Global pursuant to which the Company has agreed to file a Registration Statement under the Securities Act of 1933, as amended, covering the shares of common stock purchasable under such MBC Global warrants, and to use its best efforts to cause such Registration Statement to be declared effective.

     (B) Placement Fee Agreement

     On September 1, 2005 the Company entered into a Placement Fee Agreement with PDS Gaming Corporation. In consideration of PDS providing $29.3 million in funding and lease agreements to the Company during its 2005 Fiscal year, ITB

                                     F-1-30

           INTERNATIONAL THOROUGHBRED BREEDERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 2005

agreed to pay a Placement fee of $750,000 for such funding. ITB has made a deposit of $50,000 and the balance will be paid monthly beginning March 1, 2006 with monthly payments of $58,333, without interest, until February 1, 2007. The Placement Fee Agreement also permitted the Company to cancel an equipment lease is had signed with PDS on April 5, 2005. The original amount of the equipment lease was $1.5 million. Under the Placement Fee Agreement, the Company received a credit of $500,000, the equipment was returned to PDS and the Placement Fee Agreement was put in place of the lieu of the equipment lease.

     (C) Deferral of Principal Payments on PDS Financing

     The Loan and Security Agreement signed on June 30, 2005 permits the Company to defer the principal portion of its scheduled payments of up to $3 million, providing the Company meets certain conditions. In order to conserve working capital the Company began deferring principal payments of approximately $450,000 on September 1, 2005 and $450,000 on October 3, 2005. This action was necessary due to the continued delays in receiving the necessary approvals to begin operating the Big Easy and the Company's current negative working capital position.

     (D) Commencement of the Big Easy Operation

     On October 11, the United State Coast Guard completed its certification of the Big Easy and issued its formal Certificate of Inspection. All other certificates required for the ship's commencement of passenger service have been received. The ship's first voyage has been scheduled for October 16,2005.


                                     F-1-31

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) Nature of Operations - International Thoroughbred Breeders, Inc., a Delaware corporation ("ITB" and together with its subsidiaries, the "Company"), was incorporated on October 31, 1980. Its principal operating subsidiary, ITG Vegas, Inc. ("ITG Vegas") is currently engaged in an entertainment cruise and casino ship business under a bareboat charter of the vessel M/V Palm Beach Princess (the "Palm Beach Princess"). The Palm Beach Princess performs fourteen cruises weekly from the Port of Palm Beach, Florida, that is, a daytime and an evening cruise each day. Each cruise is of five to six hours duration. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, sit-down buffet dining, live musical shows, discotheque, bars and lounges, swimming pool and sundecks. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines, all major table games (blackjack, dice, roulette and poker), and a sports wagering book.

     Using the funding provided by the PDS Transactions (see Note 3) and working capital, our subsidiary, ITG Palm Beach, LLC ("ITGPB"), began making alterations, retrofits and improvements to a second vessel, the Big Easy, to prepare it for use as a casino cruise ship. After numerous delays caused by start up problems and hurricane Wilma, we expect to begin regular passenger service also from the Port of Palm Beach, Florida on November 19, 2005. The Big Easy is 237 feet in length and has a passenger capacity of approximately 1,000. There is 26,000 feet of casino space with approximately 530 slot machines, 23 table games, 8 poker tables and a sports book. The vessel has 3 specialty restaurants and 4 bars.

     During Fiscal 2005, we re-entered the equine business. We currently own 55 horses, a share of 15 horses, and lease 2 other horses, all of different ages. Several are currently racing and a few are held as broodmares but the majority are yearlings and two year olds in training. It is our plan to bring these horses into racing if we consider them competitive after completion of training.

     (B) Principles of Consolidation - The accounts of all subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (C) Classifications - Certain prior years' amounts have been reclassified to conform with the current years' presentation.

     (D) Revenue Recognition - Casino revenue consists of gaming winnings net of losses. Net income is the difference between wagers placed and winning payout to patrons and is recorded at the time wagers are made. The vast majority of the wagers are in the form of cash and we do not grant credit to our customers to a significant extent. Fare revenues consist of admissions to our vessel and are recognized as earned. On board revenues consist primarily of ancillary activities aboard the vessel such as the sale of food and beverages, cabin rental, gift shop, spa facility and skeet shooting. These revenues are recognized on the date they are earned.

     (E) Accounting Periods - ITG Vegas ends its quarterly accounting period on the last Sunday of each quarter. These end of the week cut offs create more comparability of the Company's quarterly operations, by generally having an equal number of weeks (13) and week-end days in each quarter. Periodically, this system necessitates a 14 week quarter which results in a 53 week year. During the quarter ended September 30, 2005, ITG Vegas' accounting period ended on October 2, 2005 as compared to October 1, 2004 in the quarter ended September 30, 2004.

     (F) Spare Parts Inventory - Spare parts inventory consists of operating supplies, maintenance materials and spare parts. The inventories are carried at cost. It is necessary that these parts be readily available so that the daily cruise operations are not cancelled due to mechanical failures. The inventory was purchased from Palm Beach Maritime Corporation ("PBMC") at a time when we were operating the Palm Beach Princess under a bare boat charter with PBMC. PBMC is owned by Mr. Francis W. Murray. Fair value of this inventory was determined by actual invoice prices and estimates made by the Palm Beach Princess engineers.

     (G) Livestock - Livestock consists of thoroughbred horses and the assets are stated at cost. Costs of maintaining horses and other direct horse related costs are expensed in the period incurred. Stud fees are capitalized and become the basis of the resulting foal.

     (H) Depreciation and Amortization - Depreciation of property and equipment were computed by the straight-line method at rates adequate to allocate their cost or adjusted fair value in accordance with U. S. generally accepted accounting principles over the estimated remaining useful lives of the respective assets. Amortization expense includes the write off of major vessel repairs and maintenance work completed at dry dock period. These expenses are written off during a two year period following the dry dock period. For the three months ended September 30, 2005 and 2004, the amortized expense was $ 44,976 and $43,373, respectively.

     As a result of the PDS transactions (see Footnote 2) we are leasing the vessel M/V Palm Beach Princess and the Big Easy under capital lease arrangements. The Company began depreciating the M/V Palm Beach Princess during Fiscal 2005. Financing fees in connection with the PDS financings, are being amortized over the life of the loans. For the three months

                                       F-2-1

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

ended September 30, 2005 and 2004, the amortized expense associated with these finance costs was $131,069 and $25,684, respectively.

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or amortizable intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition. Beginning with fiscal years starting after December 15, 2001, SFAS 142 requires an annual impairment review based on fair value for all intangible assets with indefinite lives.

     (I) Net Assets of Discontinued Operations - At June 30, 2005 and 2004, the remaining net assets and liabilities of Garden State Park and Freehold Raceway were classified as "Assets of Discontinued Operations." and "Liabilities of Discontinued Operations."

     (J) Recent Accounting Pronouncements - In December 2004, the FASB issued Statement No. 123 (revised 2004), "Stock-Based Payment" (SFAS 123R). This statement replaces SFAS 123, "Accounting for Stock-Based Compensation", supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and amends SFAS 95, "Statement of Cash Flows", to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS 123R is effective for the period covered by this quarterly report on Form 10-Q for the first quarter of fiscal 2006.

     (K) Income Taxes - The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     (L) Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (M) Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. The Company places its cash investments with high credit quality financial institutions and currently invests primarily in U.S. government obligations that have maturities of less than 3 months. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk.

     (N) Use Of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     (O) Deferred Income - The gain from the sale of our Garden State Park property on November 28, 2000 in the amount of $1,439,951 has been deferred until such time as the note receivable on the sale has been collected. In connection with the PDS Transaction we have deferred the gain on the sale of equipment of $137,353 over the term of the equipment lease.

     (P) Net Income per Common Share - Basic earnings per share is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding during the quarter. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options and warrants utilizing the treasury stock method. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of these occurrences.

     (Q) Goodwill - Through the purchase of Leo Equity, we purchased the assets and operations of GMO Travel which was a 100% owned subsidiary of Leo Equity. GMO Travel provides reservations and travel services for our Palm Beach Princess subsidiary and other non-ship related travel activities. Travel services for the Palm Beach Princess include reservations and travel services for its numerous foreign employees and our customers, many of which rely on air travel to reach our location. The goodwill recorded in the amount of $193,946 represents the fair value of GMO Travel based on its discounted cash flows and the synergies and cost savings gained by the Palm Beach Princess.

(2)  UNREGISTERED SALES OF EQUITY SECURITIES

     On July 13, 2005 the Company began accepting subscriptions for the purchase of shares of the Company's Series B Convertible Preferred Stock, par value $10.00 per share (the "Series B Preferred Stock"). The subscriptions for Series B Preferred Stock have been received by the Company as part of a private offering of up to 500,000 shares of its Series

                                       F-2-2

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

B Preferred Stock, at a subscription price of $15.00 per share ($7.5 million, in the aggregate, if all 500,000 shares of Series B Preferred Stock are sold in the offering). Under the Subscription Agreement, each such subscriber will be entitled to receive, in addition to shares of Series B Preferred Stock at $15.00 per share, a stock purchase warrant for the purchase of 1.2 shares of the Company's common stock for each share of Series B Preferred Stock purchased. Accordingly, if all 500,000 shares of Series B Preferred Stock are subscribed for, warrants to purchase an aggregate of 600,000 shares of the Company's common stock would then be issuable. The exercise price under each such warrant will be $3.25 per common share, and the warrants issued to purchasers of the Series B Preferred Stock will be exercisable for a term of three (3) years beginning one year after issuance. As of September 30, 2005 the Company has accepted subscriptions for the purchase of 197,300 shares of Series B Preferred Stock and has received approximately $2.66 million in net proceeds.

     The Series B Preferred Stock has been established by the Board of Directors pursuant to its authority under the Company's Certificate of Incorporation to fix the relative rights and preferences of the authorized but unissued preferred stock of the Company. Upon accepting subscriptions for purchases of the Series B Preferred Stock, the Company has entered into a Registration Rights Agreement with the purchasers, pursuant to which the Company has agreed to file a Registration Statement under the Securities Act of 1933, as amended, in order to register the resale of the shares of common stock of the Company issuable upon conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the accompanying stock purchase warrants, and to use its best efforts to cause such Registration Statement to be declared effective.

     The Series B Preferred Stock will automatically be converted into common stock upon the effective date of the Registration Statement covering the common shares issuable upon conversion. The initial conversion price is $2.00 per share of common stock, declining by $.02 for each full calendar quarter elapsing from July 1, 2005 to the date on which the conversion shall occur. Upon conversion, each share of Series B Preferred Stock will be converted into a number of shares of common stock determined by dividing the subscription price, $15.00 per share, by the conversion price then in effect. Based upon the initial conversion price of $2.00 and the subscription price of $15.00 for each share of Series B Preferred Stock, the number of common shares initially issuable upon conversion is 7.5 shares of common stock for each share of Series B Preferred Stock, or up to 3,750,000 additional new common shares if the Series B Preferred Stock offering is fully subscribed.

     The stock purchase warrants to be issued to purchasers of the Series B Preferred Stock may be exercised, beginning one year after issuance, at any time over the next three years, at an exercise price of $3.25 per share payable at the time of exercise. In lieu of paying the exercise price, the holder has the right to effectuate a cashless exercise in which the Company would issue to the holder a number of shares of common stock computed by using the following formula: X=Y (A-B)/A, where X equals the number of shares of common stock to be issued to the holder; Y equals the number of shares of common stock for which the warrant is being exercised; A equals the market price of one share of common stock; and B equals the warrant exercise price. As a result, the holder may receive a number of shares representing the unrealized appreciation in the warrant.

     Pursuant to the Subscription Agreement, the Company also agreed to increase the size of its Board of Directors from four to seven members, and to fill two of those vacancies with one person to be designated by MBC Global, LLC, an Illinois limited liability company which introduced some of the purchasers of the Series B Preferred Stock to the Company, and a second person to be designated by another group of purchasers of the Series B Preferred Stock. As of the date hereof, the Company has increased the size of its Board to seven members and expects to fill the vacancies thereby created in due course.

     The Company will pay a finder's fee of 5% of the purchase price of the Series B Preferred Stock (in addition to fees payable to MBC Global as described below). Accordingly, if all 500,000 shares of the Series B Preferred Stock offered are purchased in the private offering, generating $7.5 million of gross proceeds, a finder's fee of $375,000 would be payable. The Company plans to use the net proceeds of the sale of Series B Preferred Stock for parent company operating expenses and for working capital of the parent company and its subsidiaries, including our ITG Vegas subsidiary.

     Also on July 13, 2005, the Company entered into an Advisory Agreement dated as of June 30, 2005, and an amendment thereto dated as of July 12, 2005, with MBC Global, LLC, pursuant to which the Company retained the services of MBC Global as financial advisor on a non-exclusive basis. The Advisory Agreement has a minimum term of two (2) years, and requires the Company to pay a consulting fee of $10,000 per month to MBC Global, a merger and acquisition fee of 2% of the purchase price upon closing of a merger or acquisition transaction with a target introduced by MBC Global, and an advisory fee upon closing of a financing transaction with a source introduced by MBC Global equal to 7% of the gross proceeds in the case of an equity transaction, 3% of the gross proceeds in the case of any mezzanine debt, and 1% of the gross proceeds in the case of any senior debt. MBC Global agreed to reduce its compensation in connection with the sale of our Series B Preferred Stock to 5% of the gross proceeds of such sales to investors introduced by MBC Global.

     As additional compensation to MBC Global, the Company agreed to issue three
(3) stock purchase warrants to MBC Global, one for the purchase of up to 150,000 shares of the Company's common stock at $2.50 per share, a second warrant for the purchase of up to 100,000 shares of the Company's common stock at $3.50 per share, and a third warrant for the purchase of up to an additional 150,000 shares of the Company's common stock at $4.50 per share. The actual number of common shares purchasable under each of these warrants will be determined by the number of shares of Series B Preferred

                                       F-2-3

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

Stock, described above, subscribed for in the Company's private offering by July 22, 2005 (or by such later date to which the Company may extend its private offering of Series B Preferred Stock). All three stock purchase warrants will have a term of four (4) years. In connection with the Advisory Agreement and such warrants, the Company entered into a Registration Rights Agreement with MBC Global pursuant to which the Company has agreed to file a Registration Statement under the Securities Act of 1933, as amended, covering the resale of shares of common stock purchasable under such MBC Global warrants, and to use its best efforts to cause such Registration Statement to be declared effective.

(3) Transactions with PDS

     (A) Placement Fee Agreement

     On September 1, 2005 the Company entered into a Placement Fee Agreement with PDS Gaming Corporation. In consideration of PDS providing $29.3 million in funding and lease agreements to the Company during its 2005 Fiscal year, ITB agreed to pay a Placement fee of $750,000 for such funding. ITB has made a deposit of $50,000 and the balance will be paid monthly beginning March 1, 2006 with monthly payments of $58,333, without interest, until February 1, 2007. The Placement Fee Agreement also permitted the Company to cancel an equipment lease it had signed with PDS on April 5, 2005. The original amount of the equipment lease was $1.5 million. Under the Placement Fee Agreement, the Company was permitted to cancel the lease after paying the $250,000 rental for the period to the date of cancellation, the equipment was returned to PDS and the Placement Fee Agreement was put in place of the equipment lease.

     (B) Deferral of Principal Payments on PDS Financing

     The Loan and Security Agreement signed on June 30, 2005 permits the Company to defer the principal portion of its scheduled payments of up to $3 million, providing the Company meets certain conditions. In order to conserve working capital the Company began deferring principal payments of approximately $450,000 on September 1, 2005 through December 1, 2005. This action was necessary due to the continued delays in receiving the necessary approvals to begin operating the Big Easy and the Company's current negative working capital position.

(4)  DESCRIPTION OF LEASING ARRANGEMENTS

     The Company and several of its subsidiaries have entered into charter transactions for two vessels and lease transactions for equipment placed on three vessels.

     The charter for the Palm Beach Princess, which is currently in service, has been accounted for as a capital lease. Principal payments on the Palm Beach Princess portion of the loan ($14 million) will reduce the capital lease purchase liability and the interest portion of each monthly payment will be expensed. Depreciation expense will be recorded for the Palm Beach Princess using an estimated useful life of 20 years. Charter hire fees of $50,000 per month plus 1% of gross revenues of the Palm Beach Princess have been accounted for as additional interest payments on the capital lease and will be expensed as incurred. The lease for the gaming equipment currently aboard the vessels and the lease for new gaming equipment will be accounted for as an operating lease.

     The transaction also included the charter of the Big Easy and a lease for gaming equipment aboard that vessel. As a result of the June 30, 2005 PDS transaction, we have accounted for the Big Easy charter as a capital lease. Principal payments on the Big Easy portion of the PDS loan of $12.6 million will reduce the capital lease purchase liability and the interest portion of each monthly payment will be expensed. The total costs of improvements made together with the present value of the minimum lease payments were used to calculate the capitalized vessel cost. Charter hire fees of $100,000 per month plus 1% of gross revenues will be accounted for as additional interest payments made on the capital lease. Depreciation expense will be recorded for the Big Easy following the vessel being placed in service using an estimated useful life of 20 years. The gaming equipment lease will be accounted for as an operating lease.

     The transaction included a lease for gaming equipment aboard the vessel, Royal Star. The gaming equipment lease will be accounted for as an operating lease.

     Vessels, plant and equipment at September 30, 2005 include the following amounts for capitalized leases:


          Vessel, Palm Beach Princess       $       17,500,000

          Vessel, Big Easy                          17,050,721
                                                 -------------
          Less: allowance for depreciation          (1,875,991)
                                                 -------------
          Capital Leases                    $       32,674,730
                                                 =============


                                      F-2-4

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of September 30, 2005:

Period ending September 30,

                         2006               $         8,658,186

                         2007                         8,987,638

                         2008                         8,979,341

                         2009                         7,475,490

                         2010                           747,148
                                                ---------------
Total minimum lease payments                $        34,847,803

Less: amount representing interest                   (8,554,019)
                                                ---------------
Present value of net minimum lease payment  $        26,293,784
                                                ===============

     The following is a schedule of lease liabilities due to PDS at June 30, 2005 as a result of the September 30, 2005 transaction wherein we borrowed approximately $29 million to refinance the vessel leases for vessel lease payables as shown on the Balance Sheet:


                                                                      September 30, 2005
                                                            -----------------------------------------
Vessel                                                       Short-Term    Long-Term        Total
----------------------------------------------------------  -----------  -------------  -------------
Palm Beach Princess                                        $  2,746,465  $  11,037,553  $  13,784,018

Big Easy                                                      3,417,828      9,091,938     12,509,766

Royal Star                                                      401,340      2,448,660      2,850,000
                                                              ---------     ----------     ----------
Amount due to PDS for vessels                                 6,565,633     22,578,151     29,143,784

Less: Royal Star Note shown in Notes Payable (See Note 9)      (401,340)    (2,448,660)    (2,850,000)

Fair Market Valuation - Palm Beach Princess                           -      3,500,000      3,500,000

Capital Lease Charter Valuation - Big Easy                    1,343,527      2,735,390      4,078,917
                                                              ---------     ----------     ----------
Total Short and Long Term Vessel Leases Payable            $  7,507,820  $  26,364,881  $  33,872,701
                                                              =========     ==========     ==========

     Operating Leases

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 30, 2005:

Period ending September 30,

                         2006    $             3,142,168

                         2007                  2,765,830

                         2008                  1,867,875
                                     -------------------
Total minimum lease payments     $             7,775,873
                                     ===================


                                       F-2-5

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(5)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of September 30, 2005, in assessing the fair value of financial instruments, the Company has used a variety of methods and assumptions, which were based on estimates of market conditions and loan risks existing at that time. For certain instruments, including cash and cash equivalents, investments, non-trade accounts receivable and loans, and short-term debt, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short-term maturity. The carrying amounts of long term debt approximate fair value since the Company's interest rates approximate current interest rates. On our original Cherry Hill note receivable in the amount of $10 million, we have elected to defer the gain on the sale and the interest to be accrued until such time that collectability can be determined. On our second Cherry Hill note receivable we have recorded a $10.5 million impairment loss during the fiscal years ended June 30, 2005 and 2004 to reflect the estimated current market value of this note.


(6)  DEPOSITS AND OTHER ASSETS - NON RELATED PARTIES

     The following items are classified as deposits and other assets - non-related parties:

                                                     September 30,  June 30,
                                                        2005          2005
                                                     ------------  ----------
Long-Term Prepaid Loan Costs - Net of amortization
in the amount of ($655,337) and ($362,424),
respectively                                        $     666,650 $   959,563

Port Lease Rights                                         250,000     250,000

Other Misc. Assets                                         84,985     226,360
                                                     ------------  ----------
         Total                                      $   1,001,635 $ 1,435,923
                                                     ============  ==========

(7)  VESSEL DEPOSITS AND DEPOSITS AND OTHER ASSETS - RELATED PARTIES

     (A) Vessel Deposits - Related Parties

     Beginning on July 7, 2004, we entered into Sub-Bareboat Charters of the vessels Palm Beach Princess and Big Easy with entities (Palm Beach Maritime Corporation and Palm Beach Empress, Inc.) owned or controlled by our Chairman, Francis W. Murray. Pursuant to our June 30, 2005 refinancing and restructuring of the PDS transactions, we now charter the vessels, Palm Beach Princess and Big Easy directly from Cruise Holdings I and Cruise Holdings II, respectively, which companies are owned by Palm Beach Maritime Corporation and Palm Beach Empress, Inc. Pursuant to the new charters, we pay Cruise Holdings I and Cruise Holdings II, as owners of the vessels, charter fees of $50,000 per month for the Palm Beach Princess and $100,000 per month for the Big Easy, plus 1% of our gross revenues from operation of those vessels. We have the right to purchase either or both vessels, at our option, for $17.5 million in the case of the Palm Beach Princess (representing its appraised value at the time of $17.5 million) and for fair market value (to be determined by appraisal) in the case of the Big Easy. Once we pay off the loans against the Palm Beach Princess and Big Easy, we will be entitled to substantial credits against the purchase prices of the vessels: a $14 million credit in the case of the Palm Beach Princess and a $6 million credit in the case of the Big Easy, representing the original principal amounts of the July 2004 sale - leaseback transactions involving those vessels; as well as credits for our investment in the net Ship Mortgage Obligation of approximately $7.2 million which can be applied to the purchase price of either vessel; and a credit for the portions of the costs of refurbishing and retrofitting the Big Easy in excess of $6 million which we paid, amounting to approximately $14 million, that can be applied to the purchase price of the Big Easy.

     (B) Deposits and Other Assets - Related Parties (See Note 16):

                                                      September 30,   June 30,
                                                           2005        2005
                                                       -----------  ----------
Loans to the Ft Lauderdale Project (OC Realty, LLC)   $  2,769,989 $ 2,769,989

Accrued Interest on Loans to the Ft. Lauderdale
Project (OC Realty,LLC)                                  1,577,190   1,485,080

Goodwill on Purchase of GMO Travel                         193,946     193,946

Advances to PBMC                                            16,903      33,156
                                                       -----------  ----------
Total Deposits and Other Assets - Related Parties     $  4,558,028 $ 4,482,171
                                                       ===========  ==========


                                       F-2-6

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(8)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     (A) The following table represents the aging of accounts payable as of September 30, 2005 and June 30, 2005.

                      Total       Current   31-60 Days  61-90 Days  Over 91 Days
                    -----------  ----------  ---------- ----------- -----------
September 30, 2005  $ 5,068,244  $  820,084  $ 707,195   $  547,556  $2,993,409

June 30, 2005       $ 5,505,374  $1,472,680  $ 890,700   $1,382,776  $1,759,218

     (B) Accrued expenses consisted of the following as of September 30, 2005 and June 30, 2005

                         September 30, 2005    June 30, 2005
                         -------------------  ----------------
Trade Payables          $          2,011,337 $         964,805

Payroll and Related
 Obligations                         767,246           915,177

Interest                             463,779           161,040

Various State Taxes                  125,984           330,157

Prior State Tax Audit                339,405           339,405
                         -------------------  ----------------
Total                   $          3,707,751 $       2,710,584
                         ===================  ================

                                      F-2-7

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(9)  NOTES AND MORTGAGES PAYABLE

     Notes and Mortgages Payable are summarized below. The June 30, 2005 capital lease refinancing loans with PDS other than the Royal Star loan are carried under lease liabilities (See Note 3).

                                                         September 30, 2005                        June 30, 2005
                                    Interest %    -----------------------------------    -----------------------------------
                                    Per Annum        Current            Long-Term           Current            Long-Term
                                  ------------    --------------    -----------------    --------------    -----------------
International Thoroughbred
Breeders, Inc.:
---------------
Francis X. Murray (A)                       8%  $        459,164  $               -0- $         159,164  $               -0-

William H. Warner (A)                      12%            37,000                  -0-            37,000                  -0-

Other                                  Various            25,000                  -0-            25,000                  -0-

ITG Vegas, Inc.:
----------------
PDS Gaming (B)                             10%           401,340            2,448,660           401,340            2,448,660

Maritime Services, Corp. (C)                9%           248,109                  -0-           410,187                  -0-

International Game Technology (D)           8%           221,331              147,300           221,296              190,621

Others                                 Various            39,937               27,651            32,656               44,151

Garden State Park:
------------------
Service America Corporation (E)             6%           160,000                  -0-           160,000                  -0-
                                                  --------------    -----------------    --------------    -----------------
                 Totals                         $      1,591,881  $         2,623,611 $       1,446,643  $         2,683,432

Net Liabilities of Discontinued
  Operations - Long Term                                (160,000)                 -0-          (160,000)                 -0-

Related Party Notes                                     (496,164)                 -0-          (196,164)                 -0-
                                                  --------------    -----------------    --------------    -----------------
Totals                                          $        935,717  $         2,623,611 $       1,090,479  $         2,683,432
                                                  ==============    =================    ==============    =================

     (A) On March 1, 2003, we issued a promissory note for a line of credit bearing interest at 8% to Francis X. Murray. The outstanding balance on the line of credit note at June 30, 2005 was $159,164 and accrued interest was $29,052. On September 19, 2005 Mr. Murray lent an additional $300,000 to the Parent Company. At September 30, 2005 the outstanding balance on the line of credit was $459,164 and accrued interest was $32,306. In fiscal 2003 and fiscal 2005, we issued promissory notes for $24,000 and $13,000 respectively, bearing interest at 12% to William H. Warner, Secretary of the Company. The outstanding balance is due on demand. The proceeds from both notes were used for working capital.

     (B) On January 5, 2005, the Company and its subsidiary, Royal Star Entertainment, LLC ("RSE"), executed and delivered a promissory note in the original principal amount of $2,850,000 (the "Note"). The Note is secured by RSE's Preferred Ship Mortgage. The lender and holder of the Note and Mortgage is Cruise Holdings IV, LLC, an affiliate of PDS Gaming Corporation. At closing, RSE paid a closing fee to the lender in an amount equal to $78,375, or 2.75% of the principal amount of the Note. The proceeds of the Loan were used to make improvements to the vessel Royal Star or to the vessel Big Easy. The Note was originally due on January 17, 2006, however, the PDS re-financing completed on June 30, 2005 extended the terms of this note to July 1, 2009. The interest rate is 10% until January 19, 2006 at which time the interest rate will be increased to 20% until such time as the annualized EBITDA for the various vessels operated by the Company reach $17 million at which time the interest rate will be reduced to 15%

     (C) On May 20, 2005, the Company's wholly owned subsidiary, ITG Palm Beach, LLC ("ITGPB"), together with an affiliate, Palm Beach Empress, Inc. ("PBE") issued a seven month promissory note in the amount of $569,482 bearing interest at 9% to Maritime Services, Corp. for drydock retrofit services performed on the Big

                                       F-2-8

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

Easy. A payment of $83,813 was due and paid on June 1, 2005, five (5) consecutive monthly installments of $83,813 are to be paid on the balance with a final Payment of $84,216 due on December 1, 2005. At September 30, 2005, the principal balance on the Maritime Services, Corp. note was $248,109.

     (D) On December 22, 2003, ITG Vegas, Inc. issued a twenty-four month promissory note in the amount of $231,716 bearing interest at 8.5% to International Game Technology for the purchase of gaming equipment. A payment of $30,000 was paid on delivery of the equipment and 24 consecutive monthly installments of $10,532.85 are to be paid on the balance. In March 2005, ITG Vegas, Inc. issued an additional thirty month promissory note in the amount of $387,463 bearing interest at 8.15% to International Game Technology for the purchase of fully reconditioned gaming equipment. Thirty consecutive monthly installments of $14,319.49 are to be paid on the balance. At September 30, 2005, the principal balance on the two notes to International Game Technology note was $368,631 of which $221,331 was classified as short term and the balance of $147,300 was classified as long term.

     (E) In connection with the January 28, 1999 lease transactions for the Garden State Park facility, the Company purchased a liquor license located at Garden State Park owned by an unaffiliated third party, Service America Corporation (the "Holder"), for $500,000 financed by a five (5) year promissory note at a 6% interest rate. Yearly principal payments of $80,000 plus interest were due on December 28, 2002 and December 28, 2003 and have not been paid. The Company is continuing to negotiate new terms under this note and if unsuccessful the creditor may seek to enforce payment of the note. In additional to the principal amount due of $160,000 the accrued but unpaid interest is approximately $32,400 as of September 30, 2005.

(10) VESSELS, EQUIPMENT AND LIVESTOCK

     Vessels owned and leased, equipment and livestock consist of the following:
Depreciation is being computed over the estimated remaining useful lives using the straight-line method.

                                  Estimated Useful  September 30,     June 30,
                                   Lives in Years       2005            2005
--------------------------------  ----------------   -----------    -----------
Leased Vessel - Palm Beach               20         $ 17,500,000  $  17,500,000
 Princess

Leased Vessel Not Placed in
 Service  - Big Easy                    N/A           24,501,803     24,318,989

Vessel Not Placed in Service -
 Royal Star                             N/A            3,011,292      2,971,141

Equipment                               5-15           3,164,503      3,118,284

Leasehold Improvements                 15-40             987,974        987,267

Livestock                               N/A              328,247        328,247
                                                     -----------    -----------
Totals                                                49,493,819     49,223,928

Less Accumulated Depreciation
 and Amortization                                     (3,166,917)    (2,625,763)
                                                     -----------    -----------
                                                    $ 46,326,902  $  46,598,165
                                                     ===========    ===========

(11) RELATED PARTY DEBT

     The following schedule represents related party debt (See Note 16 - Related Party Transactions):

                                                                  September 30, 2005                June 30, 2005
                                                             ----------------------------     ----------------------------
                                                               Short-Term      Long-Term      Short-Term        Long-Term
                                                             --------------   -----------     ------------     -----------
Advances from OC Realty (Francis W. Murray  ownership)     $      2,753,203  $        -0-   $    2,800,964   $         -0-

Accrued Wages due to and Advances from Francis W. Murray            523,502           -0-          182,307             -0-

Advances from Palm Beach Maritime Corp.(formerly MJQ Corp.)
(Francis W. Murray  ownership)                                          -0-        77,650              -0-          98,099
                                                             --------------   -----------     ------------     -----------
          Total Long Term Debt - Related Parties           $      3,276,705  $     77,650   $    2,983,271   $      98,099
                                                             ==============   ===========     ============     ===========


                                       F-2-9

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(12) COMMITMENTS AND CONTINGENCIES

     See Note 3 for additional commitments and contingencies with respect to the PDS Transactions.

     See Note 15 for additional commitments and contingencies of the Company and transactions with related parties.

     See Note 16 with respect to events and developments after September 30, 2005.

     During the 2005 fiscal year, the Big Easy had been undergoing retrofit and improvements and we had originally expected to place the Big Easy in service during our third quarter of Fiscal 2005. Cost overruns and delays in having the vessel released from Dry Dock and in obtaining vessel certifications from the US Coast Guard have adversely affected the working capital of the Company. The result has been about $1 million per month in unexpected costs and expenses from April 1, 2005 to November 15, 2005; totaling about $7 million, which has contributed to the increase in our negative working capital. On October 11, 2005, we received certification for passenger operations pursuant to the United States Coast Guard's Alternative Compliance Program. Although the Alternative Compliance Program certification procedure is less complex and time consuming than regular Coast Guard certification, it was nevertheless a rigorous process involving the jurisdiction of at least four separate departments of the United States Coast Guard and the ship's classification society, Lloyd's Register. As indicated by the table at the end of this footnote, our debt service requirements have increased significantly with the PDS financing due to the increase in amounts of debt and rates involved. The increase in the amount is attributed in part to the arrangement for procurement and refurbishment for the Big Easy. We are dependent upon the expected additional revenue from the operations of the second vessel to cover the increased financing costs.

     The following table summarizes commitments on non-cancelable contracts and leases as of September 30, 2005.

                                                       Twelve Month Period Ended September 30,
                                           --------------------------------------------------------------     There-
                                              2006         2007          2008          2009        2010        after          Total
                                           ----------   ----------    ----------   -----------    -------    --------    -----------
Capital Leases:
    P.B. Princess - Principal & Interest $  4,525,373 $  4,701,153  $  4,701,154  $  3,917,628  $ 391,763  $        -   $ 18,237,071

       Bare Boat Charter - Related Party      960,000      960,000       960,000       800,000          -           -      3,680,000

    Big Easy - Principal & Interest         4,132,813    4,286,485     4,278,187     3,557,862    355,385           -     16,610,732

       Bare Boat Charter - Related Party    1,560,000    1,560,000     1,560,000     1,300,000          -           -      5,980,000

Notes and Mortgages:

   Principal & Interest                     2,386,412    1,313,893     1,137,137       456,825          -           -      5,294,267

    Interest Only                             166,603            -             -            -           -           -        166,603

Deferred Interest Payments                    600,000      600,000       600,000       350,000          -           -      2,150,000

Employee Contracts - Related Party            146,314            -             -             -          -           -        146,314

Operating Leases:

    Casino Equipment                        3,142,168    2,765,830     1,867,875             -          -           -      7,775,873

    Administrative & Office                   625,118      169,140        80,699         2,028      2,028         338        879,351

Purchase Obligations - Big Easy             2,092,176            -             -             -          -           -      2,092,176

Purchase Obligations                          594,755      151,006        61,006        61,006     61,006     193,184      1,121,963
                                         ------------ ------------  ------------  ------------  ---------  ----------   ------------
Total                                    $ 20,931,732 $ 16,507,507  $ 15,246,058  $ 10,445,349  $ 810,182  $  193,522   $ 64,134,350
                                         ============ ============  ============  ============  =========  ==========   ============


(13) LEGAL PROCEEDINGS

     We are a defendant in various lawsuits incidental to the ordinary course of business. It is not possible to determine with any precision the probable outcome or the amount of liability, if any, under these lawsuits; however, in the opinion of the Company and its counsel, the disposition of these lawsuits will not have a material adverse effect on our financial position, results of operations, or cash flows.

                                     F-2-10

                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
                                   (Unaudited)

(14) EXTRAORDINARY ITEM

     The Master Settlement Agreement with the Chapter 11 Trustee for the Bankruptcy Estate of Robert E. Brennan (the "Brennan Trustee") included a final settlement by the Brennan Trustee with numerous parties. Among those parties were Leo Equity Group, Inc., Michael J. Quigley, III and Palm Beach Maritime Corp. ("PBMC") (formerly MJQ Corp.). During the quarter ended March 31, 2002 the Company charged Leo Equity Group $3 million and PBMC $1 million for their portion of expenses incurred by us and a success fee for the efforts of International Thoroughbred Breeders, Inc. in connection with the final settlement with the Brennan Trustee. We had deferred all income from these transactions until such time as payment was received. During the first quarter of Fiscal 2005 we recorded the payment for the previously deferred income, net of tax, in the amount of $3,560,000.

(15) RELATED PARTY TRANSACTIONS

     From time to time Francis W. Murray has advanced funds to the Company to meet its operating expenses. Mr. Murray is normally reimbursed directly by the Company or through miscellaneous advances it may make on his behalf. During our fourth quarter of Fiscal 2005 which ended June 30, 2005, Mr. Murray or companies owned or controlled by him made advances to the Company in the amount of approximately $2,150,000 to fund the Company's working capital needs. Additionally, the Company has deferred making salary payments to Mr. Murray and payments to his companies, the majority of which were during the last quarter, for charter hire fees on the Palm Beach Princess and Big Easy vessels. As of September 30, 2005, the total advances and deferred payments due him were $3,277,000. The timing of the repayment is unknown at this time. Approximately $1.7 million is due from the parent company and could be repaid if it were to receive sufficient funds from the sale of the Series B Preferred Stock. The balance is due from ITG Vegas and its subsidiaries and repayment by such entities is restricted by the PDS loan agreement until such time as ITG Vegas achieves certain EBITDA levels. Interest to Mr. Murray is not being recorded at this time.

     On September 19, 2005, Francis X. Murray, Vice President of our ITG Vegas, Inc. subsidiary and son of Francis W. Murray, our President, CFO and CEO loaned the Parent Company an additional $300,000 which amount is due on demand and bears interest at 8%.

(16) SUBSEQUENT EVENTS

     (A) Commencement of the Big Easy Operation

     On October 11th, the United States Coast Guard completed its certification of the Big Easy and issued its formal Certificate of Inspection. All other certificates required for the ship's commencement of passenger service have been received. The ship completed two voyages beginning on October 18, 2005 but on October 19th left the Palm Beach port because of the threat from hurricane Wilma. The vessel returned to the area on November 1st but because of the lingering effects of the hurricane and high seas, the vessel operated only intermittently for approximately two weeks. The vessel has missed several other cruises because of the minimum staffing requirements required by the Coast Guard were not met and because of mechanical problems. As of November 15th, the Big Easy has completed only eight cruises. Beginning November 19th, we plan to bring the vessel 'on line' in a steady and measured progression, with one evening cruise per day scheduled during the week and an afternoon and an evening cruise scheduled on Saturdays and Sundays.

     (B) Hurricane Wilma

     On October 24, 2005 hurricane Wilma passed over Florida and particularly affected the East Coast and the Palm Beach area. We suffered materially from the direct effects of the hurricane that left the area without power, resulting in curfews and limited food, water and life resources. This storm caused the evacuation of the population in our area, and further affected tourism in the area, severely reducing our pool of potential passengers, both local residents and tourists. Fifteen (15) of our daily cruises during October and thru November 13th for the Palm Beach Princess were cancelled during the period immediately after the hurricane.

     (C) Palm Beach Princess - Dry Dock

     On October 17, 2005, the Palm Beach Princess was placed in dry dock for a period of one week. The Palm Beach Princess lost fourteen (14) daily cruises that would have been normally scheduled during that period. The combined effect of the cruises lost due to the dry dock and the cruises lost due to hurricane Wilma have negatively impacted our revenues for the Palm Beach Princess by approximately $1,275,000 or 36% during the period of October thru November 13th.

                                     F-2-11

================================================================================

INTERNATIONAL THOROUGHBRED BREEDERS, INC.

6,862,530 Shares

Common Stock




Prospectus


December 30, 2005


You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.


     SEC Registration Fee                                $2,137
     Printing Expenses                                    *
     Legal Fees and Expenses                              *
     Accounting Fees and Expenses                         *
     Miscellaneous                                        *
                                                         ---
        Total                                            $*
                                                         ===
--------------------------------------
* To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of ours. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that a director or officer shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, our bylaws provide that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer shall be indemnified and held harmless to the fullest extent permitted by Delaware law. The right to indemnification conferred in our bylaws also includes the right to be reimbursed for all expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

Our bylaws further provide that we shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under Delaware law. We have also obtained directors' and officers' liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we sold the following shares of common stock without registration under the Securities Act.

In fiscal 2004,  we issued  options to purchase an aggregate of 48,000 shares to
(1) of our executive officers.

In fiscal 2005, we issued options to purchase an aggregate of 896,143 shares to our executive officers and key employees.

From July 13, 2005 until December 29, 2005, we sold 500,000 shares of our Series B Convertible Preferred Stock to 35 accredited investors.

On July 13, 2005, we as compensation to MBC Global for acting as a financial advisor, we agreed to issue three four-year warrants to MBC Global: (a) a warrant to purchase up to 88,500 shares of common stock at $2.50 per share, (b) a warrant to purchase up to 59,000 shares of common stock at $3.50 per share, and (c) a warrant to purchase up to 88,500 shares of common stock at $4.50 per share.

On November 9, 2005, we issued notes to four accredited investors in the aggregate principal amount of $400,000 due December 8, 2005. In connection with these note issuances, we issued the investors warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.50 per share. The notes provided that if we do not repay them within 30 days after the due date, the note holders would receive an additional warrant to purchase 25,000 shares of our common stock for every $100,000 in unpaid notes exercisable at $2.50 per share, and if we do not reply them within 60 days, for each month thereafter, the note holders would receive an additional warrant to purchase 50,000 shares of our common stock for every $100,000 in unpaid notes exercisable at the lesser of $2.50 per share or the market price on the date the warrant is issued.

On December 21, 2005, we issued PDS Gaming 450,000 shares of our common stock in payment of $900,000 in overdue charter hire fees, which had been transferred to PDS Gaming in payment of $900,000 in loans made by PDS to PBMC and PBE. Also on December 21, 2005, we issued PDS Gaming 350,000 shares of our common stock in payment of the $700,000 in outstanding placement fees in connection with a loan financing transaction.

The above transactions were completed pursuant to Regulation D or Section 4(2) of the Securities Act. With respect to issuances made pursuant to Regulation D of the Securities Act, the transactions did not involve any public offering and were sold to accredited investors. With respect to issuances made pursuant to
Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either
received  adequate  information  about  the  Company  or  had  access,   through
employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

All sales of the Company's securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above, provided that the Company paid certain finders fees to MBC Global for the sales of Series B Preferred Stock. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit
Number                                  Exhibit Title
------                                  -------------

3.1# Restated Certificate of Incorporation of International Thoroughbred Breeders, Inc.

3.2#    Amended and Restated By-Laws of the Registrant

4.1     Certificate  of   Designation,   Preferences  and  Rights  of  Series  B
        Convertible Preferred Stock of International Thoroughbred Breeders, Inc., dated June 29, 2005. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 30, 2005)

5##     Opinion of Cozen O'Connor

10.1# Note Agreement between GSRT, LLC, and Realen-Turnberry/Cherry Hill, LLC, as Issuer, dated as of November 29, 2000.

10.2#   $10,000,000    Promissory   Note   dated   November   29,   2000,   from
        Realen-Turnberry/Cherry   Hill,  LLC  to  GSRT,  LLC.

10.3#   Security  Agreement,  dated  as of  November  29,  2000,  by  and  among
        Realen-Turnberry/Cherry       Hill,LLC,       its      sole       member
        Realen-Turnberry/Cherry Hill Associates and GSRT, LLC.

10.4* Non-Qualified Stock Option Agreement dated January 7, 2002, between the Company and William H. Warner. (incorporated by reference to Exhibit
        10.19 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002)

10.5 Promissory Note of Soffer/Cherry Hill Partners, LP dated June 16, 2004, in the principal amount of $35,842,027 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8- K dated July 6, 2004)

10.6 Agreement dated June 16, 2004, among Orion Casino Corporation, Turnberry/Las Vegas Boulevard, L.L.C. and Turnberry/Las Vegas Boulevard, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.7 Pledge Agreement dated June 16, 2004, between Raymond Parello and Orion Casino Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.8 Shareholders' Agreement dated June 16, 2004, among Palm Beach Empress, Inc., Raymond Parello and MJQ Corporation (incorporated by reference to
        Exhibit 10.4 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.9 Letter Agreement dated June 16, 2004, between Cherry Hill at E1 Rancho LP and Orion Casino Corporation (incorporated by reference to Exhibit
        10.5 to the Registrant's Current Report on Form 8- K dated July 6, 2004)

10.10# International Thoroughbred Breeders, Inc. 2005 Stock Option and Award Plan adopted by the Board of Directors on June 27, 2005.

10.11 Advisory Agreement dated June 30, 2005 between International Thoroughbred Breeders, Inc. and MBC Global, LLC for financial consulting services. (incorporated by reference to Exhibit 10.18 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.12 Amendment to the Advisory Agreement dated as of June 30, 2005 between International Thoroughbred Breeders, Inc. and MBC Global, LLC, dated July 12, 2005. (incorporated by reference to Exhibit 10.19 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.13 Registration Rights Agreement entered into as of June 30, 2005 by and among International Thoroughbred Breeders, Inc. and the purchaser of the Company's Series B Convertible Preferred Stock. (incorporated by reference to Exhibit 10.20 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.14# Amended and Restated Bareboat Charter and Option to Purchase of the Casino Cruise Ship, Palm Beach Princess entered into as of July 1, 2005 by and among Cruise Holdings I, LLC, the owner of the casino cruise ship Palm Beach Princess, Palm Beach Maritime Corporation, Palm Beach Empress, Inc., ITG Vegas, Inc., as charterer of the vessel, and ITG Palm Beach, LLC.

10.15# Amended and Restated Bareboat Charter and Option to Purchase of the Casino Cruise Ship, Big Easy, entered into as of July 1, 2005 by and among Cruise Holdings IT, LLC, the owner of the casino cruise ship Big Easy, Palm Beach Empress, Inc., Palm Beach Maritime Corporation, ITG Palm Beach, LLC, as charterer of the vessel, and ITG Vegas, Inc.

10.16 Loan and Security Agreement dated as of June 30, 2005 between PDS Gaming Gaming Corporation, Cruise Holdings I, LLC, Cruise Holdings II, LLC, Royal Star Entertainment, LLC, Riviera Beach Entertainment, LLC, ITG Vegas, Inc., ITG Palm Beach, LLC, as the Borrower, and International Thoroughbred Breeders, Inc., Palm Beach Maritime Corporation, Palm Beach Empress, Inc., International Thoroughbred Gaming Development Corporation, as Guarantor, for a loan in the amount of $29,313,888.96. (incorporated by reference to Exhibit 10.23 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.17 Preferred Mortgage on the Casino Cruise Ship Royal Star, dated June 30, 2005 by Royal Star Entertainment, LLC to PDS Gaming Gaming Corporation. (incorporated by reference to Exhibit 10.24 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.18 Guaranty Agreement made by International Thoroughbred Breeders, Inc. In favor of Palm Beach Empress, Inc. And Palm Beach Maritime Corporation as of June 30, 2005 for payment of all charter payments and expenses required to be paid by ITG VEGAS or ITGPB under their respective charters. (incorporated by reference to Exhibit 10.25 to the Registrant's Current Report on Form 10- K dated June 30, 2005)

10.19 Guaranty Agreement made by International Thoroughbred Breeders, Inc., ITGDC, Palm Beach Empress, Inc. And Palm Beach Maritime Corporation, jointly and severally in favor of PDS Gaming Gaming Corporation as of June 30, 2005 for payment of all principal and interest and other costs required to be paid by borrower pursuant to the terms of the Loan Documents. (incorporated by reference to Exhibit 10.26 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.20 Promissory Note of Borrowers in favor of PDS Gaming Gaming Corporation dated June 30, 2005 in the amount of $29,313,888.96. (incorporated by reference to Exhibit 10.27 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.21 Placement Fee Agreement made on September 1, 2005 between International Thoroughbred Breeders, Inc, ITG-Vegas. and PDS Gaming Gaming Corporation for payment of a placement fee to PDS Gaming. (incorporated by reference to Exhibit 10.28 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

21 Subsidiaries of International Thoroughbred Breeders, Inc. (incorporated by reference to Exhibit 21 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

23.1#   Consent of Stockton Bates, LLP

23.2##  Consent of Cozen O'Connor

24      Power of Attorney (included on signature page)
--------------------------------
* Constitutes a management contract or compensation plan
# As filed as an exhibit herewith
## To be filed by amendment

(b) Financial Statement Schedule

     Not Applicable

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

        (a) If the registrant is relying on Rule 430B: (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on this 30th day of December, 2005.


                           INTERNATIONAL THOROUGHBRED BREEDERS,
                           INC.



                           By:/s/ Francis W. Murray
                              ---------------------------------
                              Name: Francis W.  Murray
                              Title: Chairman of the Board, President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Francis W. Murray and William H. Warner, and each one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments which incorporate this registration statement by reference) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933 in connection with or related to the offering contemplated by this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:


      Signature               Title                            Date


/s/Francis W. Murray   Chairman of the Board, President,       December 29, 2005
Francis W.  Murray     Chief Executive Officer, (Principal
                       Executive Officer), and Chief
                       Financial Officer (Principal
                       Financial and Accounting Officer)


/s/James J. Murray                 Director                    December 29, 2005
James J.  Murray

/s/Robert J. Quigley               Director                    December 29, 2005
Robert J.  Quigley

/s/Walter ReDavid                  Director                    December 29, 2005
Walter ReDavid

                                 EXHIBIT INDEX

Exhibit
Number                              Exhibit Title
------                              -------------

3.1# Restated Certificate of Incorporation of International Thoroughbred Breeders, Inc.

3.2#    Amended and Restated By-Laws of the Registrant

4.1     Certificate  of   Designation,   Preferences  and  Rights  of  Series  B
        Convertible Preferred Stock of International Thoroughbred Breeders, Inc., dated June 29, 2005. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 30, 2005)

5##     Opinion of Cozen O'Connor

10.1# Note Agreement between GSRT, LLC, and Realen-Turnberry/Cherry Hill, LLC, as Issuer, dated as of November 29, 2000.

10.2#   $10,000,000    Promissory   Note   dated   November   29,   2000,   from
        Realen-Turnberry/Cherry   Hill,  LLC  to  GSRT,  LLC.

10.3#   Security  Agreement,  dated  as of  November  29,  2000,  by  and  among
        Realen-Turnberry/Cherr      Hill,      LLC,      its     sole     member
        Realen-Turnberry/Cherry  Hill Associates and GSRT, LLC.

10.4* Non-Qualified Stock Option Agreement dated January 7, 2002, between the Company and William H. Warner. (incorporated by reference to Exhibit
        10.19 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002)

10.5 Promissory Note of Soffer/Cherry Hill Partners, LP dated June 16, 2004, in the principal amount of $35,842,027 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8- K dated July 6, 2004)

10.6 Agreement dated June 16, 2004, among Orion Casino Corporation, Turnberry/Las Vegas Boulevard, L.L.C. and Turnberry/Las Vegas Boulevard, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.7 Pledge Agreement dated June 16, 2004, between Raymond Parello and Orion Casino Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.8 Shareholders' Agreement dated June 16, 2004, among Palm Beach Empress, Inc., Raymond Parello and MJQ Corporation (incorporated by reference to
        Exhibit 10.4 to the Registrant's Current Report on Form 8-K dated July 6, 2004)

10.9 Letter Agreement dated June 16, 2004, between Cherry Hill at E1 Rancho LP and Orion Casino Corporation (incorporated by reference to Exhibit
        10.5 to the Registrant's Current Report on Form 8- K dated July 6, 2004)

10.10# International Thoroughbred Breeders, Inc. 2005 Stock Option and Award Plan adopted by the Board of Directors on June 27, 2005.

10.11 Advisory Agreement dated June 30, 2005 between International Thoroughbred Breeders, Inc. and MBC Global, LLC for financial consulting services. (incorporated by reference to Exhibit 10.18 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.12 Amendment to the Advisory Agreement dated as of June 30, 2005 between International Thoroughbred Breeders, Inc. and MBC Global, LLC, dated July 12, 2005. (incorporated by reference to Exhibit 10.19 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.13 Registration Rights Agreement entered into as of June 30, 2005 by and among International Thoroughbred Breeders, Inc. and the purchaser of the Company's Series B Convertible Preferred Stock. (incorporated by reference to Exhibit 10.20 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.14# Amended and Restated Bareboat Charter and Option to Purchase of the Casino Cruise Ship, Palm Beach Princess entered into as of July 1, 2005 by and among Cruise Holdings I, LLC, the owner of the casino cruise ship Palm Beach Princess, Palm Beach Maritime Corporation, Palm Beach Empress, Inc., ITG Vegas, Inc., as charterer of the vessel, and ITG Palm Beach, LLC.

10.15# Amended and Restated Bareboat Charter and Option to Purchase of the Casino Cruise Ship, Big Easy, entered into as of July 1, 2005 by and among Cruise Holdings IT, LLC, the owner of the casino cruise ship Big Easy, Palm Beach Empress, Inc., Palm Beach Maritime Corporation, ITG Palm Beach, LLC, as charterer of the vessel, and ITG Vegas, Inc.

10.16 Loan and Security Agreement dated as of June 30, 2005 between PDS Gaming Gaming Corporation, Cruise Holdings I, LLC, Cruise Holdings II, LLC, Royal Star Entertainment, LLC, Riviera Beach Entertainment, LLC, ITG Vegas, Inc., ITG Palm Beach, LLC, as the Borrower, and International Thoroughbred Breeders, Inc., Palm Beach Maritime Corporation, Palm Beach Empress, Inc., International Thoroughbred Gaming Development Corporation, as Guarantor, for a loan in the amount of $29,313,888.96. (incorporated by reference to Exhibit 10.23 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.17 Preferred Mortgage on the Casino Cruise Ship Royal Star, dated June 30, 2005 by Royal Star Entertainment, LLC to PDS Gaming Gaming Corporation. (incorporated by reference to Exhibit 10.24 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.18 Guaranty Agreement made by International Thoroughbred Breeders, Inc. In favor of Palm Beach Empress, Inc. And Palm Beach Maritime Corporation as of June 30, 2005 for payment of all charter payments and expenses required to be paid by ITG VEGAS or ITGPB under their respective charters. (incorporated by reference to Exhibit 10.25 to the Registrant's Current Report on Form 10- K dated June 30, 2005)

10.19 Guaranty Agreement made by International Thoroughbred Breeders, Inc., ITGDC, Palm Beach Empress, Inc. And Palm Beach Maritime Corporation, jointly and severally in favor of PDS Gaming Gaming Corporation as of June 30, 2005 for payment of all principal and interest and other costs required to be paid by borrower pursuant to the terms of the Loan Documents. (incorporated by reference to Exhibit 10.26 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.20 Promissory Note of Borrowers in favor of PDS Gaming Gaming Corporation dated June 30, 2005 in the amount of $29,313,888.96. (incorporated by reference to Exhibit 10.27 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

10.21 Placement Fee Agreement made on September 1, 2005 between International Thoroughbred Breeders, Inc, ITG-Vegas. and PDS Gaming Gaming Corporation for payment of a placement fee to PDS Gaming. (incorporated by reference to Exhibit 10.28 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

21 Subsidiaries of International Thoroughbred Breeders, Inc. (incorporated by reference to Exhibit 21 to the Registrant's Current Report on Form 10-K dated June 30, 2005)

23.1#   Consent of Stockton Bates, LLP

23.2##  Consent of Cozen O'Connor

24      Power of Attorney (included on signature page)
--------------------------------
* Constitutes a management contract or compensation plan
# As filed as an exhibit herewith
## To be filed by amendment